Exhibit 2.1

AGREEMENT AND PLAN OF MERGER

among

ELI LILLY AND COMPANY,

ALBALI ACQUISITION CORPORATION

and

ATAIBECKLEY INC.

Dated as of July 15, 2026

i

ii

Annexes

Annex I	Certificate of Incorporation of the Surviving Corporation
Annex II	Bylaws of the Surviving Corporation
Annex III	Contingent Value Rights Agreement

iii

AGREEMENT AND PLAN OF MERGER

This AGREEMENT AND PLAN OF MERGER, dated as of July 15, 2026 (this “Agreement”), is entered into by and among Eli Lilly and Company, an Indiana corporation (“Parent”), Albali Acquisition Corporation, a Delaware corporation and indirect wholly owned Subsidiary of Parent (“Merger Sub”), and AtaiBeckley Inc., a Delaware corporation (the “Company”).

WHEREAS, upon the terms and subject to the conditions set forth herein, Merger Sub will merge with and into the Company (the “Merger”) in accordance with the General Corporation Law of the State of Delaware (the “DGCL”), with the Company surviving as the Surviving Corporation and as a direct or indirect wholly owned subsidiary of Parent, whereby (i) each share (each, a “Share” and, collectively, “Shares”) of common stock, par value $0.01 per share, of the Company (“Company Common Stock”), that is issued and outstanding immediately prior to the Effective Time (other than Shares described in Section 2.1(b) and any Dissenting Shares) will be converted into the right to receive the Merger Consideration, net to the holder of Shares in cash and without interest and less any applicable Tax withholding, upon the terms and conditions set forth herein;

WHEREAS, at or immediately prior to the Effective Time, Parent and an agent selected by Parent and reasonably acceptable to the Company (the “Rights Agent”) will enter into a Contingent Value Rights Agreement, in the form attached hereto as Annex III (subject to changes permitted by Section 5.19) (the “CVR Agreement”), pursuant to which, among other things, each holder of Shares (other than Shares described in Section 2.1(b) and any Dissenting Shares) will receive one (1) contingent value right per Share (each, a “CVR” and, collectively, the “CVRs”), which shall represent the right to receive the Milestone Payments (as such term is defined in the CVR Agreement), if any, at the time provided for in the CVR Agreement, subject to the terms and conditions set forth in the CVR Agreement;

WHEREAS, the board of directors of the Company (the “Company Board”) has unanimously (i) determined that this Agreement and the Contemplated Transactions are advisable, fair to, and in the best interests of the Company and the holders of the Shares, (ii) duly authorized and approved the execution and delivery of this Agreement by the Company, the performance by the Company of its covenants and other obligations hereunder, and the consummation of the Contemplated Transactions upon the terms and subject to the conditions set forth herein, and (iii) resolved to recommend that the holders of the Shares adopt this Agreement at a meeting of the Company’s stockholders held for such purpose and any adjournment or postponement thereof (the preceding clauses (i), (ii), and (iii) collectively, the “Company Board Recommendation”), in each case, on the terms and subject to the conditions of this Agreement;

WHEREAS, the board of directors of each of Parent and Merger Sub has, on the terms and subject to the conditions set forth herein, adopted this Agreement and approved the Contemplated Transactions, including the Merger;

WHEREAS, concurrently with the execution and delivery of this Agreement, and as a condition and inducement to Parent’s and Merger Sub’s willingness to enter into this Agreement, certain stockholders of the Company are executing and delivering a Support Agreement in favor of Parent (collectively, the “Support Agreements”), pursuant to which such stockholders, among other things, will agree to vote all of the Shares beneficially owned by them in favor of the Merger on the terms and subject to the conditions set forth therein; and

WHEREAS, the sole stockholder of Merger Sub will approve this Agreement immediately following its execution.

NOW, THEREFORE, in consideration of the foregoing and the mutual covenants and agreements herein contained, and intending to be legally bound hereby, Parent, Merger Sub and the Company hereby agree as follows:

ARTICLE I

THE MERGER

Section 1.1.        The Merger. Upon the terms and subject to the conditions of this Agreement and in accordance with Section 251 of the DGCL, at the Effective Time, Merger Sub will be merged with and into the Company. As a result of the Merger, the separate corporate existence of Merger Sub will cease, and the Company will continue as the surviving corporation of the Merger (the “Surviving Corporation”).

Section 1.2.      Closing; Effective Time. Subject to the provisions of this Agreement and pursuant to the DGCL (including Section 251 of the DGCL), the closing of the Merger (the “Closing”) will take place remotely by exchange of documents and signatures (or their electronic counterparts), as soon as practicable, but in no event later than the first (1st) Business Day, after the satisfaction or (to the extent permitted by Law) waiver of the conditions set forth in Article VI (excluding conditions that, by their terms, cannot be satisfied until the Closing, but subject to the satisfaction or (to the extent permitted by Law) waiver of such conditions at the Closing), or at such other place or on such other date as Parent and the Company may mutually agree (such date, the “Closing Date”). At the Closing, the parties hereto shall cause the Merger to be consummated by filing a certificate of merger (the “Certificate of Merger”) with the Secretary of State of the State of Delaware, in such form as required by, and executed in accordance with, the relevant provisions of the DGCL (the date and time of acceptance of the filing of the Certificate of Merger with the Secretary of State of the State of Delaware, or such later time as is specified in the Certificate of Merger and agreed to by Merger Sub and the Company, being hereinafter referred to as the “Effective Time”) and shall make all other filings, recordings or publications required under the DGCL in connection with the Merger.

Section 1.3.      Effects of the Merger. The Merger will have the effects set forth herein and as set forth in the applicable provisions, including Section 259, of the DGCL.

Section 1.4.         Certificate of Incorporation and Bylaws of the Surviving Corporation.

(a)         At the Effective Time, the certificate of incorporation of the Company will, by virtue of the Merger, be amended and restated in its entirety to read in the form of Annex I, and as so amended, will be the certificate of incorporation of the Surviving Corporation until thereafter amended in accordance with its terms and as provided by applicable Law.

(b)        At the Effective Time, and without any further action on the part of the Company or Merger Sub, the bylaws of the Company will be amended and restated in their entirety so as to read in the form of Annex II, and, as so amended, will be the bylaws of the Surviving Corporation until thereafter amended in accordance with their terms, in accordance with the certificate of incorporation of the Surviving Corporation and as provided by applicable Law.

Section 1.5.        Directors and Officers. The directors of Merger Sub immediately prior to the Effective Time will be the initial directors of the Surviving Corporation and the officers of Merger Sub immediately prior to the Effective Time will be the initial officers of the Surviving Corporation, in each case, until the earlier of his or her death, resignation, or removal, or until his or her successor is duly elected and qualified. The Company shall request that each director and officer of the Company immediately prior to the Effective Time execute and deliver a letter effectuating his or her resignation as a member of the Company Board and all committees thereof or as an officer of the Company, as applicable, to be effective as of the Effective Time.

ARTICLE II

EFFECT OF THE MERGER ON THE CAPITAL STOCK OF THE CONSTITUENT
CORPORATIONS

Section 2.1.       Conversion of Securities. At the Effective Time, by virtue of the Merger and without any further action on the part of Parent, Merger Sub, the Company or the holders of any of the following securities, the following will occur:

(a)        each Share issued and outstanding immediately prior to the Effective Time (other than any Shares described in Section 2.1(b) and any Dissenting Shares) will be converted into the right to receive $6.75 (the “Closing Amount”) in cash, without interest, plus one CVR per Share which shall represent the right to receive the Milestone Payments (as such term is used in the CVR Agreement, if any, at the time provided for in the CVR Agreement, in each case, in cash without interest (the Closing Amount, together with one CVR, “Merger Consideration”), less any applicable Tax withholding. As of the Effective Time, all such Shares shall no longer be outstanding and shall cease to exist, and each holder of any such Shares shall cease to have any rights with respect thereto, except the right to receive the Merger Consideration in accordance with Section 2.5 and the CVR Agreement, without interest;

(b)        each Share held in the treasury of the Company or owned by the Company or any of its Subsidiaries and each Share owned by Parent, Merger Sub or any direct or indirect wholly owned Subsidiary of Parent or Merger Sub immediately prior to the Effective Time will be cancelled and shall cease to exist, and no consideration shall be delivered or deliverable in exchange therefor;

(c)       each share of common stock of Merger Sub issued and outstanding immediately prior to the Effective Time will be converted into one fully paid and non-assessable share of common stock of the Surviving Corporation, which shares shall constitute the only outstanding shares of capital stock of the Surviving Corporation; and

(d)        each Dissenting Share immediately prior to the Effective Time will be cancelled and shall cease to exist, and Dissenting Shares will thereafter only represent the right to receive payment pursuant to Section 262 of the DGCL and as described in Section 2.4.

Section 2.2.         Treatment of Company Equity Awards.

(a)        Prior to, at, or as soon as practicable following the date of this Agreement (and, in any event, prior to the Effective Time), the Company Board (or, if appropriate, the committee administering the Company Equity Plans) shall adopt resolutions and shall take other necessary or desirable action to provide that:

(i)          at the Effective Time, and without any action on the part of Merger Sub, the Company or any other Person, each Company Stock Option with a per share exercise price that is less than the Closing Amount that is outstanding immediately prior to the Effective Time, whether or not vested (each such Company Stock Option, a “Company Cash-Out Stock Option”), will be cancelled, and, in exchange therefor, the holder of such cancelled Company Cash-Out Stock Option will be entitled to receive, in consideration of the cancellation of such Company Cash-Out Stock Option, (A) an amount in cash (without interest and less applicable Tax withholdings pursuant to Section 2.7) equal to the product of (1) the total number of shares subject to such Company Cash-Out Stock Option immediately prior to the Effective Time (for Company Cash-Out Stock Options subject to performance-based vesting, assuming applicable performance goals are achieved in full) multiplied by (2) the excess, if any, of the Closing Amount over the applicable exercise price per share under such Company Cash-Out Stock Option and (B) one CVR for each Share subject to such Company Cash-Out Stock Option immediately prior to the Effective Time (without regard to vesting);

(ii)         at the Effective Time, each Company Stock Option having an exercise price equal to or greater than the Closing Amount that is outstanding immediately prior to the Effective Time, whether or not vested, will be cancelled for no consideration;

(iii)         at the Effective Time, and without any action on the part of Merger Sub, the Company or any other Person, each Company RSU that is outstanding, and unvested, or vested but not yet settled, in each case immediately prior to the Effective Time shall be cancelled, and, in exchange therefor, the holder of such cancelled Company RSU will be entitled to receive, in consideration of the cancellation of such Company RSU, (A) an amount in cash (without interest and less applicable Tax withholdings pursuant to Section 2.7) equal to the product of (1) the total number of shares subject to such Company RSU immediately prior to the Effective Time, multiplied by (2) the Closing Amount and (B) one CVR for each share of Company Common Stock subject to such Company RSU immediately prior to the Effective Time (without regard to vesting); and

(iv)         each Company Equity Plan and award agreement thereunder shall be terminated effective as of the Effective Time.

(b)        Subject to Section 2.7, Parent shall cause the Surviving Corporation to make all payments to former holders of Company Cash-Out Stock Options and Company RSUs required under Section 2.2(a) who were granted such interests as an employee of the Company or one of its Subsidiaries as promptly as practicable after the Effective Time or the applicable Milestone Payment Date (as defined in the CVR Agreement), as applicable, and, in any event, no later than the second (2nd) regularly scheduled payroll date that follows (i) with respect to the Closing Amount, the Effective Time and (ii) with respect to cash consideration payable upon satisfaction of a Milestone (as defined in the CVR Agreement) pursuant to the CVR Agreement, such time as the Rights Agent pays the applicable Milestone Payment Amount (as defined in the CVR Agreement) in accordance with Section 2.4(b) of the CVR Agreement.

(c)      No later than ten (10) Business Days prior to the Effective Time, the Company Board (or, if appropriate, the committee administering the Company Equity Plans) shall provide Merger Sub a copy of all resolutions, notices and other documentation effectuating the provisions set forth in this Section 2.2 and shall incorporate all reasonable comments made by Merger Sub to such resolutions, notices and other documentation.

Section 2.3.        Treatment of Warrants. Each pre-funded warrant to purchase Shares (each, a “Pre-Funded Warrant”) outstanding immediately prior to the Effective Time will remain outstanding following the Effective Time and will be exercisable into the same consideration as the holder thereof would have been entitled to receive if it had been, immediately prior to such transaction, the holder of the number of shares of Company Common Stock then issuable upon exercise in full of the Pre-Funded Warrant. As soon as reasonably practicable following the date of this Agreement, and in any event no later than ten (10) days prior to the Closing Date, the Company shall provide, in accordance with the terms of each Pre-Funded Warrant, any notices required to be provided to the holder of such Pre-Funded Warrant, the form of which shall be given to Parent and its counsel for a reasonable opportunity to review and comment before such notice is provided to the holder of such Pre-Funded Warrant, and take all such other actions that may be required in accordance with the terms of such Pre-Funded Warrant in connection with the transaction contemplated by this Agreement prior to the Effective Time. The Company shall use commercially reasonable efforts to cause each holder of a Pre-Funded Warrant to exercise such Pre-Funded Warrant prior to the Effective Time. From and after the Closing, Parent shall cause the Surviving Corporation to comply with all of the terms and conditions set forth in the Pre-Funded Warrants, including the obligation to make the payments contemplated thereby upon exercise thereof.

Section 2.4.         Dissenting Shares.

(a)        Notwithstanding anything in this Agreement to the contrary, Shares outstanding immediately prior to the Effective Time and held by a holder who is entitled to demand and who has properly exercised and perfected their respective demands for appraisal for such Shares in accordance with Section 262 of the DGCL (the “Dissenting Shares”) will not be converted into a right to receive the Merger Consideration unless such holder fails to perfect or effectively withdraws or otherwise loses his, her, or its right to appraisal. Instead, at the Effective Time, the Dissenting Shares shall no longer be outstanding and shall automatically be cancelled and shall cease to exist, and from and after the Effective Time, a holder of Dissenting Shares who has properly exercised appraisal rights will not have any rights of a stockholder of the Company or the Surviving Corporation with respect to such Dissenting Shares, except those provided under Section 262 of the DGCL. A holder of Dissenting Shares will be entitled only to receive payment of the appraised value of such Dissenting Shares in accordance with Section 262 of the DGCL, unless, after the Effective Time, such holder fails to perfect, effectively withdraws or otherwise loses his, her, or its right to appraisal in accordance with Section 262 of the DGCL, in which case such Dissenting Shares will be treated as if such Dissenting Shares had been converted as of the Effective Time into the right to receive the Merger Consideration, without interest thereon and less any applicable Tax withholding, in accordance with Section 2.5, pursuant to Section 2.1.

(b)      The Company shall provide Parent with prompt written notice of any demands for appraisal (including copies of any written demands), withdrawals of such demands, and any other instruments received by the Company from holders of Shares relating to rights of appraisal, and Parent will have the opportunity and right to direct the conduct of all negotiations and proceedings with respect to demands for appraisal. Except with the prior written consent of Parent, the Company shall not voluntarily make any payment with respect to any demands for appraisal or settle or offer to settle any such demands for appraisal, or agree to do any of the foregoing.

Section 2.5.         Surrender of Shares.

(a)        At or immediately after the Effective Time, Parent shall deposit or cause to be deposited with a bank or trust company reasonably acceptable to the Company (the “Paying Agent”), pursuant to a paying agent agreement that shall be in form and substance reasonably acceptable to the Company, cash in an amount sufficient to pay the aggregate Closing Amount, and Parent shall cause the Paying Agent to timely make all payments contemplated in Section 2.5(b). Such cash may be invested by the Paying Agent as directed by Parent; provided that (i) such investments must be in short-term obligations of the United States of America with maturities of no more than thirty (30) days or guaranteed by the United States of America and backed by the full faith and credit of the United States of America or in commercial paper obligations rated A-1 or P-1 or better by Moody’s Investors Service, Inc. or Standard & Poor’s Corporation, respectively, (ii) no such investment will relieve Parent, Merger Sub, or the Paying Agent from making the payments required by this Article II and (iii) no such investment will have maturities that could prevent or delay payments to be made pursuant to this Agreement. Any interest or income produced by such investments will be payable to, and for U.S. federal (and any applicable state or local) income tax purposes reported as earned by, the Surviving Corporation or Parent, as Parent directs. No loss incurred with respect to such investments will decrease the amounts payable pursuant to this Agreement. In the event that the amount of cash held by the Paying Agent is insufficient to pay the aggregate Closing Amount, Parent shall promptly deposit, or cause to be deposited, additional funds with the Paying Agent in an amount which is equal to the deficiency in the amount required to make all such payments pursuant to Section 2.5(b). The aggregate Closing Amount as so deposited with the Paying Agent will not be used for any purpose other than to fund payments pursuant to Section 2.5(b), except as expressly provided for in this Agreement. Any portion of the cash made available to the Paying Agent in respect of any Dissenting Shares will be returned to Parent, upon demand. Parent shall not be required to deposit any funds related to any CVR with the Rights Agent, unless and until such deposit is required pursuant to the terms of the CVR Agreement.

(b)       As promptly as practicable after the Effective Time (and in any event within three (3) Business Days thereafter), Parent shall cause the Paying Agent to mail to each holder of record of a certificate (a “Certificate”) or book-entry shares (each, a “Book-Entry Share”), which immediately prior to the Effective Time represented outstanding Shares that were converted pursuant to Section 2.1 into the right to receive the Merger Consideration, (i) a letter of transmittal in customary form reasonably acceptable to the Company (which will (x) specify that delivery will be effected, and risk of loss and title to the Certificate will pass, only upon delivery of such Certificate to the Paying Agent and (y) contain such other provisions as are customary and reasonably acceptable to Parent and the Company) or a customary agent’s message with respect to Book-Entry Shares, as applicable and (ii) instructions for effecting the surrender of the Certificate or Book-Entry Share in exchange for payment of the Merger Consideration. Upon surrender of a Certificate or Book-Entry Share for cancellation to the Paying Agent or to such other agent or agents as may be appointed by Parent, together with such letter of transmittal, duly executed and properly completed (in the case of surrender of a Certificate), the holder of such Certificate or Book-Entry Share will be entitled to receive in exchange therefor the Merger Consideration for each Share formerly represented by such Certificate or Book-Entry Share, and the Certificate or Book-Entry Share so surrendered will be cancelled. Until surrendered as contemplated by this Section 2.5(b), each Certificate will be deemed at any time after the Effective Time to represent only the right to receive the Merger Consideration and will not evidence any interest in, or any right to exercise the rights of a stockholder or other equity holder of, the Company or the Surviving Corporation. No interest shall be paid or accrue on the cash payable upon surrender of any Certificate.

(c)     No holder of record of a Book-Entry Share, which immediately prior to the Effective Time represented outstanding Shares that were converted pursuant to Section 2.1 into the right to receive the Merger Consideration, shall be required to deliver a Certificate or an executed letter of transmittal to the Paying Agent to receive the Merger Consideration in respect of such Book-Entry Shares. In lieu thereof, such holder of record shall, upon receipt by the Paying Agent of an “agent’s message” in customary form (or such other evidence, if any, as the Paying Agent may reasonably request), be entitled to receive in exchange therefor, the Merger Consideration for each Share formerly represented by such Book-Entry Share, and such Book-Entry Share will be cancelled. Payment of the Merger Consideration with respect to Book-Entry Shares shall only be made to the Person in whose name such Book-Entry Shares are registered. Until such “agent’s message” (or such other evidence) is received, each Book-Entry Share will be deemed at any time after the Effective Time to represent only the right to receive the Merger Consideration and will not evidence any interest in, or any right to exercise the rights of a stockholder or other equity holder of, the Company or the Surviving Corporation. No interest shall be paid or accrue on the cash payable in respect of a Book-Entry Share.

(d)        At any time following the date that is six (6) months after the Effective Time, Parent may require the Paying Agent to deliver to Parent or its designated Affiliate any funds (including any interest received with respect thereto) that have been made available to the Paying Agent and that have not been disbursed to holders of Certificates and Book-Entry Shares, and thereafter such holders will be entitled to look to the Surviving Corporation (subject to abandoned property, escheat or other similar laws) with respect to the Merger Consideration payable to the holder of a Certificate or Book-Entry Share. The Surviving Corporation shall pay all charges and expenses, including those of the Paying Agent, in connection with the exchange of Shares for the Merger Consideration. None of Parent, Merger Sub, the Company, the Surviving Corporation or the Paying Agent shall be liable to any Person in respect of any cash delivered to a public official pursuant to any applicable abandoned property, escheat or similar Law. If any Certificate has not been surrendered, or the applicable “agent’s message” or other evidence is not received in respect of a Book-Entry Share, immediately prior to the date on which the Merger Consideration in respect of such Certificate or Book-Entry Share would otherwise escheat to or become the property of any Governmental Body, any Merger Consideration in respect of such Certificate or Book-Entry Share will, to the extent permitted by applicable Law, immediately prior to such time become the property of the Surviving Corporation, free and clear of all claims or interest of any individual, corporation, partnership, limited liability company, association, trust, unincorporated organization, other entity or group (as defined in Section 13(d)(3) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”)) previously entitled thereto.

(e)         From and after the Effective Time, the stock transfer books of the Company will be closed, and no subsequent transfers of Shares that were issued prior to the Effective Time will be registered. After the Effective Time, any Certificate or Book-Entry Share presented to the Surviving Corporation for transfer will be cancelled and exchanged for the consideration provided for, and in accordance with the procedures set forth in, this Article II.

(f)          In the event that any Certificate has been lost, stolen or destroyed, upon the holder’s delivery of an affidavit of loss to the Paying Agent (and, if required by Parent or the Paying Agent, the posting by such holder of a bond in customary amount and upon such terms as may be reasonably required by Parent or the Paying Agent as indemnity against any claim that may be made against it or the Surviving Corporation with respect to such Certificate), Parent shall cause the Paying Agent to deliver as consideration for the lost, stolen or destroyed Certificate the applicable Merger Consideration payable in respect of the Shares represented by such Certificate, without interest and less any applicable Tax withholding.

Section 2.6.        Section 16 Matters. Prior to the Effective Time, the Company Board shall take all necessary and appropriate action to approve, for purposes of Section 16(b) of the Exchange Act and the related rules and regulations thereunder, the disposition by Company directors and officers of Shares, Company Stock Options and Company RSUs in the Contemplated Transactions.

Section 2.7.         Withholding. The parties hereto and the Paying Agent (each, a “Payor”) are entitled to deduct and withhold from any amounts payable or otherwise deliverable pursuant to this Agreement such amounts as are required to be deducted and withheld therefrom under the United States Internal Revenue Code of 1986, as amended (the “Code”), or the Treasury Regulations thereunder (the “Treasury Regulations”), or any other applicable Tax Law. Any compensatory amounts payable pursuant to or as contemplated by this Agreement (which, for the avoidance of doubt, shall exclude amounts payable in respect of Shares and the Pre-Funded Warrants), including pursuant to Section 2.2, will be remitted to the applicable payor for payment to the applicable Person through regular payroll procedures, as applicable. To the extent that any amounts are so deducted and withheld and paid over to the appropriate Governmental Body, such amounts will be treated for all purposes under this Agreement as having been paid to the Person to whom such amounts would otherwise have been paid.

Section 2.8.        Transfer Taxes. Except as otherwise provided in this Section 2.8, all Transfer Taxes imposed on the Merger shall be paid by the Surviving Corporation, and the Company shall cooperate with Merger Sub and Parent in preparing, executing and filing any Tax Returns with respect to such Transfer Taxes. Notwithstanding the foregoing, if any payment pursuant to the Merger is to be made to a Person other than the Person in whose name the surrendered Certificate is registered, it will be a condition to such payment that (a) such Certificate so surrendered must be properly endorsed or must otherwise be in proper form and (b) the Person presenting such Certificate to the Paying Agent for payment must pay to the Paying Agent any Transfer Taxes or other Taxes required as a result of such payment to a Person other than the registered holder of such Certificate or must establish to the satisfaction of the Paying Agent and Parent that such Tax has been paid or is not required to be paid.

ARTICLE III

REPRESENTATIONS AND WARRANTIES OF THE COMPANY

Except as otherwise disclosed in (a) Company SEC Documents publicly available at least two (2) Business Days prior to the date of this Agreement (excluding any disclosures in “risk factors” or otherwise relating to “forward-looking statements” to the extent that they are cautionary, predictive or forward-looking in nature) (provided that nothing disclosed in the Company SEC Documents shall be deemed a qualification of, or modification to, the representations and warranties set forth in Section 3.1(a) (Organization and Corporate Power), Section 3.2 (Authorization; Valid and Binding Agreement), Section 3.3 (Capital Stock), Section 3.4 (No Breach), Section 3.8(a) (Absence of Certain Developments), Section 3.11 (Tax Matters) and Section 3.22 (No Rights Agreement; Anti-Takeover Provisions)) or (b) the disclosure letter delivered by the Company to Parent and Merger Sub prior to the execution and delivery of this Agreement (which shall be arranged and in numbered and lettered sections corresponding to the numbered and lettered sections contained in this Article III, and the disclosure in any section shall be deemed to qualify or apply to other sections in this Article III to the extent that it is reasonably apparent on its face that such disclosure also qualifies or applies to such other sections) (the “Company Disclosure Letter”), the Company represents and warrants to Parent and Merger Sub as follows:

Section 3.1.          Organization and Corporate Power; Subsidiaries.

(a)         The Company is a corporation validly existing and in good standing under the Laws of the State of Delaware, with full corporate power and authority to enter into this Agreement and perform its obligations hereunder. The Company has all requisite corporate power and authority and all Permits necessary to own, lease and operate its properties and to carry on its business as it is now being conducted (and all such Permits are in full force and effect), except where the failure to hold such Permits would not have a Company Material Adverse Effect. The Company is duly qualified or authorized to do business and is in good standing in every jurisdiction (to the extent such concept exists in such jurisdiction) in which its ownership of property or the conduct of business as now conducted requires it to qualify, except where the failure to be so qualified, authorized or in good standing would not have a Company Material Adverse Effect.

(b)         Each of the Subsidiaries of the Company is duly incorporated or organized, validly existing and in good standing under the Laws of its jurisdiction of incorporation or organization and has all requisite corporate or similar power and authority and all Permits necessary to own, lease and operate its properties and to carry on its business as it is now being conducted (and all such Permits are in full force and effect), except where the failure to hold such Permits would not have a Company Material Adverse Effect. Each of the Subsidiaries of the Company is duly qualified or authorized to do business and is in good standing in every jurisdiction (to the extent such concept exists in such jurisdiction) in which its ownership of property or the conduct of business as now conducted requires it to qualify, except where the failure to be so qualified, authorized or in good standing would not have a Company Material Adverse Effect.

(c)       True and complete copies of the certificate of incorporation or formation and bylaws or similar governing document of the Company and each of its Subsidiaries (the “Company Organizational Documents”), as in effect as of the date of this Agreement, have been heretofore made available to Parent and Merger Sub, and neither the Company nor any Subsidiary of the Company is in material violation of any provisions of the Company Organizational Documents.

Section 3.2.         Authorization; Valid and Binding Agreement.  The Company has all requisite corporate power and authority to execute and deliver this Agreement, to perform its obligations hereunder and, subject to the adoption of this Agreement by holders of at least a majority of the outstanding Shares (the “Company Stockholder Approval”), to consummate the Merger. The Company Board, at a meeting duly called and held, duly and unanimously adopted resolutions that (a) determined that this Agreement and the Contemplated Transactions are advisable, fair to and in the best interests of, the Company and the holders of the Shares, (b) duly authorized and approved the execution and delivery of this Agreement by the Company, the performance by the Company of its covenants and other obligations hereunder, and the consummation of the Contemplated Transactions upon the terms and subject to the conditions set forth herein, and (c) resolved to recommend that the holders of the Shares adopt this Agreement at such meeting of the Company’s stockholders held for such purpose and any adjournment or postponement thereof, which actions have not, as of the date of this Agreement, been rescinded, modified or withdrawn. No other corporate action pursuant to the Laws of the State of Delaware, on the part of the Company, is necessary to authorize this Agreement. The Company has duly executed and delivered this Agreement and, assuming the due authorization, execution and delivery by Parent and Merger Sub, this Agreement constitutes its legal, valid and binding obligation, enforceable against it in accordance with its terms except as enforcement may be limited by bankruptcy, insolvency, reorganization or similar laws affecting creditors’ rights generally and by general principles of equity.

Section 3.3.         Capital Stock.

(a)         The authorized capital stock of the Company consists of 750,000,000 Shares and 37,500,000 shares of preferred stock, $0.01 par value per share, of which, as of July 13, 2026 (the “Measurement Date”), (i) 369,954,432 Shares were issued and outstanding, (ii) no shares of preferred stock were issued and outstanding, (iii) 33,195,071 Shares were reserved for issuance under the Company Equity Plan, (iv) 52,374,582 Shares were subject to outstanding Company Stock Options (for Company Stock Options subject to performance-based vesting, assuming applicable performance goals are achieved in full), (v) 7,812,951 Shares were subject to outstanding Company RSUs and (vi) 10,877,216 Shares were subject to outstanding Pre-Funded Warrants.

(b)         Section 3.3(b) of the Company Disclosure Letter sets forth a true and complete list of each award of incentive equity or equity-based award granted by the Company or a Subsidiary thereof that is outstanding as of the Measurement Date, including Company Stock Options, Company RSUs, and Subsidiary Stock Options (each, an “Equity Award”), that includes, as applicable, (i) the holder thereof, (ii) the type of award (e.g., incentive stock option, non-qualified stock option, hurdle share option, restricted stock unit), (iii) the number of vested and unvested shares of stock subject thereto, (iv) the per share exercise price, (v) the date of grant, (vi) the vesting terms (including performance vesting conditions), (vii) the Company Equity Plan or Subsidiary Equity Plan under which the Equity Award was granted, (viii) in the case of each Company Stock Option or Subsidiary Stock Option, the expiration date, and (ix) the issuing entity.

(c)         Section 3.3(c) of the Company Disclosure Letter sets forth as of the Measurement Date, the name of each registered holder (and, if different, beneficial owner) of all issued and outstanding Pre-Funded Warrants, the number of Pre-Funded Warrants held by such holder and the number of shares of Company Common Stock into which such Pre-Funded Warrants are exercisable. Each Pre-Funded Warrant was duly authorized no later than the date on which the grant of such Pre-Funded Warrant was by its terms to be effective.

(d)         All Equity Awards were granted and have at all times been administered in all material respects in compliance with the terms of the applicable Company Equity Plan or Subsidiary Equity Plan and award agreement governing the terms of such Equity Award. Each Company Stock Option has a per Share exercise price that was no less than the fair market value of a share of Company Common Stock on the date of grant as determined in accordance with Section 409A and Section 422 of the Code, as applicable. Each Subsidiary Stock Option has a per share exercise price that was no less than the fair market value of a share of such Subsidiary’s common stock on the date of grant as determined in accordance with Section 409A and Section 422 of the Code, as applicable.  Each Company Stock Option, Company RSU, and Subsidiary Stock Option granted to or held by a U.S. taxpayer is exempt from Section 409A of the Code. Each Company Stock Option and Subsidiary Stock Option  that is intended to qualify as an “incentive stock option” satisfies the requirements of Section 422 of the Code. Neither the Company nor any of its Subsidiaries  is a party to any agreement or arrangement (whether in writing or otherwise), and there is no agreement or arrangement with respect to which the Company or any of its Subsidiaries has or could expect to have Liability, in each case, that contains a promise or commitment to grant an incentive equity award or equity-based award under the Company Equity Plans, Subsidiary Equity Plans, or otherwise that has not been satisfied by the Company or the relevant Subsidiary thereof, as applicable, as of the date of this Agreement.

(e)     The Subsidiaries set forth on Section 3.3(e) of the Company Disclosure Letter are the only Subsidiaries of the Company. Other than as indicated in Section 3.3(e) of the Company Disclosure Letter, each Subsidiary of the Company is wholly owned by the Company, free and clear of any Liens (other than Permitted Liens), and its authorized capital stock and the capital stock of each Subsidiary held by the Company or its respective Subsidiary is set forth opposite the name of such Subsidiary on Section 3.3(e) of the Company Disclosure Letter. Except as set forth on Section 3.3(e) of the Company Disclosure Letter, the Company does not own, directly or indirectly, any capital stock or restricted stock of, or other equity interest or voting security in, or any interest convertible into or exchangeable or exercisable for any capital stock or restricted stock of, or other equity interest or voting security in, any Person other than the Subsidiaries of the Company.

(f)        Except as disclosed in Section 3.3 of the Company Disclosure Letter, neither the Company nor any of its Subsidiaries has any outstanding (i) shares of capital stock, restricted stock or other equity interests or voting securities, (ii) securities convertible, exchangeable or exercisable, directly or indirectly, into or for capital stock, restricted stock or other equity interests or voting securities of the Company or its Subsidiaries (as applicable), (iii) options, warrants, purchase rights, subscription rights, preemptive rights, anti-dilutive rights, conversion rights, exchange rights, exercise rights, calls, puts, rights of first refusal or other Contracts that require the Company or its Subsidiaries (as applicable) to issue, sell or otherwise cause to become outstanding or to acquire, repurchase or redeem capital stock, restricted stock or other equity interests or voting securities of the Company or its Subsidiaries (as applicable) (other than the Pre-Funded Warrants or pursuant to the cashless exercise of Company Stock Options or the withholding of taxes with respect to Company Stock Options or Company RSUs), or securities convertible, exchangeable or exercisable, directly or indirectly, into or for capital stock, restricted stock or other equity interests, equity-based awards or voting securities of the Company or its Subsidiaries (as applicable), (iv) obligation to grant, extend or enter into any options, warrants, purchase rights, subscription rights, preemptive rights, conversion rights, exchange rights, exercise rights, calls, puts, rights of first refusal or other Contracts that require the Company or its Subsidiaries (as applicable) to issue, sell or otherwise cause to become outstanding or to acquire, repurchase or redeem capital stock, restricted stock or other equity interests or voting securities of the Company or its Subsidiaries (as applicable), or securities convertible, exchangeable or exercisable, directly or indirectly, into or for capital stock, restricted stock or other equity interests or voting securities of the Company or its Subsidiaries (as applicable), (v) stock appreciation, phantom stock, restricted stock units, performance stock units, profit participation or similar rights with respect to the Company or its Subsidiaries (as applicable), (vi) bonds, debentures, notes or other indebtedness of the Company or its Subsidiaries (as applicable) having the right to vote on any matters on which the Company’s or any of its Subsidiaries’ (as applicable) stockholders may vote, or (vii) obligations by the Company or its Subsidiaries to make any payments based on the price or value of any of the foregoing securities or interests covered in clauses (i) through (vii) above (collectively, including the Shares and equity interests of the Company’s Subsidiaries, the “Company Securities”).

(g)        There are no outstanding agreements of any kind which obligate the Company or its Subsidiaries to repurchase, redeem or otherwise acquire any Company Securities or obligate the Company to grant, extend or enter into any such agreements relating to any Company Securities, including any agreements granting any preemptive rights, subscription rights, anti-dilutive rights, call or rights of first refusal or similar rights with respect to any Company Securities. Except as set forth in Section 3.3(g) of the Company Disclosure Letter, neither the Company nor any of its Subsidiaries is party to any stockholders’ agreement, voting trust agreement, registration rights agreement or other similar agreement or understanding with respect to any Company Securities or any other agreement with respect to the disposition or voting of, or dividends with respect to, any Company Securities. All outstanding Shares are and all Shares issued upon exercise of Company Stock Options or settlement of Company RSUs will be, when issued, duly authorized and validly issued, and are, or will be, as applicable, fully paid, non-assessable and free of preemptive rights, rights of first refusal or similar rights. Neither the Company nor any of its Subsidiaries has any Contract pursuant to which it is obligated to make any equity investment (in the form of a capital contribution or otherwise) in any Person (other than the Company with respect to its wholly owned Subsidiaries).

(h)        Except as disclosed in Section 3.3(h) of the Company Disclosure Letter, (i) the Company has not delivered an issuance notice to the Sales Agent; (ii) there are no pending or active issuance notices pursuant to the Sales Agreement; and (iii) no documentation relating to, or notice of, this Agreement is required to be provided to the Sales Agent.

Section 3.4.       No Breach. Assuming the accuracy of the representation set forth in Section 4.9, the execution, delivery and performance of this Agreement by the Company and the consummation of the Contemplated Transactions do not (a) conflict with or violate the Company Organizational Documents, (b) assuming all consents, approvals, authorizations and other actions described in Section 3.5 have been obtained, and all filings and obligations described in Section 3.5 have been made, conflict with or violate any Law, order, judgment or decree to which the Company or any of its properties or assets is subject, except any conflicts or violations which would not have a Company Material Adverse Effect, or (c) conflict with or result in any breach of, constitute a default under (with or without notice or lapse of time), result in a violation of, give rise to a right of termination, cancellation or acceleration or result in the creation of a Lien (other than a Permitted Lien) upon any of the properties or assets of the Company or any of its Subsidiaries under, any Company Material Contract, except any conflicts, breaches, defaults, violations, terminations, cancellations or accelerations that would not have a Company Material Adverse Effect.

Section 3.5.      Consents. Except for (a) the applicable requirements of Antitrust and FDI Laws, (b) applicable requirements of the Exchange Act, (c) any filings required by The Nasdaq Global Market (“Nasdaq”), (d) the filing of the Certificate of Merger, (e) the filing of applications, consents, approvals, authorizations and notices, as required by the FDA and any other federal, state, local or foreign Governmental Body that is concerned with or regulates the research, development, marketing, sale, use, handling and control, safety, efficacy, reliability or manufacturing of drug or biological products or medical devices or is concerned with or regulates public health care programs and (f) any filings with the relevant authorities of jurisdictions in which the Company or any of its Subsidiaries is qualified to do business, in each case, neither the Company nor any of its Subsidiaries are required to submit any notice, report or other filing with any Governmental Body in connection with the execution, delivery or performance by it of this Agreement or the consummation of the Contemplated Transactions and, other than as stated above, no consent, approval or authorization of any Governmental Body or any other party or Person is required to be obtained by the Company or any of its Subsidiaries in connection with its execution, delivery and performance of this Agreement or the consummation of the Contemplated Transactions, except for those filings, consents, approvals and authorizations the failure of which to be obtained would not have a Company Material Adverse Effect.

Section 3.6.         SEC Reports; Disclosure Controls and Procedures.

(a)       The Company has timely filed or furnished all reports, schedules, forms, statements and other documents (including exhibits thereto and all other information incorporated by reference therein) required to be filed or furnished by the Company with the U.S. Securities and Exchange Commission (the “SEC”) since January 1, 2024 (such reports, schedules, forms, statements and other documents, the “Company SEC Documents”). As of their respective filing dates (or, if amended, supplemented or superseded by a filing, then on the date of such amendment, supplement or superseding filing) (and, in the case of registration statements on the dates of effectiveness): (i) each of the Company SEC Documents complied in all material respects with the applicable requirements of the Securities Act of 1933 as amended (the “Securities Act”), the Exchange Act or Sarbanes-Oxley, as applicable to such Company SEC Documents, and the rules and regulations of the SEC promulgated thereunder applicable to such Company SEC Documents, as in effect on the date of effectiveness (in the case of registration statements) and as of their respective SEC filing dates or, if amended, supplemented or superseded prior to the date hereof, the date of the filing of such amendment, supplement or superseding filing with respect to the portions that are amended, supplemented or superseded (in the case of all other Company SEC Documents) so filed, and (ii) none of the Company SEC Documents when filed or furnished contained any untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading. As of the date hereof, there are no outstanding or unresolved comments in any comment letters of the staff of the SEC relating to the Company SEC Documents and none of the Company SEC Documents is, to the Knowledge of the Company, the subject of ongoing SEC review. None of the Subsidiaries of the Company are required to file or furnish any forms, reports, schedules, statements or other documents with the SEC or any foreign equivalent agency.

(b)       The consolidated financial statements (including any notes thereto) contained or incorporated by reference in the Company SEC Documents (i) complied as to form in all material respects with the published rules and regulations of the SEC applicable thereto, (ii) were prepared in accordance with GAAP, applied on a consistent basis throughout the periods covered (except as may be indicated in the notes to such financial statements or, in the case of unaudited statements, as permitted by Form 10-Q of the SEC) and (iii) fairly presented in all material respects the consolidated financial position of the Company and its consolidated Subsidiaries as of the respective dates thereof and the consolidated results of operations and cash flows of the Company and its Subsidiaries for the periods covered thereby (except as may be indicated in the notes thereto and subject, in the case of unaudited statements, to the absence of footnote disclosure and to normal and recurring year-end audit adjustments not material in amount).

(c)         The Company has designed and maintains, and at all times since January 1, 2024 has maintained, a system of internal control over financial reporting (as defined in Rules 13a–15(f) and 15d–15(f) of the Exchange Act) sufficient to provide reasonable assurance regarding the reliability of financial reporting and the preparation of financial statements for external purposes in accordance with GAAP, and includes those policies and procedures that: (i) pertain to the maintenance of records that in reasonable detail accurately and fairly reflect the transactions and dispositions of the assets of the Company; (ii) provide reasonable assurance that transactions are recorded as necessary to permit preparation of financial statements in conformity with GAAP and that receipts and expenditures are being made only in accordance with authorizations of management and directors of the Company; and (iii) provide reasonable assurance regarding prevention or timely detection of unauthorized acquisitions, use or disposition of the assets of the Company that could have a material effect on the financial statements. Since January 1, 2024, neither the Company nor, to the Knowledge of the Company, the Company’s independent registered accountant has identified or been made aware of: (x) any “significant deficiency” or “material weakness” (as defined by the Public Company Accounting Oversight Board) in the design or operation of internal control over financial reporting utilized by the Company; (y) with respect to the management or other employees of the Company who have a significant role in the Company’s internal control over financial reporting, any illegal act (with respect to or pertaining to the Company or when acting in his or her capacity as an employee of the Company) or any fraud, whether or not material; or (z) any claim or allegation regarding any of the foregoing.

(d)        The Company (i) has designed and maintains, and at all times since January 1, 2024 has maintained, disclosure controls and procedures (as defined in Rules 13a– 15(e) and 15d–15(e) of the Exchange Act) to provide reasonable assurance that all information required to be disclosed by the Company in the reports that it files or submits under the Exchange Act is recorded, processed, summarized and reported within the time periods specified in the SEC’s rules and forms and is accumulated and communicated to the Company’s management as appropriate to allow timely decisions regarding required disclosure and (ii) has disclosed, based on its most recent evaluation of its disclosure controls and procedures and internal control over financial reporting prior to the date of this Agreement, to the Company’s auditors and the audit committee of the Company Board (A) any significant deficiencies and material weaknesses in the design or operation of its internal control over financial reporting that are reasonably likely to adversely affect in any material respect the Company’s ability to record, process, summarize and report financial information and (B) any fraud, whether or not material, that involves management or other employees who have a significant role in the Company’s internal control over financial reporting. Since January 1, 2024, any material change in internal control over financial reporting required to be disclosed in any Company SEC Document has been so disclosed.

(e)         Since January 1, 2024, neither the Company, nor any of its Subsidiaries or, to the Knowledge of the Company, any director, officer, employee, auditor, accountant or Representative of the Company, has received a material written complaint, allegation, assertion or claim regarding deficiencies in the accounting or auditing practices, procedures, methodologies or methods of the Company, or its internal accounting controls, including any material complaint, allegation, assertion or claim that the Company or any of its Subsidiaries has engaged in questionable accounting or auditing practices, or any related material allegation regarding management or other employees who have a significant role in the Company’s internal control over financial reporting. Neither the Company nor its principal executive officer or principal financial officer has received written notice from any Governmental Body challenging or questioning the Company’s accounting practices, methodologies or methods or the accuracy, completeness, form or manner of filing of any certifications required by Rules 13a-14 and 15d-14 under the Exchange Act and Sections 302 and 906 of Sarbanes-Oxley.

(f)      None of the Company, any of its Subsidiaries (excluding the Non-Controlled VIE) or, to the Knowledge of the Company, the Non-Controlled VIE, has effected, entered into or created any securitization transaction or “off-balance sheet arrangement” (as defined in Item 303(c) or Regulation S-K under the Exchange Act).

Section 3.7.       No Undisclosed Liabilities. Except (a) as and to the extent disclosed or reserved against on the consolidated unaudited balance sheet or notes to the financial statements of the Company and its Subsidiaries as of the Company Balance Sheet Date, that is included in the Company SEC Documents, (b) as incurred in the ordinary course of business consistent with past practice since the Company Balance Sheet Date, (c) incurred in connection with this Agreement or the Contemplated Transactions, or (d) as set forth in Section 3.7 of the Company Disclosure Letter, none of the Company, any of its Subsidiaries (excluding the Non-Controlled VIE) or, to the Knowledge of the Company, the Non-Controlled VIE, has any material liabilities or obligations of any nature, whether known or unknown, absolute, accrued, contingent or otherwise and whether due or to become due, in each case required by GAAP to be reflected or reserved against in the balance sheet of the Company (or disclosed in the notes to such balance sheet).

Section 3.8.         Absence of Certain Developments.

(a)      From the Company Balance Sheet Date to the date of this Agreement, the Company and its Subsidiaries have not experienced a Company Material Adverse Effect.

(b)        Except in connection with the Contemplated Transactions, from the Company Balance Sheet Date to the date of this Agreement, the Company and each of its Subsidiaries has carried on and operated its business in the ordinary course of business in all material respects (except for discussions, negotiations and transactions related to this Agreement or other potential strategic transactions), and none of the Company or any of its Subsidiaries (except for the Non-Controlled VIE) or, to the Knowledge of the Company, the Non-Controlled VIE, have taken, committed or agreed to take any actions that would have been prohibited by Section 5.1(b) (other than Section 5.1(b)(i) (Dividends; Acquisition of Company Securities), (ii) (Issuance of Company Securities), (iii) (Compensation; Benefits), and (xviii) (Material Contracts)) if such covenants had been in effect as of the Company Balance Sheet Date.

Section 3.9.          Compliance with Laws.

(a      Each of the Company and its Subsidiaries (except for the Non-Controlled VIE), and, to the Knowledge of the Company, the Non-Controlled VIE, is, and has been, since January 1, 2024, in compliance, in all material respects, with all Laws applicable to it, any of its properties or other assets, or its business or operations.

(b)       Since January 1, 2024: (i) neither the Company nor any of its Subsidiaries (provided that, in the case of (A), such representation is made solely as to the Knowledge of the Company in respect of the Non-Controlled VIE) has received any written notice or communication from any Governmental Body, or written notice or communication from any Person, that alleges (A) any material violation or noncompliance (or reflects that the Company or any of its Subsidiaries is under investigation or the subject or target of an inquiry or has threatened to be charged by any such Governmental Body for such alleged noncompliance) with any applicable Law or (B) any material fine, assessment or cease and desist order, or the suspension, revocation or limitation or restriction of any Permit, and (ii) neither the Company nor any of its Subsidiaries entered into any agreement or settlement with any Governmental Body or Person with respect to its alleged material noncompliance with, or violation of, applicable Law.

(c)        Since January 1, 2024: (i) each of the Company and its Subsidiaries (excluding the VIEs), and, to the Knowledge of the Company, the VIEs, has timely filed all material regulatory applications, notices, reports, schedules, statements, documents, filings, submissions, forms, registrations and other documents, together with any supplements and amendments required to be made with respect thereto, and has maintained all material reports, records, and documents, that each was required to file or maintain with any Governmental Body, including FDA, Drug Enforcement Administration (“DEA”), EMA, MHRA, state health and regulatory authorities and any applicable federal regulatory authorities, and have timely paid all fees and assessments due and payable in connection therewith, and (ii) all such regulatory applications, notices, reports, schedules, statements, documents, filings, submissions, forms, registrations, other documents and records were complete and accurate in all material respects, or were subsequently updated, changed, corrected or modified and none of the Company or any of its Subsidiaries (excluding the VIEs) or, to the Knowledge of the Company, the VIEs, have received any written notice or communication from any applicable Governmental Body alleging any material deficiencies with respect thereto.

(d)      Since January 1, 2024, the Company, its Subsidiaries and each of their respective officers and directors are in material compliance with, and have complied in all material respects with, (i) the applicable provisions of the Sarbanes-Oxley Act of 2002 and the related rules and regulations promulgated under such act (“Sarbanes-Oxley”) or the Exchange Act and (ii) the applicable listing and corporate governance rules and regulations of Nasdaq.

Section 3.10.       Title to Tangible Properties.

(a)        The Company and its Subsidiaries have good and valid title to, or hold pursuant to good, valid and enforceable leases or other comparable contract rights, all tangible personal property and other tangible assets necessary for the conduct of the business of the Company and its Subsidiaries, as currently conducted, in each case free and clear of any Liens (other than Permitted Liens), except where the absence of such title or rights would not have a Company Material Adverse Effect.

(b)         Section 3.10(b) of the Company Disclosure Letter sets forth a true and complete list of all current real property leases of the Company or any of its Subsidiaries (including all subleases, amendments, extensions, and guarantees as of the date of this Agreement) (the “Company Real Property Leases” and the property covered thereunder, the “Company Real Property”), together with the addresses of such Company Real Property, the identity of the landlord and any guarantor, the current monthly or annual rent, the effective date, the expiration date, any renewal options, and any security deposits or letters of credit provided by the Company or its Subsidiaries thereunder, which constitute all real property used, occupied, or leased by the Company or its Subsidiaries. The Company has made available true and correct copies of all Company Real Property Leases. There are no subleases, licenses, occupancy agreements, consents, purchase agreements, or other contracts granting any person (other than the Company) the right to use or occupy the Company Real Property, and no person (other than the Company and its Subsidiaries) is in possession of the Company Real Property. None of the Company or any of its Subsidiaries has collaterally assigned or granted a security interest in any Company Real Property Lease. Each Company Real Property Lease is in full force and effect and is valid, binding and enforceable against the Company or its Subsidiaries (as applicable) and, to the Knowledge of the Company, the other parties thereto, subject to applicable bankruptcy, insolvency, reorganization, fraudulent conveyance or transfer, moratorium or other similar laws affecting creditors’ rights generally, and general principles of equity. The Company and its Subsidiaries have performed all material obligations required under each Company Real Property Lease to date. The Company has not given or received any notice (whether written or oral) of any material violation, breach, or default (with or without notice or lapse of time) under any Company Real Property Lease. None of the Company, its Subsidiaries, or, to the Knowledge of the Company, any other party to the Company Real Property Leases is in material default under any such lease. Neither the Company nor its Subsidiaries has given or received any notice (whether written or oral) of termination or cancellation of, or any intention to terminate or cancel, any Company Real Property Lease (whether as a result of the Contemplated Transactions or otherwise). No event has occurred which, if not remedied, would result in a material default by the Company or its Subsidiaries under any Company Real Property Lease, and, to the Knowledge of the Company, no event has occurred which, if not remedied, would result in a material default by any other party under any such lease. Except as would not have a Company Material Adverse Effect, the Company Real Property is in good condition and repair (ordinary wear and tear excepted), free of any defects, fit for use in the ordinary course of the operation of the business of the Company and its Subsidiaries, and is adequate and suitable for the purposes for which it is currently used in connection with the Company’s and its Subsidiaries’ business.

(c)        Neither the Company nor any of its Subsidiaries currently owns or has previously owned any real property, or is a party to any Contract for the purchase, sale, or development of any real property.

(d)       No consent, approval or authorization of any party with respect to the Company Real Property Leases is required to be obtained by the Company or any of its Subsidiaries in connection with its execution, delivery and performance of this Agreement or the consummation of the Contemplated Transactions, except for those consents, approvals and authorizations with respect to the Company Real Property Leases the failure of which to obtain would not be material to the Company.

Section 3.11.       Tax Matters

(a)      (i) Each of the Company and its Subsidiaries (excluding the Non-Controlled VIE), and to the Knowledge of the Company, the Non-Controlled VIE, has timely filed (taking into account any applicable extensions) all material Tax Returns required to be filed by it and such Tax Returns of the Company and its Subsidiaries (excluding the Non-Controlled VIE) are, and with respect to such Tax Returns of the Non-Controlled VIE, to the Company’s Knowledge are, true, complete and correct in all material respects, and (ii) each of the Company and its Subsidiaries (excluding the Non-Controlled VIE), and to the Company’s Knowledge, the Non-Controlled VIE, has timely paid all material Taxes whether or not shown as due and payable on any Tax Return.

(b)        There are no Liens for material Taxes (other than Taxes not yet due and payable or the amount or validity of which is being contested in good faith by appropriate proceedings and for which appropriate reserves are established in the financial statements in accordance with GAAP) upon any of the assets of the Company or any of its Subsidiaries (excluding the Non-Controlled VIE), and to the Knowledge of the Company, upon any of the assets of the Non-Controlled VIE.

(c)         The Company and its Subsidiaries (excluding the Non-Controlled VIE), and to the Knowledge of the Company, the Non-Controlled VIE, have withheld and paid over all material Taxes required to have been withheld and paid over in connection with any amounts paid or owing to any employee, independent contractor, creditor, stockholder or other third party. Neither the Company nor any of its Subsidiaries (excluding the Non-Controlled VIE), and, to the Knowledge of the Company, the Non-Controlled VIE, has applied for or received any loan (or any employee retention credit) established by the Coronavirus Aid, Relief, and Economic Security Act, as it may be amended or modified (the “CARES Act”), including any Small Business Administration Paycheck Protection Program loan.

(d)      None of the Company, any of its Subsidiaries (excluding the Non-Controlled VIE), or, to the Knowledge of the Company, the Non-Controlled VIE, has been a party to any “listed transaction” within the meaning of Treasury Regulation Section 1.6011-4(b)(2).

(e)        No deficiency for any material Tax has been asserted or assessed by a Governmental Body in writing (or, to the Knowledge of the Company, otherwise) against the Company or any of its Subsidiaries (excluding the Non-Controlled VIE), and to the Knowledge of the Company, against the Non-Controlled VIE, which deficiency has not been paid, settled or withdrawn or is not being contested in good faith in appropriate proceedings. No material U.S., federal, state, local or foreign Actions relating to Taxes are pending or being conducted with respect to the Company or any of its Subsidiaries (excluding the Non-Controlled VIE), and to the Knowledge of the Company, with respect to the Non-Controlled VIE. None of the Company, any of its Subsidiaries (excluding the Non-Controlled VIE), or, to the Knowledge of the Company, the Non-Controlled VIE, has received written notice of any claim made by a Governmental Body in a jurisdiction where the Company, such Subsidiary or such Non-Controlled VIE does not pay a certain Tax or file a certain type of Tax Return that the Company, such Subsidiary or the Non-Controlled VIE is subject to taxation by that jurisdiction or required to file a certain type of Tax Return in that jurisdiction.

(f)         There has been no waiver or extension of any applicable statute of limitations for the assessment or collection of any material Tax of the Company or any of its Subsidiaries (excluding the Non-Controlled VIE), or, to the Knowledge of the Company, the Non-Controlled VIE, that is currently in force.

(g)         None of the Company, any of its Subsidiaries (excluding the Non-Controlled VIE), or, to the Knowledge of the Company, the Non-Controlled VIE (i) is a party to or bound by any Tax allocation, sharing or similar agreement (other than any commercial agreement entered into in the ordinary course of business that does not relate primarily to Taxes), (ii) has been a member of an affiliated group filing a combined, consolidated or unitary Tax Return (other than a group the common parent of which is the Company) or (iii) has liability for the Taxes of any other Person (other than the Company, its Subsidiaries or the Non-Controlled VIE) under Treasury Regulation Section 1.1502-6 (or any similar provision of state, local or non-U.S. Law) or as a successor or transferee.

(h)         None of the Company, any of its Subsidiaries (excluding the Non-Controlled VIE), or, to the Knowledge of the Company, the Non-Controlled VIE, will be required to include any material item of income in, or exclude any material item of deduction from, taxable income for any taxable period (or portion thereof) ending after the Closing Date as a result of (i) any change in the method of accounting made prior to the Closing, (ii) any “closing agreement” as described in Section 7121 of the Code (or any corresponding or similar provision of state, local or non-U.S. Law) or any other agreement with a Governmental Body regarding Taxes executed on or prior to the Closing Date, (iii) any installment sale or open transaction disposition entered into on or prior to the Closing or (iv) any prepaid amount received or deferred revenue accrued prior to the Closing outside of the ordinary course of business.

(i)       None of the Company, any of its Subsidiaries (excluding the Non-Controlled VIE), or, to the Knowledge of the Company, the Non-Controlled VIE, has been a “distributing corporation” or “controlled corporation” in a transaction intended to qualify under Section 355 of the Code within the two (2) years prior to the date hereof.

Section 3.12.        Contracts and Commitments.

(a)      Section 3.12(a) of the Company Disclosure Letter identifies each Contract that constitutes a Company Material Contract as of the date of this Agreement. For purposes of this Agreement, a “Company Material Contract” shall include each of the following Contracts to which the Company or any of its Subsidiaries is a party or by which the Company or any of its Subsidiaries or any of their assets or businesses are bound, but exclude any Company Plan and Company Real Property Leases:

(i)          “material contract” (as such term is defined in Item 601 (b)(10) of Regulation S-K of the SEC) with respect to the Company or any of its Subsidiaries that was required to be, but has not been, filed with the SEC with the Company’s Annual Report on Form 10-K for the year ended December 31, 2025, or any Company SEC Documents filed after the date of filing of such Form 10-K;

(ii)       collective bargaining agreement or Contract with any labor union, trade organization, works council or other employee representative body (“Labor Agreements”);

(iii)       Contract establishing or relating to the formation, creation, operation, management or control of any joint venture, partnership, collaboration, variable interest entity or similar arrangement;

(iv)        Contract (A) restricting or purporting to restrict the right of the Company or any of its Affiliates (including, following the Closing Date, Parent or any of its Affiliates) to compete in any line of business in any geographical area, (B) obligating the Company or any of its Affiliates (including, following the Closing Date, Parent or any of its Affiliates) to purchase or otherwise obtain any product or service exclusively from a single party, to purchase a specified minimum amount of goods or services with a value in excess of $1,000,000, or to sell any product or service exclusively to a single party, (C) under which any Person has been granted the (1) exclusive right to develop, manufacture, sell, market or distribute the Products, or (2) non-exclusive right to develop, manufacture, sell, market or distribute the Products (excluding, solely for subclause (C)(2), any Routine Services Contracts entered into in the ordinary course of business), (D) provides for “exclusivity” or any similar requirement in favor of any Person or group of Persons or in any geographical area or (E) requiring the Company or any of its Affiliates (including, following the Closing, Parent or any of its Affiliates) to conduct any business or agree to any terms on a “most favored nations” basis with any Person;

(v)       Contract containing any “non-solicitation” or “no-hire” provision that restricts the Company or any of its Subsidiaries;

(vi)         Contract in respect of Indebtedness or any loan by the Company or any of its Subsidiaries to any other Person;

(vii)        Contract (other than a Company Plan) between the Company or any of its Subsidiaries, on the one hand, and any Affiliate of the Company, on the other hand;

(viii)       Contract relating to the voting or registration of any securities;

(ix)         Contract containing a right of first refusal, right of first negotiation or right of first offer with respect to any equity interests or material assets;

(x)         Contract that contains any standstill or similar agreement pursuant to which the Company or any of its Subsidiaries has agreed not to acquire assets or securities of another Person, excluding any confidentiality agreements entered into in the ordinary course of business unless it restricts or purports to restrict the Company or any Subsidiary or any Affiliate of the Company (including, following the Closing, Parent or any of its Affiliates);

(xi)        Contract relating to the supply of any products or services to the Company or any of its Subsidiaries (excluding the VIEs), under which the Company and its Subsidiaries (excluding the VIEs) have paid or expect to pay, individually or in the aggregate, in excess of $1,000,000 during any twelve (12) month period other than, in each case, a Company Plan;

(x)     Corporate integrity agreement, consent decree, deferred prosecution agreement, non-prosecution agreement, or other similar type of agreement with Governmental Bodies that have existing or contingent performance obligations;

(xii)      Contract relating to the settlement, conciliation or similar agreement with any Governmental Body or Person, that provides for any continuing material obligations on the part of the Company or any of its Subsidiaries;

(xiv)     Contract that prohibits, limits or restricts the payment of dividends or distributions in respect of the Company Securities, or otherwise prohibit, limit or restrict the pledging of Company Securities, or prohibit, limit or restrict the issuance of guarantees by the Company or any of its Subsidiaries other than the Company Equity Plans or any Contracts evidencing awards granted under the Company Equity Plans;

(xv)       stockholders’, investors rights’, registration rights or similar Contract (excluding Contracts governing Company Stock Options or Company RSUs);

(xvi)     Contract (including all amendments, extensions and renewals with respect thereto) pursuant to which the Company or any of its Subsidiaries leases, subleases, uses or occupies any real property;

(xvii)      Contract that is of the type that would be required to be disclosed under Item 404 of Regulation S-K under the Securities Act, other than any such Contract disclosed under Section 3.24;

(xviii)     IP Contract;

(xix)      Contract with any academic institution, research center or Governmental Body that relates to any Owned Intellectual Property or any other material Company Intellectual Property (or the research or development of any of the foregoing or the funding for such research or development activities);

(xx)       Contract with respect to commercialization, manufacturing, supply, service, maintenance, collaboration, co-promotion, discovery, research, development or profit sharing (including any such Contracts with any third-party payor or any third party contract research organization or third party contract manufacturing organization that develops, manufactures or supplies any Products and/or that directly conducts clinical trials), in each case, with a value in excess of $1,000,000;

(xxi)     Contract pursuant to which the Company or any of its Subsidiaries has continuing guarantee, “earn-out” or similar contingent payment obligations (other than indemnification or performance guarantee obligations provided for in the ordinary course of business), including (A) milestone or similar payments, including upon the achievement of regulatory or commercial milestones or (B) payment of royalties or other amounts calculated based upon any revenues or income of the Company or its Subsidiaries;

(xxii)    Contract that obligates the Company or any of its Subsidiaries to make any capital commitment or capital expenditure in an amount in excess of $1,000,000;

(xxiii)     Contract or offer letter that is for the employment of any directors, officers or employees at annual base salary in excess of $250,000;

(xxiv)    Contract with any independent contractor or consultant involving annual payments in excess of $250,000;

(xxv)    Contract in which the Company or any of its Subsidiaries has granted marketing or distribution rights relating to any product or product candidate of the Company or any of its Subsidiaries;

(xxvi)    Contract involving a manufacturing, supply or tolling agreement or arrangement that commits the Company or any of its Subsidiaries to purchase any product or product candidate of the Company or any of its Subsidiaries for clinical studies or commercial use; and

(xxvii)    Contract or arrangement to enter into any of the foregoing.

(b)      A true and correct copy of all written Company Material Contracts, together with all material amendments, waivers or other changes thereto, and a correct and complete written summary setting forth the terms and conditions of each oral Company Material Contract has been made available to Parent.

(c)          (i) Except for matters that would not have or reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect, (i) neither the Company nor any of its Subsidiaries (A) is, or has received written notice that any other party to any Company Material Contract is, in violation or breach of or default (with or without notice or lapse of time or both) under and (B) has waived or failed to enforce any rights or benefits under any Company Material Contract to which it is a party or any of its properties or other assets is subject, (ii) there has occurred no event giving to others any right of termination, amendment or cancellation of (with or without notice or lapse of time or both) any such Company Material Contract (excluding expiration of any Contract in accordance with its terms) and (iii) each such Company Material Contract is in full force and effect and is a legal, valid and binding agreement of, and enforceable against, the Company or its Subsidiaries, as applicable, and, to the Knowledge of the Company, each other party thereto. As of the date of this Agreement, the Company has not, and, to the Knowledge of the Company, no other counterparty to any Company Material Contract has given any written notice of termination or cancellation of any Company Material Contract or that it intends to seek to terminate or cancel any Company Material Contract (whether as a result of the Contemplated Transactions or otherwise). Except for matters that would not have or reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect, the Company has not deferred any payment under any Company Material Contract, received notice of any overdue invoice with respect to any amount due under any Company Material Contract, or agreed with any counterparty to any Company Material Contracts that payment of any amounts owed by the Company under such Company Material Contract may be deferred or delayed.

Section 3.13.       Intellectual Property.

(a)        Section 3.13(a) of the Company Disclosure Letter sets forth, as of the date of this Agreement, a complete and correct list of all Patents, Trademarks, and registered Copyrights, in each case owned or purported to be owned (in whole or in part) by, or exclusively licensed or sublicensed to, the Company or any of its Subsidiaries, in each case, that have been registered with or issued by a Governmental Body, or with respect to which the Company or any of its Subsidiaries has filed an application for registration (collectively, for clarity even if not listed on the Company Disclosure Letter, “Company Registered Intellectual Property”), indicating for each such item as of the date of this Agreement as applicable, the name of the current legal owner(s), the jurisdiction of application/registration, the application/registration number and the filing/issuance date. Section 3.13(a) of the Company Disclosure Letter also sets forth a list of all Internet domain names and social media accounts with respect to which the Company or any of its Subsidiaries (other than the VIEs) is the registrant.

(b)      Except as expressly indicated on Section 3.13(a) of the Company Disclosure Letter, all issued Patents, registered Trademarks, and registered Copyrights included in the Company Registered Intellectual Property are subsisting and in full force and effect and, to the Knowledge of the Company, valid and enforceable, and all applications within the Company Registered Intellectual Property are subsisting and, to the Knowledge of the Company, will be valid and enforceable upon issuance. Each item of Company Registered Intellectual Property is, and at all times has been, in material compliance with all formal legal requirements (including payment of registration, maintenance, and renewal fees and the filing of all required documents with the relevant Governmental Bodies) now or previously due for the purpose of maintaining such item of Company Registered Intellectual Property in full force and effect.

(c)        The Company or a Subsidiary of the Company is the exclusive owner of all rights, title and interests in and to all Owned Intellectual Property, free and clear of all Liens (except for Permitted Liens), and otherwise possesses sufficient and enforceable rights pursuant to valid and enforceable written agreements to use all other Company Intellectual Property as such Intellectual Property is used and is currently proposed to be used in the conduct of the Company’s business. The Company Intellectual Property (excluding Intellectual Property attributable to the Non-Controlled VIE) is not subject to any outstanding injunction, judgment, order, decree, ruling or charge and, to the Knowledge of the Company, the Company Intellectual Property attributable to the Non-Controlled VIE is not subject to any outstanding injunction, judgment, order, decree, ruling or charge. Except as expressly set forth in Section 3.13(c) of the Company Disclosure Letter, no third party has any joint ownership in any inventions claimed by any issued Patents or pending claims in any applications for Patents included in the Owned Intellectual Property (or to the Knowledge of the Company, any inventions claimed by any issued Patents or pending claims in any applications for Patents licensed by the Company). For the avoidance of doubt, no representation or warranty is made in this Section 3.13(c) with respect to any actual or alleged infringement, misappropriation, or other violation of the Intellectual Property rights of any third party, which matters are addressed exclusively in Section 3.13(e).

(d)         The Company and each of its Subsidiaries has diligently prepared or is diligently preparing to file patent applications for all potentially patentable inventions within the Owned Intellectual Property, except where, in the exercise of each applicable entity’s reasonable business judgment, the Company or such Subsidiary (as applicable) has decided not to file or has decided to defer filing, a patent application on a potentially patentable invention. To the extent the Company controls, or has controlled, the filing or prosecution thereof, the Company and its Subsidiaries have complied in all material respects with all Laws regarding the duty of disclosure, candor and good faith in connection with each Patent included in the Owned Intellectual Property (or otherwise in the Company Registered Intellectual Property) to the extent required by law in the applicable jurisdictions. No public disclosure bar by the Company or its Subsidiaries (excluding the VIEs) or, to the Knowledge of the Company, by the VIEs has occurred or on sale bar by the Company or its Subsidiaries (excluding the VIEs) or, to the Knowledge of the Company, by the VIEs has arisen which has rendered or would reasonably be expected to render any material Patent contained in the Owned Intellectual Property (or otherwise in the Company Registered Intellectual Property to the extent the Company controls filing or prosecution thereof) unenforceable or invalid.

(e)      Neither the conduct of the Company’s and its Subsidiaries’ business, nor their respective use, practice, or other exploitation of the Products or VIE Products (including the research, development, and manufacture thereof) has infringed, misappropriated or otherwise violated or is infringing, misappropriating or otherwise violating, in any material respect, (i) any issued Patent of any Person or (ii) to the Knowledge of the Company, any Intellectual Property of any Person. Neither the Company nor any of its Subsidiaries has received any written notice from any Person (A) claiming any infringement, misappropriation or violation of the Intellectual Property of such Person or (B) contesting the use, ownership, scope, validity or enforceability of any of the Company Intellectual Property, and neither the Company nor any of its Subsidiaries is aware of any basis for such claims. There is no Action pending, or, to the Knowledge of the Company, threatened, against the Company or any of its Subsidiaries (or to the Knowledge of the Company, any other Person) claiming or contesting any of the foregoing (other than, for clarity, office actions initiated by the U.S. Patent and Trademark Office or any foreign equivalent in the ordinary course of prosecution). None of the Owned Intellectual Property, and to the Knowledge of the Company, other Company Intellectual Property is subject to any pending or outstanding judgment that restricts the use, licensing, transfer or registration of, or adversely affects the validity or enforceability of, any such Intellectual Property. None of the Company, any of its Subsidiaries (excluding the VIEs) or, to the Knowledge of the Company, the VIEs, is under any obligation to indemnify any Person for or against any interference, infringement, misappropriation, or other conflict with respect to Company Intellectual Property.

(f)          To the Knowledge of the Company, no Person has misappropriated, infringed or otherwise violated or is infringing, misappropriating or otherwise violating any Company Intellectual Property, and no such claims have been made against any other Person by the Company or any of its Subsidiaries.

(g)        Section 3.13(g) of the Company Disclosure Letter sets forth a complete and correct list of all IP Contracts to which the Company or any of its Subsidiaries is a party. The Company has made available to Parent and Merger Sub true and complete copies of all such IP Contracts. Each other party to any such IP Contracts has performed all obligations required to be performed by such party as of the date of this Agreement, and neither the Company nor any of its Subsidiaries is in violation, breach or default of or under any such IP Contracts. Except as set forth on Section 3.13(g) of the Company Disclosure Letter, neither the execution and delivery of this Agreement nor the consummation of the Contemplated Transactions will (A) result in the breach of, or create on behalf of any third party the right to terminate or modify any IP Contract, (B) result in or require the grant, assignment or transfer to any other Person (other than Parent, Merger Sub or any of their respective Affiliates) of any license or other right or interest under, to or in any of the Company Intellectual Property or any of the Intellectual Property of Parent, Merger Sub or any of their respective Affiliates or (C) cause a material loss or impairment of any Company Intellectual Property, and all such rights in Company Intellectual Property will continue in full force and effect immediately following the Closing on substantially identical terms and conditions as in effect prior to the Closing, without the payment of any additional consideration in connection therewith.

(h)        No past or present founder, director, officer, employee, consultant or independent contractor of the Company or any of its Subsidiaries owns (or, to the Knowledge of the Company, has any claim, or any right (whether or not currently exercisable) to any ownership interest, in or to) any Owned Intellectual Property or, to the Knowledge of the Company, any other Company Intellectual Property that is material to the operation of the Company or its Subsidiaries. Each current and former employee, officer and director of the Company or any of its Subsidiaries, each current and former independent contractor and consultant of the Company or any of its Subsidiaries, and any other Person who is or has been involved in the creation or development of any Intellectual Property for or on behalf of the Company or any of its Subsidiaries has executed a valid and enforceable written agreement (i) requiring such Person to maintain the confidentiality of all confidential information of the Company or its Subsidiaries, (ii) permitting such Person to use such information only for the benefit of the Company or its Subsidiaries in the scope of such Person’s employment or engagement by the Company or any of its Subsidiaries (as the case may be) and (iii) containing a present assignment to the Company or its applicable Subsidiary of all rights, title and interests in and to all Intellectual Property created or developed for the Company or any of its Subsidiaries in the course of such Person’s employment or retention thereby  (provided, that with respect to the VIEs, each of the representations set forth in clauses (i) through (iii) of this sentence is made as to the Knowledge of the Company). There is no material uncured breach by the Company or any of its Subsidiaries, or, to the Knowledge of the Company, the counterparty, under any such agreement.

(i)      The Company and its Subsidiaries have taken commercially reasonable steps to prevent the unauthorized disclosure or use of any material Trade Secrets included in the Company Intellectual Property (and to maintain the secrecy and value thereof), including by requiring each Person with access to such material Trade Secrets to execute a binding written non-disclosure agreement restricting the disclosure and use of such material Trade Secret. To the Knowledge of the Company, no such Person is in breach or violation of any such agreement.

(j)         No funding, facilities or personnel of any Governmental Body or any university, college, research institute or other educational institution (i) has been or is being used to create, in whole or in part, any Owned Intellectual Property (or, to the Knowledge of the Company, other Company Intellectual Property), except for any such funding or use of facilities or personnel that does not result in such Governmental Body or institution obtaining ownership of, or use rights to (except for use rights during the term of the applicable agreement between the Company or any of its Subsidiaries, on the one hand, and such Governmental Body or educational institution, on the other hand, solely to conduct activities within the scope of such applicable agreement) such Company Intellectual Property or (ii) requires or otherwise obligates the Company or any of its Subsidiaries to grant or offer to any such Governmental Body or institution any license or other right to such Company Intellectual Property (except for use rights during the term of the applicable agreement between the Company and such Governmental Body or institution solely to conduct activities within the scope of such applicable agreement). No current or former employee, consultant or independent contractor of the Company or any of its Subsidiaries who contributed to the creation or development of any Company Intellectual Property has, to the Knowledge of the Company, performed services for a Governmental Body or any university, college, research institute or other educational institution related to the Company’s or its Subsidiaries’ business as presently conducted during a period of time during which such employee, consultant or independent contractor was also performing services for the Company or any of its Subsidiaries.

(k)        The Company and its Subsidiaries (excluding the VIEs) and, to the Knowledge of the Company, the VIEs, own or possess valid and enforceable rights to use, in all material respects, all training data that is material to the development, operation, modification, update, or improvement of any machine learning or artificial intelligence technologies owned or purported to be owned by the Company and its Subsidiaries, and have obtained all necessary consents for such use. Immediately following the Closing, the Company and its Subsidiaries (excluding the VIEs) and, to the Knowledge of the Company, the VIEs, will continue to own, license, or otherwise have the right to use such training data to the same extent as prior to the Closing.

(l)      (i) The computer systems, including the software, firmware, hardware, networks, interfaces, platforms and related systems, owned, leased or licensed by or otherwise used by the Company or any of its Subsidiaries (collectively, the “Company Systems”) are sufficient for the conduct of its business as presently conducted by Company and its Subsidiaries (excluding the VIEs) and, to the Knowledge of the Company, the VIEs, (ii) since January 1, 2024, there have been no failures, breakdowns, breaches, defects, continued substandard performance or other adverse events affecting any such Company Systems that have caused or could reasonably be expected to result in the substantial disruption or interruption in or to the use of such Company Systems or the conduct of the business as presently conducted by the Company and its Subsidiaries (excluding the VIEs) and, to the Knowledge of the Company, the VIEs, and (iii) since January 1, 2024, there have not been any incidents of unauthorized access or other security breaches of the Company Systems owned, leased or licensed by or otherwise used by the Company and its Subsidiaries (excluding the VIEs) and, to the Knowledge of the Company, the Company Systems owned or controlled by the VIEs. The Company and its Subsidiaries (excluding the VIEs) and, to the Knowledge of the Company, the VIEs (i) have taken, and take, commercially reasonable efforts (including maintaining policies and procedures) to maintain and protect the integrity, security and operation of the Company Systems owned or controlled by the Company and its Subsidiaries, and (ii) have implemented and maintain backup and disaster recovery technology and procedures consistent with reasonable information technology security practices for a company of its size and nature. To the Knowledge of the Company, the Company Systems do not contain any malware, “Trojan horses,” viruses, or other malicious code.

Section 3.14.     Litigation. As of the date of this Agreement, (i) there is no material Action pending or, to the Knowledge of the Company, threatened against the Company or any of its Subsidiaries, or another Person for which the Company or any of its Subsidiaries is providing indemnification, at law or in equity, or before or by any Governmental Body or any Person that would be material to the Company and its Subsidiaries, taken as a whole and (ii) neither the Company nor any of its Subsidiaries is subject to or in violation of any outstanding judgment, injunction, rule, order or decree of any court or Governmental Body that would be material to the Company and its Subsidiaries, taken as a whole.

Section 3.15.        Insurance. Section 3.15 of the Company Disclosure Letter sets forth each material insurance policy to which the Company or any of its Subsidiaries (excluding the VIEs) is a party as of the date of this Agreement. As of the date of this Agreement, each insurance policy under which the Company or any of its Subsidiaries is an insured or otherwise the principal beneficiary of coverage is in full force and effect, and (i) neither the Company nor any of its Subsidiaries is in breach or default under any such insurance policy, (ii) no notice of cancellation or termination has been received with respect to any such insurance policy and (iii) no event has occurred which, with notice or lapse of time, would constitute such breach or default, or permit termination, or modification, under any such insurance policy, except as would not have a Company Material Adverse Effect.

Section 3.16.        Employee Benefit Plans.

(a)          Section 3.16(a) of the Company Disclosure Letter lists all material Company Plans.

(b)       With respect to each material Company Plan, the Company has made available to Parent and Merger Sub true and complete copies of the following (as applicable) prior to the date of this Agreement: (i) the current plan document, including all amendments thereto or, with respect to any unwritten plan, a written summary of all material terms thereof, (ii) the current summary plan description along with all summaries of material modifications thereto, (iii) all related trust instruments, custodial agreements, insurance policies, or other funding-related documents, (iv) a copy of the most recent financial statements, (v) the three (3) most recent annual reports on Form 5500, including all schedules and attachments, required to be filed with the Department of Labor, (vi) a copy of all material, non-routine correspondence with any Governmental Body relating to a Company Plan received or sent within the last six (6) years, (vii) results of non-discrimination testing for each of the last three (3) plan years (including details of any related corrections), (viii) all Forms 1094-C for the Company and any of its Subsidiaries that served as an employing entity from 2019 to 2025, and (ix) the current Internal Revenue Service determination, advisory or opinion letter.

(c)       Each Company Plan that is intended to be “qualified” under Section 401(a) of the Code is the subject of a favorable determination letter or is covered by a favorable opinion or advisory letter from the Internal Revenue Service as to its qualification, each trust created thereunder has been determined by the Internal Revenue Service to be exempt from Tax under the provisions of Section 501(a) of the Code, and no event has occurred, either by reason of any action or failure to act, that could reasonably be expected to cause the loss of any such qualification, registration or tax-exempt status or result in material Liability to the Company or any of its Subsidiaries.

(d)      Each Company Plan, including any associated trust or fund, has been established, maintained, operated, funded and administered in material compliance with its terms and complies, in all material respects, in form and in operation with the requirements of the Code, the Employee Retirement Income Security Act of 1974, as amended (“ERISA”), and other applicable Laws. With respect to each Company Plan or the assets thereof, there are no Actions or claims pending or, to the Knowledge of the Company, threatened, other than routine claims for benefits in the ordinary course, and to the Knowledge of the Company no fact or circumstance exists that would be reasonably likely to give rise to any such Action or claim. No Company Plan is, or within the last six (6) years has been, the subject of an examination, investigation or audit by a Governmental Body, or the subject of an application or filing under, or a participant in, a government-sponsored amnesty, voluntary compliance, self-correction or similar program.

(e)        No Company Plan is and none of the Company, its Subsidiaries or any of their respective ERISA Affiliates has at any time sponsored, contributed to or been required to contribute to, or otherwise has or had any Liability or obligation under or in respect of, a plan that is or was at any relevant time (i) subject to Section 302 or Title IV of ERISA or Section 412 of the Code or is otherwise a defined benefit plan, (ii) a “multiemployer plan” within the meaning of Section 3(37) of ERISA, (iii) a “multiple employer plan” as described in Section 413(c) of the Code or Section 210 of ERISA, (iv) a “multiple employer welfare arrangement” within the meaning of Section 3(40) of ERISA or (v) a plan that has two (2) or more contributing sponsors, at least two (2) of whom are not under common control, within the meaning of Section 4063 of ERISA. Neither the Company nor any of its Subsidiaries has any Liability by reason of at any time being considered a single employer under Section 414 of the Code with any Person other than the Company or its Subsidiaries. The Company Plans do not obligate the Company or any of its Subsidiaries, and neither the Company nor any of its Subsidiaries otherwise have any Liability, to provide a current or former employee or other service provider (or any spouse or dependent thereof) any life insurance or medical or welfare benefits (other than severance benefits under the employment agreements listed on Section 3.16(a) of the Company Disclosure Letter) after his or her termination of employment or service with the Company or any of its Subsidiaries, other than as required under Part 6 of Subtitle B of Title I of ERISA, Section 4980B of the Code or any other Law at the sole expense of the participant.

(f)         All contributions, reimbursements, distributions, premiums and benefit payments that are due under any Company Plan have been timely made in all material respects and all such amounts for any period ending on or before the Closing Date that are not yet due have been made or properly accrued in accordance with applicable accounting principles in all material respects. Neither the Company nor any of its Subsidiaries has incurred any material Tax (whether or not assessed) pursuant to Sections 4980B, 4980D, 4980H, 6721 or 6722 of the Code. There has been no “prohibited transaction” within the meaning of Section 4975 of the Code or Section 406 of ERISA, breach of fiduciary duty (as determined under ERISA) with respect to any Company Plan, or other transaction with respect to any Company Plan that could subject the Company or any of its Subsidiaries to any material Tax under the Code, ERISA, or any other applicable Laws.

(g)       Except as set forth in Section 2.2 of this Agreement or in Section 3.16(g) of the Company Disclosure Letter, neither the execution or delivery of this Agreement, nor the consummation of the Contemplated Transactions, could, either individually or together with the occurrence of some other event (including a termination of employment or service), (i) result in any payment (including severance, bonus or other similar payment) becoming due to any current or former officer, director, employee or individual service provider of the Company or any of its Subsidiaries, or under a Company Plan or otherwise, (ii) increase or otherwise enhance any benefits or compensation otherwise payable under any Company Plan or otherwise to a current or former officer, employee or individual service provider of the Company or any of its Subsidiaries, (iii) result in the acceleration of the time of payment or vesting of any payments or benefits or trigger any other obligation under any Company Plan, (iv) require the Company or any of its Subsidiaries to set aside any assets to fund or trigger any payment or funding of any benefits under any Company Plan, (v) result in any violation of, or default under, any Company Plan, (vi) limit or restrict the right of the Company to merge, amend or terminate any Company Plan or (vii) result in the payment of any “excess parachute payment” within the meaning of Section 280G of the Code or in the imposition of an excise Tax under Section 4999 of the Code.

(h)      None of the Company, any of its Subsidiaries (excluding the Non-Controlled VIE) or, to the Knowledge of the Company, the Non-Controlled VIE, has any obligation to pay any gross-up, reimbursement or other payment in respect of any Tax imposed under Section 4999 or Section 409A of the Code (or any corresponding provisions of state or local Law relating to Tax).

(i)         Each “nonqualified deferred compensation plan” (as defined in Section 409A(d)(1) of the Code) of the Company or any of its Subsidiaries has been documented and operated in material compliance with Section 409A of the Code and the applicable guidance and regulations thereunder.

(j)         Section 3.16(j) of the Company Disclosure Letter sets forth a list of each Plan maintained for the benefit of any current or former employee or other individual service provider who performs services for the Company or its Subsidiaries outside of the United States (each, a “Non-U.S. Plan”). Except as set forth on Section 3.16(j)(i) of the Company Disclosure Letter, no Non-U.S. Plan provides for benefits that materially exceed the statutory minimum benefits required to be provided by the Company or its Subsidiaries to such Person. There is no Non-U.S. Plan in the nature of a defined benefit plan or multiemployer plan for the benefit of any Person in, or subject to any legal requirements of, a jurisdiction outside the United States. Each Non-U.S. Plan (i) if intended to qualify for special tax treatment under applicable Law, satisfies in all material respects all requirements to obtain such tax treatment, (ii) if required to be funded, book-reserved or secured by an insurance policy, is funded, book-reserved, or secured by such an insurance policy, as applicable, based on reasonable and appropriate actuarial assumptions in all material respects in accordance with applicable accounting principles and applicable Law, and (iii) has been maintained in compliance in all material respects with applicable Law.

Section 3.17.       Environmental Compliance and Conditions.

(a)       (i) Each of the Company and its Subsidiaries is, and since January 1, 2024 has been, in material compliance with all applicable Environmental Laws; (ii) each of the Company and its Subsidiaries holds and is in material compliance with all Permits required under Environmental Law to operate their business as presently conducted, and there are no Actions pending or, to the Knowledge of the Company, threatened, that could reasonably be expected to result in the suspension, termination, or material modification of any such Permit; (iii) (A) neither the Company nor any Subsidiary (excluding the VIEs) has received any notice or request for information, and there is no Action or Governmental Order that is pending or, to the Knowledge of the Company, threatened against or affecting the Company or any of its Subsidiaries (excluding the VIEs) and (B) to the Knowledge of the Company, none of the VIEs has received any notice or request for information and there is no Action or Governmental Order that is pending or threatened against or affecting the VIEs, in each case of clauses (A) and (B), relating to or alleging any liability under or violation of Environmental Law that remains open or unresolved; (iv) none of the Company, any of its Subsidiaries or, to the Knowledge of the Company, the VIEs, by operation of Environmental Law or by entering into a Contract or Governmental Order has assumed or retained any material Environmental Liability; and (v) neither the Company or any of its Subsidiaries nor, to the Knowledge of the Company, any other Person, has Released any Hazardous Substance on, into, or from the Company Real Property or any other real property currently or formerly owned, leased or operated by the Company or its Subsidiaries in a manner or to a degree that has or would reasonably be expected to result in liability or investigatory or remedial obligations for the Company or any Subsidiary under Environmental Law.

(b)       The Company has made available to Parent copies of all material environmental reports, audits, assessments, investigations, documents, and correspondence within its possession or control relating to the environmental condition of the Company Real Property or to the compliance of the Company or any of its Subsidiaries with Environmental Laws.

Section 3.18.        Employment and Labor Matters.

(a)         Neither the Company nor any of its Subsidiaries is a party to or bound by any Labor Agreement, and no employees of the Company nor any of its Subsidiaries are represented by a labor union, works council or other employee representative body. Neither the Company nor any of its Subsidiaries has experienced any actual or, to the Knowledge of the Company, threatened labor disruptions, arbitrations, picketing, strikes, slowdowns, handbilling, work stoppages, lockouts, material labor grievances, claims of unfair labor practices, or other collective bargaining or labor disputes since January 1, 2024, and, to the Knowledge of the Company, has not experienced union organization attempts since such date. Since January 1, 2024, no labor union, works council, other labor organization, or group of employees of the Company or any of its Subsidiaries has made a demand or petition for recognition or certification, and there are no representation or certification proceedings presently pending or threatened to be brought or filed with the National Labor Relations Board or any other labor relations tribunal or authority. Neither the Company nor any of its Subsidiaries has any notice or consultation obligations to any labor union, labor organization or works council in connection with the execution of this Agreement or consummation of the Contemplated Transactions. There are and since January 1, 2024 have been no material Actions pending or threatened by or before any Governmental Body against or affecting the Company or any of its Subsidiaries concerning employment-related matters (including any material grievances or unfair labor practice charges) or brought by or on behalf of any current or former applicant, employee or independent contractor of the Company or any of its Subsidiaries.

(b)         Each of the Company and its Subsidiaries is and, since January 1, 2024, has been in compliance, in all material respects, with all Laws relating to labor and employment, including all such Laws relating to wages and hours (including minimum wage and overtime wages), human rights, discrimination, harassment, retaliation, pay equity, employment equity, paid sick days/leave entitlements and benefits, family and medical leave and other leaves of absence (including the federal Emergency Family and Medical Leave Expansion Act), workers’ compensation, safety and health, immigration and work authorization (including the completion and retention of Forms I-9 for all employees and the proper confirmation of employee visas), worker classification and payment (including employee-independent contractor classification and the proper classification of employees as exempt employees and non-exempt employees), plant closures and layoffs (including the Worker Adjustment and Retraining Notification Act of 1988, as amended, and any similar foreign, state, provincial or local “mass layoff” or “plant closing” Laws (“WARN”)), terms and conditions of employment, whistleblowing, disability rights or benefits, employee trainings and notices, background checks and drug testing, labor relations, employee leave issues, affirmative action and unemployment insurance.

(c)        There has been no “mass layoff” or “plant closing” (as defined by WARN or any similar foreign, state, provincial or local Laws) with respect to the Company or any of its Subsidiaries since January 1, 2024.

(d)     No current employee with annualized base salary at or above $250,000 has given notice of termination of employment or, to the Knowledge of the Company, otherwise intends to terminate employment with the Company or any of its Subsidiaries within the twelve (12) months following the Closing.

(e)      All employees in the United States of America are employed on an “at-will” basis and their employment can be terminated at any time for any reason without any material amounts being owed to such individual other than with respect to wages accrued before termination, vested benefits under the Company Plans, and severance under Company Plans disclosed on Section 3.16(a) of the Company Disclosure Letter or amounts required by applicable Law. The relationships with all individuals who act on their own as contractors or as other service providers to the Company or any of its Subsidiaries (excluding the VIEs) and, to the Knowledge of the Company, the VIEs, can be terminated for any reason with no greater than thirty (30) days’ prior written notice of termination, other than earned but unpaid compensation through the date of termination. Neither the Company nor any of its Subsidiaries sponsors any employee for, or otherwise knowingly engages any employee working pursuant to, a nonimmigrant visa.

(f)       The Company has made available to Parent a true and complete list of (i) the employee identification number, current compensation rate (including salary and target annual bonus or commission opportunity), date of hire, work location, visa status, leave status and current job title or position of each officer and employee of the Company and each of its Subsidiaries (excluding the Non-Controlled VIE), (ii) the expected title of each other individual who has accepted an offer of employment made by the Company or any of its Subsidiaries but whose employment has not yet commenced and (iii) the expected title of each other individual to whom an offer of employment is outstanding by the Company or any of its Subsidiaries, together with each such individual’s actual or offered position or function, date of hire, location, status as active or inactive, whether such individual is on a time limited visa, base pay, bonus target, whether such position is exempt or non-exempt, leave status and expected return to work date.

(g)       The Company has made available to Parent a list of all individual independent contractors to the Company or any of its Subsidiaries (excluding the VIEs) who have performed services for the Company or any of its Subsidiaries (excluding the VIEs) within the last six (6) months, including name, current rate of payment and any incentive compensation opportunities, description of work, and expiration of term of engagement.

(h)        The Company has made available to Parent a complete and accurate copy of each material written personnel policy and material written personnel rule or procedure generally applicable to employees of the Company and each of its Subsidiaries.

(i)      During the past two (2) years, no executive or key employee of the Company or any of its Subsidiaries was the subject of any sexual or other type of discrimination, harassment, retaliation, or misconduct allegations while engaged by the Company or any of its Subsidiaries. Each of the Company and its Subsidiaries has reasonably investigated all sexual harassment, or other discrimination, retaliation or policy violation allegations of which any of them received written or oral notice or which have been reported to any of them. With respect to each such allegation with potential merit, each of the Company and its Subsidiaries has taken prompt corrective action that is reasonably calculated to prevent further improper action. Neither the Company nor any of its Subsidiaries reasonably expects any material Liabilities with respect to any such allegations and is not aware of any allegations relating to officers, directors, employees, contractors, or agents of the Company or such Subsidiary, that, if known to the public, would bring the Company or such Subsidiary into material disrepute.

(j)          To the Knowledge of the Company, no current or former employee or independent contractor of the Company or any of its Subsidiaries is in any material respect in violation of any term of any nondisclosure agreement, noncompetition agreement, nonsolicitation agreement, or other restrictive covenant agreement or obligation: (i) owed to the Company or any of its Subsidiaries; or (ii) owed to any third party with respect to such person’s right to be employed or engaged by the Company or any of its Subsidiaries.

(k)         Each of the Company and its Subsidiaries is, and since January 1, 2024, has been, in compliance in all material respects with all applicable immigration Laws, including the Immigration Reform and Control Act of 1986 and any amendments thereto. Since January 1, 2024, each of the Company and its Subsidiaries has, in all material respects, properly completed and retained Form I-9 (Employment Eligibility Verification) for all current and former employees hired to perform services in the United States, as required by applicable Law. All individuals employed by the Company or any of its Subsidiaries in the United States are authorized to work in the United States. Neither the Company nor any of its Subsidiaries sponsors any employee for, or otherwise knowingly engage any employee working pursuant to, a nonimmigrant visa.

Section 3.19.        Regulatory and Compliance Matters.

(a)       Each of the Company and its Subsidiaries (excluding the VIEs) and, to the Knowledge of the Company, the VIEs (i) holds all material Permits and has submitted written notices to all Governmental Bodies, required under applicable Healthcare Laws necessary for the lawful operation of the business of the Company and its Subsidiaries as currently conducted, including all Permits and registrations submitted to or issued by the FDA or Drug Enforcement Administration (the “Regulatory Authorizations”),  (ii) is operating and has since January 1, 2024 operated in compliance in all material respects with such material Regulatory Authorizations, and (iii) as of the date of this Agreement, all such material Regulatory Authorizations are valid and in full force and effect. Since January 1, 2024, there has not occurred any material violation of, or material default (with or without written notice or lapse of time or both) under any such material Regulatory Authorization. Since January 1, 2024, each of the Company and its Subsidiaries has fulfilled and performed all of their respective material obligations with respect to such material Regulatory Authorizations and is in compliance in all material respects with the terms thereof. Section 3.19(a) of the Company Disclosure Letter lists all current material Regulatory Authorizations held by the Company and its Subsidiaries. Since January 1, 2024, there have been no occurrences or events, or Actions that are pending, under investigation or, to the Knowledge of the Company, threatened, nor has the Company or its Subsidiaries since January 1, 2024 received any written notification from a Governmental Body, which in each case has resulted in or would reasonably be expected to result in the material limitation, adverse modification, revocation, withdrawal, termination, cancellation, lapse, integrity review, suspension, or any other materially adverse Action against any such material Regulatory Authorization, and to the Knowledge of the Company, no facts or circumstances exist that would be reasonably likely to cause any such Action. Since January 1, 2024, neither the Company nor any of its Subsidiaries has received written notice of any pending or, to the Knowledge of the Company, threatened claim, suit, proceeding, hearing, enforcement, audit, investigation, arbitration or other Action from any Governmental Body alleging that any operation or activity of the Company or any of its Subsidiaries is in material violation of any applicable Healthcare Law or Regulatory Authorization. The Contemplated Transactions, in and of themselves, will not cause the revocation or cancellation of any material Regulatory Authorization pursuant to the terms of any such Regulatory Authorization.

(b)       Since January 1, 2024, all of the Company’s and each of its Subsidiaries’ Products and, to the Knowledge of the Company, each of VIE Products, in each case,  that are subject to the jurisdiction of the FDA, DEA, EMA, MHRA, or other Governmental Body have been and are being researched, manufactured, packaged, imported, exported, processed, developed, labeled, stored, shipped, handled, warehoused, distributed, and tested by or on behalf of the Company or any of its Subsidiaries in material compliance with all applicable requirements under the Regulatory Authorizations and applicable Healthcare Laws. None of the Company’s nor any of its Subsidiaries’ Products, nor, to the Knowledge of the Company, any of the VIE Products, have been adulterated or misbranded in any material respect, or prohibited from introduction into interstate commerce under applicable Healthcare Laws.

(c)      Since January 1, 2024: (i) the Company and its Subsidiaries (excluding the VIEs) and, to the Knowledge of the Company, the VIEs have filed, maintained or furnished all material applications, reports, documents, data, claims, Regulatory Authorizations, amendments, modifications, notices, declarations, listings, registrations, reports and other information required to be filed, maintained or furnished to the FDA, DEA, EMA, MHRA, or any other Governmental Body in connection with the Products or, to the Knowledge of the Company, the VIE Products, or the operation of the business (collectively, the “Submissions,” which term, when used in reference to filings by the VIEs, shall be deemed to be made to the Knowledge of the Company), (ii) all Submissions utilized by the Company and its Subsidiaries as the basis for, or submitted by the Company or any of its Subsidiaries in connection with, any and all requests for the Regulatory Authorizations relating to the Company or any of its Subsidiaries were to the Knowledge of the Company, (A) in compliance in all material respects with applicable Healthcare Laws when filed, maintained, or furnished, and (B) complete and correct in all material respects as of the date of submission (or were corrected in or supplemented by a subsequent filing), and (iii) the Company and its Subsidiaries have not received any written notice of any material deficiencies asserted by any applicable Governmental Body with respect to any such Submissions. To the Company’s Knowledge, no facts or circumstances exist that would be reasonably likely to cause any Governmental Body to take action to materially limit, suspend, materially modify, or revoke any material Regulatory Authorization. Any material updates, changes, corrections, or modifications to such documents required under applicable Healthcare Laws have been submitted in a timely and complete manner. As of the date of this Agreement, the Company has made available to Parent true, complete and accurate copies of all material data and reports with respect to regulatory applications, studies and trials, and all other material information regarding the quality, efficacy and safety of the Products, including copies of all communications from Governmental Bodies relating to the Products.

(d)       To the extent applicable to the Company’s or its Subsidiaries’ activities, the Company and each relevant Subsidiary holds all registrations issued by the DEA and all other Permits required under the Federal Controlled Substances Act (21 U.S.C. § 801 et seq.) and applicable state controlled substance Laws for the research, development, possession, use, storage, handling, disposal, and any other activities involving controlled substances (“Controlled Substances”). Since January 1, 2024, the Company and each of its Subsidiaries has been in material compliance with all applicable Laws relating to controlled substances, including the Federal Controlled Substances Act, all applicable DEA regulations, and all applicable state controlled substance Laws. To the extent applicable to the Company’s or its Subsidiaries’ activities, the Company and each relevant Subsidiary maintains policies, procedures, and security measures that comply in all material respects with all applicable Laws governing the handling, storage, recordkeeping, and disposal of Controlled Substances.

(e)        Since January 1, 2024, neither the Company nor any of its Subsidiaries (excluding the VIEs) nor any of their respective officers or employees or, to the Knowledge of the Company, the VIEs and any of their respective officers or employees or the Company’s or any of its Subsidiaries’ agents or clinical investigators acting for or on behalf of the Company has (i) made an untrue statement of a material fact or fraudulent statement to any Governmental Body, (ii) failed to disclose a material fact required to be disclosed to any Governmental Body, or (iii) committed any act, made any statement, or failed to make any statement, in each of clauses (i) through (iii) that would reasonably be expected to provide a basis for the FDA or any other Governmental Body to invoke its policy respecting “Fraud, Untrue Statements of Material Facts, Bribery, and Illegal Gratuities”, set forth in 56 Fed. Reg. 46191 (September 10, 1991), and any amendments thereto, or any similar policy or Law regarding the communication or submission of false information to any applicable Governmental Body. Neither the Company nor any of its Subsidiaries has committed or engaged in any fraud or falsification or forgery of any research or development data, report, studies or publications or of any document or statement voluntarily submitted or required to be submitted to any Governmental Body. Neither the Company nor its Subsidiaries has received any written notice from any Governmental Body alleging any instance or investigation of research misconduct (i.e., falsification or fabrication of data or plagiarism) with respect to any nonclinical studies, tests or clinical trials with which the Company or any of its Subsidiaries has been involved. None of the Company, any of its Subsidiaries (excluding the VIEs), any of their respective officers or employees or, to the Knowledge of the Company, any of the VIEs or any of their respective officers or employees, nor, to the Knowledge of the Company, any of the Company’s or its Subsidiaries’ agents, clinical investigators, or institutional review boards (A) is or has been debarred or disqualified by the FDA, or is listed on the U.S. General Services Administration or the Department of Health and Human Services Office of Inspector General excluded individuals and entities listings, nor has the Company or any of its Subsidiaries (excluding the VIEs) or, to the Knowledge of the Company, any of the VIEs, received written notice from any Governmental Body of an impending or potential exclusion, debarment or listing of the Company or any of its Subsidiaries; or (B) has been convicted of any crime or engaged in any conduct that has resulted in, or would reasonably be expected to result in, debarment under 21 U.S.C. Section 335a(a) or (b), exclusion from participation in any Federal Health Care Program pursuant to 42 U.S.C. Section 1320a-7 or disqualification from serving as an investigator under 21 C.F.R. Parts 312 or 812. No Action that would reasonably be likely to result in such a debarment, exclusion or disqualification is pending or, to the Company’s Knowledge, threatened against the Company, any of its Subsidiaries (excluding the VIEs) or any of their respective officers, employees, contractors or agents or, to the Knowledge of the Company, any of the VIEs or any of their respective officers, employees, contractors or agents.

(f)        Since January 1, 2024, the manufacture of Products and, to the Knowledge of the Company, the VIE Products, in each case, by or on behalf of the Company or any of its Subsidiaries has been and is being conducted in material compliance with all applicable Laws including the current Good Manufacturing Practices.

(g)        Since January 1, 2024, all clinical and preclinical studies and other studies and tests conducted by or on behalf of the Company or any of its Subsidiaries, with respect to the Products, and, to the Knowledge of the Company, by or on behalf of the VIEs with respect to the VIE Products, have been, and if still pending are being, conducted in material compliance with all applicable research protocols, patient privacy requirements, corrective action plans, Good Clinical Practices, Good Laboratory Practices, institutional review board requirements and all applicable Healthcare Laws. Since January 1, 2024, neither the Company nor any of its Subsidiaries has received any written notice or other communication from any Governmental Body, institutional review board, independent ethics committee or any other similar body that it has (i) refused to approve any preclinical or clinical study or any amendment to a protocol for any preclinical or clinical study other than in the normal course, (ii) suspended, terminated or materially adversely modified any preclinical or clinical study conducted by or on behalf of the Company or any of its Subsidiaries, as applicable, with respect to the Products, or, to the Knowledge of the Company, by or on behalf of the VIEs with respect to the VIE Products, or placed any clinical study of the Products or, to the Knowledge of the Company, the VIE Products on “clinical hold”, (iii) suspended or terminated any IND related to the Products or to the Knowledge of the Company, the VIE Products, as applicable, or (iv) recalled or suspended the research, development, manufacture, import, export, or distribution of the Products or, to the Knowledge of the Company, the VIE Products (collectively, “Healthcare Correspondence”), and to the Knowledge of the Company, there exist no facts or circumstances reasonably likely to give rise to any such Healthcare Correspondence.

(h)         Since January 1, 2024, none of the Company or its Subsidiaries or any person acting on their behalf with respect to the Products or, to the Knowledge of the Company, the VIE Products, has (i) been subject to a Governmental Body shutdown or import or export prohibition or (ii) received any Form FDA-483 or notice of inspectional observations, “warning letter,” “untitled letter” or any similar written correspondence from any Governmental Body alleging or asserting material noncompliance with any applicable Law, including Healthcare Laws, or Permit, including any Regulatory Authorizations and, to the Knowledge of the Company, no Governmental Body has threatened such action. Between January 1, 2024 and the date of this Agreement, neither the Company nor any of its Subsidiaries has either voluntarily or involuntarily, initiated, conducted or issued, or caused to be initiated, conducted or issued, any investigator notice, or other notice, recall, safety alert, or Action relating to an alleged lack of safety or efficacy or material regulatory compliance of the Products or, to the Knowledge of the Company, the VIE Products.

(i)       Each of the Company and its Subsidiaries (excluding the Non-Controlled VIE) is, and to the Knowledge of the Company, the Non-Controlled VIE is, and at all times between January 1, 2024 and the date of this Agreement each has been, in material compliance with all applicable Healthcare Laws.

(j)         Neither the Company nor any of its Subsidiaries is a party to any corporate integrity agreements, monitoring agreements, consent decrees, deferred prosecution agreements, non-prosecution agreements, settlement orders or similar agreements with or imposed by any Governmental Body.

(k)        To the extent required by applicable Healthcare Laws and commensurate with its current business and scope of operations, the Company and each of its Subsidiaries (excluding the Non-Controlled VIE), and, to the Knowledge of the Company, the Non-Controlled VIE, have implemented a compliance program that conforms to, and materially ensures compliance with, applicable Healthcare Laws.

(l)        The compensation that the Company and each of its Subsidiaries pay, and have paid, to licensed health care professionals (i) is for bona fide purposes, (ii) is for commercially reasonable services required by the Company or any of its Subsidiaries for their respective business or operations, and (iii) complies with applicable Healthcare Laws in all material respects.

(m)     None of the Company, any of its Subsidiaries (excluding the Non-Controlled VIE) or, to the Knowledge of the Company, the Non-Controlled VIE, with the exception of any Company Plan, is or has been a “Covered Entity” or a “Business Associate,” as those terms are defined under HIPAA. None of the Company, any of its Subsidiaries (excluding the VIEs) or, to the Knowledge of the Company, the VIEs, has entered into a “Business Associate” contract with any “Covered Entity,” as such terms are defined under HIPAA, or (ii) “a covered person” under the DSP, or knowingly engaged in or directed any “covered data transaction” as that term is defined in the DSP, except in compliance with the DSP.

(n)         None of the Company, any of its Subsidiaries, any of their respective directors, officers, managers or employees, or, to the Knowledge of the Company, the Non-Controlled VIE, any of their respective directors, officers, managers or employees, or any of the Company’s and its Subsidiaries’ respective agents, contractors or any other Person acting on behalf of the Company or any of its Subsidiaries, has at any time since January 1, 2024, in any material respect, (i) violated or been in violation of any provision of the U.S. Foreign Corrupt Practices Act of 1977 (the “FCPA”), (ii) violated or been in violation of any applicable Law enacted in any jurisdiction in connection with or arising under the OECD Convention on Combating Bribery of Foreign Public Officials in International Business Transactions (the “OECD Convention”), (iii) violated or been in violation of any provision of the UK Bribery Act of 2010 (the “UK Bribery Act”), (iv) violated any anti-bribery or anti-corruption Law in any non-U.S. jurisdiction, or (v) violated or been in violation of any other Laws regarding (A) use of funds or other resources for political activity or (B) campaign contributions, lobbying activities, interactions with government officials, political parties, political committees, candidates for public office, or other politically exposed persons, including any lobbying-related offense, unlawful political contributions, pay-to-play violations, failures to register or report lobbying activity, impermissible gifts, entertainment, travel, misuse of corporate or other funds for political purposes, commercial bribery, influence peddling, or other political, election-related, government ethics, or public integrity misconduct. The Company and its Subsidiaries have instituted and maintained policies and procedures designed to prevent such actions to the extent such Laws are applicable to the Company or any of its Subsidiaries. None of the Company, any of its Subsidiaries (excluding the Non-Controlled VIE), any of their respective directors, officers, managers or employees, or, to the Knowledge of the Company, the Non-Controlled VIE, any of their respective directors, officers, managers or employees, or any of the Company’s and its Subsidiaries’ respective agents, contractors or any other Person acting on behalf of the Company or any of its Subsidiaries, has, at any time since January 1, 2024, in any material respect, (i) made, offered to make, promised to make, or authorized the payment or giving of, directly or indirectly, any bribe, rebate, payoff, influence payment, kickback or other unlawful payment or gift of money or anything of value prohibited under any applicable Law addressing matters comparable to those addressed by the FCPA, the UK Bribery Act, or the OECD Convention implementing legislation concerning such payments or gifts in any jurisdiction (any such payment, a “Prohibited Payment”) or (ii) received written notice that it is subject to any investigation by any Governmental Body with regard to any Prohibited Payment.

(o)         Since April 24, 2019, the Company and its Subsidiaries, and their respective directors, officers, and employees, and to the Knowledge of the Company, any agents acting on their behalf, (i) are and have been in material compliance with U.S. and any applicable Sanctions Laws and U.S. and applicable foreign Laws pertaining to export and import controls, including those administered by the U.S. Departments of Commerce and State, except to the extent inconsistent with U.S. Law, and applicable anti-money laundering Laws (collectively, “Trade Controls”) and (ii) have not engaged in any material business or dealings with or for the benefit of any Sanctioned Person, in violation of Trade Controls.

(p)        The Company and each of its Subsidiaries is, and has since January 1, 2024 been, in compliance in all material respects with all applicable (i) Privacy Laws, including providing any notice, obtaining any consent or prior authorization, and conducting any assessment required under applicable Privacy Laws (including with respect to the Personal Information of clinical trial participants, patients, patient family members, caregivers or advocates, employees, physicians and other health care professionals, clinical trial investigators, researchers and pharmacists), (ii) externally published policies, procedures, notices, and/or statements related to privacy, security or the Processing of Personal Information (each, a “Privacy Policy”), and (iii) contractual commitments related to privacy, security, or the Processing of Personal Information (provided that for purposes of this clause (iii), such representation is made solely as to the Knowledge of the Company with respect to the Non-Controlled VIE) (collectively as to (i), (ii), and (iii), the “Privacy Requirements”). To the extent required by Privacy Laws, the Company and each of its Subsidiaries have provided, or caused to be provided, a Privacy Policy to individuals prior to the collection of any Personal Information. Since January 1, 2024, (i) there have been no claims, actions, proceedings, suits, orders, audits, inquiries or complaints that have been asserted or threatened against the Company or any of its Subsidiaries by any Governmental Body or Person alleging a violation of Privacy Laws or Privacy Policies and (ii) neither the Company nor any of its Subsidiaries have been the subject of any investigation or enforcement Action by any Governmental Body alleging violations of Privacy Laws or otherwise relating to the Company’s or its Subsidiaries’ collection, use, or Processing of Personal Information.

(q)     The Company and each of its Subsidiaries (excluding the Non-Controlled VIE), and, to the Knowledge of the Company, the Non-Controlled VIE, (i) have implemented and maintain appropriate written policies and procedures, and commercially reasonable technical, physical, and organizational measures designed to protect Personal Information in their possession or under their control from unlawful or unauthorized access, use, loss, modification, or disclosure, and periodically assess risks to privacy and the confidentiality and security of such Personal Information and (ii) contractually obligates any third party Processing Personal Information at the direction of or on its behalf to implement and maintain procedures and practices with respect to such Processing. Since January 1, 2024, none of the Company, any of its Subsidiaries (excluding the Non-Controlled VIE) or, to the Knowledge of the Company, the Non-Controlled VIE, or any third party Processing Personal Information on the Company’s or its Subsidiaries’ behalf has (i) experienced an unauthorized or unlawful acquisition of, access to, disclosure, use or loss of Personal Information including any such event that triggered a notification obligation to any Person under applicable Privacy Laws, or any other data breach or cybersecurity attack or incident (a “Security Incident”), (ii) been notified in writing by any Person of any Security Incident, or (iii) notified individuals or any Governmental Body of any Security Incident.

(r)       To the Knowledge of the Company, the Company’s and its Subsidiaries’ role in the execution, delivery and performance of this Agreement and the consummation of the transactions contemplated hereby will not violate any Privacy Laws.  The Company and each of its Subsidiaries does not use, develop, import, distribute or otherwise provide any AI Technology that falls within the scope of prohibited or high-risk artificial intelligence practices under Regulation (EU) 2024/1689.

(s)       Between January 1, 2024 and the date of this Agreement, neither the Company nor any of its Subsidiaries or their respective owners, directors, officers or employees or, to the Knowledge of the Company, any Person acting at the direction of or on behalf of the Company or any of its Subsidiaries, including contractors, vendors, or other personnel: (i) has been charged with, convicted of, or entered into a plea of guilty or nolo contendere to any criminal or civil offense relating to the delivery of an item or service under any Federal Health Care Program, (x) has been debarred, excluded or suspended from participation in any Federal Health Care Program, (iii) has had a civil monetary penalty assessed against it, him or her under 42 U.S.C. § 1320a-7a, (iv) is, or has been listed on the list of parties excluded from federal procurement programs and non-procurement programs as maintained in the Government Services Administration’s System for Award Management or other federal agencies, or (v) has received written notice that it is the target or subject of any current or pending investigation relating to any Federal Health Care Program-related offense or (vi) has engaged in any activity that is in violation of, or is cause for civil penalties, debarment, or mandatory or permissive exclusion under federal or state Laws (provided that for purposes of this clause (vi), such representation is made solely as to the Knowledge of the Company with respect to the VIEs).

Section 3.20.      Suppliers. Section 3.20 of the Company Disclosure Letter sets forth a complete and accurate list of the top ten (10) suppliers of materials, products or services related to the business of the Company and its Subsidiaries (measured by the aggregate amount purchased by the Company or its Subsidiaries) for the fiscal year ended December 31, 2025 (the “Material Suppliers”). No Material Supplier has, as of the date of this Agreement, provided written notice to the Company or any of its Subsidiaries of any intention to cancel, terminate or otherwise materially and adversely alter its relationship with the Company.

Section 3.21.      Brokerage. Other than as set forth on Section 3.21 of the Company Disclosure Letter, no broker, investment banker, financial advisor or other Person is entitled to any broker’s, finder’s, financial advisor’s or other similar fee or commission in connection with the Contemplated Transactions based on any arrangement or agreement made by or on behalf of the Company or any of its Affiliates.

Section 3.22.       No Rights Agreement; Anti-Takeover Provisions. As of the date of this Agreement, the Company is not party to a stockholder rights agreement, “poison pill” or similar anti-takeover agreement or plan. Assuming the accuracy of the representations and warranties set forth in Section 4.9, the Company Board has taken all action necessary to render Section 203 of the DGCL and any other takeover, anti-takeover, moratorium, “fair price,” “control share,” or similar Law inapplicable to the Contemplated Transactions. Assuming the accuracy of the representations and warranties set forth in Section 4.9, no restrictions of any other “business combination,” “control share acquisition,” “fair price,” “moratorium” or other anti-takeover Laws apply or will apply to the Company pursuant to this Agreement, the CVR Agreement or the Contemplated Transactions.

Section 3.23.        Opinion.

(a)         The Company Board has received, on or prior to the date of this Agreement, the oral opinion, to be subsequently confirmed in writing, of Centerview Partners LLC to the effect that, as of the date of such opinion and based upon and subject to the matters set forth therein, including the various assumptions made, procedures followed, matters considered, and qualifications and limitations set forth therein, the Merger Consideration to be paid to the holders of Shares (other than (i) Shares that are held in the treasury of the Company or owned by the Company, (ii) Shares owned by Parent, Merger Sub or any direct or indirect wholly owned subsidiary of Parent or Merger Sub, (iii) any Dissenting Shares, and (iv) Shares held by any affiliate of the Company or Parent) pursuant to this Agreement is fair, from a financial point of view, to such holders. The Company shall provide an executed copy of such written opinion to Parent solely for informational purposes promptly after receipt thereof by the Company; provided that it is agreed and understood that such opinion is for the benefit of the Company Board and may not be relied on by Parent or Merger Sub.

(b)        The Company Board has received, on or prior to the date of this Agreement, the oral opinion, to be subsequently confirmed in writing, of Moelis & Company LLC to the effect that, as of the date of such opinion and based upon and subject to the various assumptions made, procedures followed, matters considered and qualifications and limitations set forth therein, the Merger Consideration to be paid to the holders of Shares (other than (i) Shares that are held in the treasury of the Company or owned by the Company, (ii) Shares owned by Parent, Merger Sub or any direct or indirect wholly owned subsidiary of Parent or Merger Sub and (iii) any Dissenting Shares) pursuant to this Agreement is fair, from a financial point of view, to such holders. The Company shall provide an executed copy of such written opinion to Parent solely for informational purposes promptly after receipt thereof by the Company; provided that it is agreed and understood that such opinion is for the benefit of the Company Board and may not be relied on by Parent or Merger Sub.

Section 3.24.    Affiliate Transactions. No present or former officer or director of the Company or any of its Subsidiaries, or any Person owning five percent (5%) or more of the Company Common Stock, and no Affiliate of such Person or family member of any such natural Person, is a party to any Contract with or binding upon the Company, its Subsidiaries or any of its or their respective properties or assets, or has any material interest in any property or asset owned, leased, licensed, sublicensed, used or occupied by the Company or any of its Subsidiaries and neither the Company nor any of its Subsidiaries have engaged in any material transaction with any of the foregoing within the twelve (12) months preceding the date of this Agreement (each, an “Affiliate Transaction”), other than (a) as set forth in Section 3.24 of the Company Disclosure Letter, (b) compensation of directors and executive officers of the Company or any of its Subsidiaries in the ordinary course, including offer letters and/or employment agreements as applicable, and (c) equity interests granted to directors and executive officers of the Company or any of its Subsidiaries.

Section 3.25.   No Other Representations and Warranties. EXCEPT FOR THE REPRESENTATIONS AND WARRANTIES CONTAINED IN ARTICLE III OF THIS AGREEMENT (AS MODIFIED BY THE COMPANY DISCLOSURE LETTER) OR IN ANY CERTIFICATE DELIVERED PURSUANT TO THIS AGREEMENT, THE COMPANY MAKES NO EXPRESS OR IMPLIED REPRESENTATION OR WARRANTY AND THE COMPANY HEREBY DISCLAIMS (AND PARENT ACKNOWLEDGES THAT IT HAS NOT RELIED UPON) ANY SUCH REPRESENTATION OR WARRANTY. IN CONNECTION WITH PARENT’S INVESTIGATION OF THE COMPANY, PARENT MAY HAVE RECEIVED FROM OR ON BEHALF OF THE COMPANY CERTAIN PROJECTIONS. THE COMPANY MAKES NO REPRESENTATIONS OR WARRANTIES WHATSOEVER WITH RESPECT TO ESTIMATES, PROJECTIONS AND OTHER FORECASTS AND PLANS (INCLUDING THE REASONABLENESS OF THE ASSUMPTIONS UNDERLYING ESTIMATES, PROJECTIONS AND FORECASTS).

ARTICLE IV

REPRESENTATIONS AND WARRANTIES
OF PARENT AND MERGER SUB

Parent and Merger Sub, jointly and severally, hereby represent and warrant to the Company as follows:

Section 4.1.         Organization and Corporate Power. Each of Parent and Merger Sub is validly existing and in good standing under the Laws of the jurisdiction in which it was organized. Each of Parent and Merger Sub has all requisite corporate power and authority and all authorizations, licenses and Permits necessary to own, lease and operate its properties and to carry on its business as it is now being conducted, except where the failure to hold such authorizations, licenses and Permits would not have a Parent Material Adverse Effect. Parent, directly or indirectly, owns beneficially and of record all of the outstanding capital stock of Merger Sub free and clear of all Liens (other than any transfer restrictions arising under applicable securities Laws).

Section 4.2.        Authorization; Valid and Binding Agreement. Except for the approval of the sole stockholder of Merger Sub, each of Parent and Merger Sub has all requisite corporate power and authority to execute and deliver this Agreement and the CVR Agreement, to perform the obligations thereunder and to consummate the Merger. No other corporate action pursuant to the Laws of the jurisdictions in which Parent or Merger Sub is organized, on the part of the Parent and Merger Sub, is necessary to authorize this Agreement and the CVR Agreement. Each of Parent and Merger Sub has duly executed and delivered this Agreement, and, assuming the due authorization, execution and delivery by the Company, this Agreement constitutes, and at the Effective Time, assuming the due authorization, execution and delivery by the Rights Agent, the CVR Agreement will constitute, its legal, valid and binding obligations, enforceable against it in accordance with their terms except as enforcement may be limited by bankruptcy, insolvency, reorganization or similar laws affecting creditors’ rights generally and by general principles of equity.

Section 4.3.       No Breach. Assuming the accuracy of the representations set forth in Section 3.4, the execution, delivery and performance of this Agreement by Parent and Merger Sub and the consummation of the Contemplated Transactions do not, and the execution, delivery and performance of the CVR Agreement by Parent will not (a) conflict with or violate their respective certificates of incorporation or bylaws (or similar governing documents) and (b) assuming all consents, approvals, authorizations and other actions described in Section 4.4 have been obtained, and all filings and obligations described in Section 4.4 have been made, conflict with or violate any Law or order, judgment or decree to which Parent, Merger Sub, either of their Subsidiaries or any of their properties or assets is subject, except any conflicts, breaches, defaults, violations, terminations, cancellations or accelerations that would not have a Parent Material Adverse Effect.

Section 4.4.      Consents. Except for (a) the applicable requirements of Antitrust and FDI Laws, (b) applicable requirements of the Exchange Act, (c) any filings required by the New York Stock Exchange and (d) the filing of the Certificate of Merger, Parent and Merger Sub are not required to submit any notice, report or other filing with any Governmental Body in connection with the execution, delivery or performance by it of this Agreement, the CVR Agreement or the consummation of the Contemplated Transactions. Other than as stated above, no consent, approval or authorization of any Governmental Body or any other party or Person is required to be obtained by the Parent or Merger Sub in connection with its execution, delivery and performance of this Agreement, the CVR Agreement or the consummation of the Contemplated Transactions.

Section 4.5.       Litigation. As of the date of this Agreement, there is no Action pending or, to the Knowledge of Parent, threatened in writing against Parent or any of its Subsidiaries that seeks to enjoin the Merger or the other Contemplated Transactions, other than any such proceedings that have not had and would not have a Parent Material Adverse Effect. Neither Parent nor any of its Subsidiaries is subject to any outstanding Governmental Order that, individually or in the aggregate, would reasonably be expected to have a Parent Material Adverse Effect.

Section 4.6.       Proxy Statement. None of the information provided or to be provided in writing by Parent or Merger Sub or any of their Representatives specifically for inclusion or incorporation by reference in the Proxy Statement will, at the date the Proxy Statement is filed with the SEC and at the time the Proxy Statement is first published, sent or disseminated to the holders of Shares, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading.

Section 4.7.     Brokerage. Other than Goldman Sachs & Co. LLC, no broker, investment banker, financial advisor or other Person is entitled to any broker’s, finder’s, financial advisor’s or other similar fee or commission in connection with the Contemplated Transactions based on any arrangement or agreement made by or on behalf of Parent or Merger Sub.

Section 4.8.        Operations of Merger Sub. Merger Sub has been formed solely for the purpose of engaging in the Contemplated Transactions and has engaged in no business activities and will have incurred no liabilities or obligations except as contemplated by this Agreement or incident to its formation and performance of its obligations hereunder.

Section 4.9.       Ownership of Shares. As of the date of this Agreement, neither Parent nor Merger Sub owns any Shares of the Company.

Section 4.10.       Vote/Approval Required. No vote or consent of the holders of any class or series of capital stock of Parent is necessary to approve the Merger. The vote or consent of the sole stockholder of Merger Sub (which will occur promptly following the execution and delivery of this Agreement) is the only vote or consent of the holders of any class or series of capital stock of Merger Sub necessary to approve this Agreement or the Merger.

Section 4.11.     Funds. Parent has sufficient cash or other liquid financial resources as of the Effective Time to consummate the Contemplated Transactions, including payment in cash of the aggregate Closing Amount at the Effective Time and the portion of the aggregate Merger Consideration due at the Effective Time and to pay all related fees and expenses. Parent and Merger Sub acknowledge that their obligations under this Agreement are not contingent or conditioned in any manner on obtaining any financing.

Section 4.12.     Investment Intention. Parent is acquiring through the Merger the shares of capital stock of the Company for its own account, for investment purposes only and not with a view to the distribution (as such term is used in Section 2(11) of the Securities Act) thereof.

Section 4.13.   No Other Representations and Warranties. EXCEPT FOR THE REPRESENTATIONS AND WARRANTIES CONTAINED IN ARTICLE IV OF THIS AGREEMENT OR IN ANY CERTIFICATE DELIVERED PURSUANT TO THIS AGREEMENT, NEITHER PARENT NOR MERGER SUB MAKES ANY EXPRESS OR IMPLIED REPRESENTATION OR WARRANTY WITH RESPECT TO PARENT, MERGER SUB OR ANY OF THEIR RESPECTIVE SUBSIDIARIES, AND THE COMPANY IS NOT RELYING ON ANY REPRESENTATION OR WARRANTY OTHER THAN THOSE EXPRESSLY SET FORTH IN THIS AGREEMENT AND EACH OF PARENT AND MERGER SUB HEREBY DISCLAIMS ANY SUCH REPRESENTATION OR WARRANTY. WITHOUT LIMITING THE FOREGOING, THE PARTIES AGREE THAT THE MILESTONES AS SET FORTH IN THE CVR AGREEMENT IS MERELY INTENDED TO DEFINE THE MILESTONE PAYMENTS IF SUCH MILESTONES ARE ACHIEVED. NONE OF PARENT OR MERGER SUB OWES ANY DUTY, AS A FIDUCIARY OR OTHERWISE, TO THE COMPANY, ANY EQUITYHOLDER OR ANY OTHER PERSON IN CONNECTION WITH ITS OPERATION OF THE SURVIVING CORPORATION’S BUSINESS FOLLOWING THE CLOSING OTHER THAN PARENT’S OBLIGATIONS SET FORTH IN THE CVR AGREEMENT. THE COMPANY ACKNOWLEDGES THAT (A) PARENT AND MERGER SUB MAKE (I) NO GUARANTEES OR PROMISES THAT ANY MILESTONE WILL BE ACHIEVED AT ALL OR BY A SPECIFIC DATE OR IS ACHIEVABLE AND (II) NO ASSESSMENTS OR PREDICTIONS REGARDING THE LIKELIHOOD OF ANY MILESTONE BEING ACHIEVED, (B) THERE IS NO ASSURANCE THAT THE EQUITYHOLDERS WILL RECEIVE ANY MILESTONE PAYMENT, (C) PARENT AND MERGER SUB HAVE NOT, PRIOR TO OR AFTER THE DATE HEREOF, PROMISED OR PROJECTED ANY AMOUNTS TO BE RECEIVED BY THE EQUITYHOLDERS IN RESPECT OF ANY MILESTONE PAYMENT, (D) NEITHER THE COMPANY NOR ANY EQUITYHOLDER IS RELYING ON OR HAS RELIED ON ANY PROMISES, PROJECTIONS, REPRESENTATION OR WARRANTY OF ANY KIND OR OTHER INFORMATION, DOCUMENTS OR MATERIALS (OR ABSENCE THEREOF) IN RESPECT OF THE MILESTONE PAYMENTS, INCLUDING WITH RESPECT TO THE OPERATION OF THE SURVIVING CORPORATION’S BUSINESS FOLLOWING THE CLOSING, (E) EXCEPT FOR PARENT’S OBLIGATION TO USE COMMERCIALLY REASONABLE EFFORTS (AS DEFINED IN THE CVR AGREEMENT) IN RESPECT OF THE MILESTONES (AS DEFINED IN THE CVR AGREEMENT), PARENT SHALL HAVE THE RIGHT TO OWN, OPERATE, USE, LICENSE, DEVELOP AND OTHERWISE COMMERCIALIZE THE ASSETS OF THE SURVIVING CORPORATION’S BUSINESS IN ANY WAY THAT PARENT DEEMS APPROPRIATE, IN ITS SOLE DISCRETION AND (F) EXCEPT FOR PARENT’S OBLIGATION TO USE COMMERCIALLY REASONABLE EFFORTS (AS DEFINED IN THE CVR AGREEMENT) IN RESPECT OF THE MILESTONES (AS DEFINED IN THE CVR AGREEMENT), PARENT DOES NOT HAVE ANY OBLIGATION, EXPRESS OR IMPLIED, TO OWN, OPERATE, USE, LICENSE, DEVELOP OR OTHERWISE COMMERCIALIZE THE ASSETS OF THE SURVIVING CORPORATION’S BUSINESS IN ORDER TO MAXIMIZE OR EXPEDITE THE MILESTONE PAYMENTS, INCLUDING ANY OBLIGATION TO PURSUE PARTICULAR BUSINESS OPPORTUNITIES, ENGAGE IN PARTICULAR ADVERTISING OR MARKETING CAMPAIGNS OR OTHERWISE. THE COMPANY HEREBY (X) SPECIFICALLY DISCLAIMS RELIANCE ON ANY SUCH PROMISES, PROJECTIONS, REPRESENTATIONS, WARRANTIES OR OTHER INFORMATION, DOCUMENTS OR MATERIALS (OR ABSENCE THEREOF), (Y) UNDERSTANDS AND AGREES THAT ANY SUCH PROMISES, REPRESENTATIONS, WARRANTIES, PROJECTIONS, FORWARD-LOOKING STATEMENTS, BUSINESS PLANS AND OTHER INFORMATION, DOCUMENTS AND MATERIALS (OR ABSENCE THEREOF) ARE SPECIFICALLY DISCLAIMED BY PARENT AND (Z) WAIVES ANY RIGHT IT MAY OTHERWISE HAVE WITH RESPECT TO ANY SUCH PROMISES, PROJECTIONS, REPRESENTATIONS, WARRANTIES OR OTHER INFORMATION, DOCUMENTS OR MATERIALS (OR ABSENCE THEREOF). THE COMPANY FURTHER ACKNOWLEDGES AND AGREES THAT PARENT OWES NO OBLIGATION OR DUTY, AS A FIDUCIARY OR OTHERWISE, TO THE RIGHTS AGENT, ANY HOLDER OR ANY OTHER PERSON IN CONNECTION WITH ITS OPERATION OF THE SURVIVING CORPORATION’S BUSINESS FOLLOWING CLOSING EXCEPT AS EXPRESSLY STATED IN THE CVR AGREEMENT, AND ACKNOWLEDGES PARENT’S DISCLAIMER SET FORTH IN SECTION 4.3(B) OF THE CVR AGREEMENT. THE PARTIES INTEND THE EXPRESS PROVISIONS OF THIS AGREEMENT AND THE CVR AGREEMENT TO GOVERN THEIR CONTRACTUAL RELATIONSHIP AND TO SUPERSEDE ANY STANDARD OF EFFORTS OR IMPLIED COVENANT OF GOOD FAITH AND FAIR DEALING THAT MIGHT OTHERWISE BE IMPOSED BY ANY COURT OR OTHER GOVERNMENTAL BODY OR OTHERWISE.

ARTICLE V

COVENANTS

Section 5.1.          Covenants of the Company.

(a)       Except (i) as set forth in Section 5.1(a) of the Company Disclosure Letter, (ii) as required by applicable Law, (iii) as required by this Agreement or (iv) with the prior written consent of Parent (which consent will not be unreasonably delayed, withheld or conditioned) from the date of this Agreement until the earlier of the Effective Time or the date this Agreement is terminated (the “Pre-Closing Period”), the Company shall, and shall cause its Subsidiaries to (A) carry on its business in the ordinary course of business, (B) use commercially reasonable efforts to maintain and preserve intact in all material respects its current business organization and keep available the services of its current officers, employees and consultants on commercially reasonable terms (except as set forth in Section 5.20 of this Agreement and Section 5.20 of the Company Disclosure Letter), (C) use commercially reasonable efforts to preserve in all material respects its relationships with material customers, suppliers, partners, licensors, licensees, distributors, Governmental Bodies and any others having significant business dealings with it and (D) comply in all material respects with all Laws applicable to the business of the Company and its Subsidiaries.

(b)      Except (x) as set forth in Section 5.1(b) of the Company Disclosure Letter, (y) as required by applicable Law, or (z) as required by this Agreement, during the Pre-Closing Period, the Company shall not, and shall cause its Subsidiaries not to, without the prior written consent of Parent (which consent will not be unreasonably delayed, withheld or conditioned) (provided that solely with respect to compliance by the VIEs with respect to the business of such VIE (but not, for the avoidance of doubt, with respect to compliance by the Company and its Subsidiaries (other than the VIEs) with its and their compliance with this Section 5.1(b)) with respect to Section 5.1(b)(xii)(A), Section 5.1(b)(xiii), Section 5.1(b)(xviii) and Section 5.1(b)(xxvii) (solely with respect to Section 5.1(b)(xii)(A), Section 5.1(b)(xiii) and Section 5.1(b)(xviii)), the Company shall only be required to use commercially reasonable efforts to cause the VIEs to comply with such sections):

(i)        (A) authorize, declare, set aside or pay any dividends on or make other distributions (whether in cash, stock or property) in respect of any Company Securities or (B) directly or indirectly redeem, repurchase, adjust, split, reverse split, combine, subdivide or otherwise acquire or reclassify any Company Securities, except, in each case, as a result of net share settlement of any Company Stock Option or Company RSU outstanding on the date of this Agreement to satisfy the applicable exercise price or applicable withholding Tax obligations, in each case, in accordance with the terms thereof as of the date of this Agreement;

(ii)        issue, sell, pledge, modify, transfer, dispose of or otherwise encumber or grant, or authorize the issuance, sale, pledge, modification, transfer, disposition or other encumbrance or grant of, any incentive equity awards (including Company Stock Options and Company RSUs), equity based awards, or Company Securities, except for issuances of Company Common Stock in respect of the exercise of a Company Stock Option or a Pre-Funded Warrant or the settlement of Company RSUs, in either case with respect to Company Stock Options or Company RSUs outstanding on the date of this Agreement (and in accordance with the terms thereof as of the date of this Agreement) or issued in accordance with the terms of this Agreement;

(iii)       except as required by the terms of a Company Plan as in effect as of the date of this Agreement, (A) increase or decrease the wages, salary or other compensation or benefits with respect to any of the Company’s or its Subsidiaries’ officers, directors, employees or other individual service providers, (B) pay or award, or commit to pay or award, any bonuses, commissions or other incentive compensation or severance, separation, retention or transaction-related payments or benefits, (C) accelerate any rights or benefits, or the vesting or funding of any payments or benefits, under any Company Plan or otherwise, (D) establish, adopt, enter into, modify, amend or terminate any Company Plan (or plan or arrangement that would be a Company Plan if in effect on the date hereof), or (E) hire, engage, promote, terminate (without cause), furlough, or temporarily layoff any employee with annual base salaries in excess of $100,000 or terminate or engage any individual independent contractor or consultant with annual billing in excess of $100,000;

(iv)        take any action that would constitute a “mass layoff” or “plant closing” (as defined by WARN) or require notice to employees, or trigger any other obligations or liabilities under WARN or any similar state, local or foreign Law;

(v)       waive or release any noncompetition, nonsolicitation, nondisclosure, noninterference, nondisparagement, or other restrictive covenant obligation of any current or former employee or independent contractor;

(vi)      amend, or propose to amend, any Company Organizational Document (including by merger, consolidation or otherwise) or adopt a stockholders’ rights plan, or enter into any agreement with respect to the voting of any Company Securities;

(vii)       effect a recapitalization, reclassification of shares, stock split, reverse stock split or similar transaction or authorize the issuance of any other securities in respect of, in lieu of, or in substitution for shares of any Company Securities;

(viii)    adopt a plan or agreement of complete or partial liquidation, dissolution, merger, consolidation, restructuring, recapitalization or other reorganization of the Company or any Subsidiary of the Company (other than the Merger);

(ix)         subject to clause (xi), make any material capital expenditures, except for any unbudgeted capital expenditure, in an amount not to exceed, in any year, in the aggregate, $500,000;

(x)         acquire or agree to acquire (by merger, consolidation or acquisition of stock or assets or otherwise) any other Person, by purchase of stock, securities or assets, or enter into any joint venture, partnership, strategic alliance, limited liability company or similar arrangement with any third Person in any one transaction or series of related transactions other than (A) the purchase of equipment, supplies or other materials from suppliers and inventory in the ordinary course of business and (B) non-exclusive licenses of Intellectual Property in the ordinary course of business;

(xi)         (A) incur, create, assume, become liable for, or materially modify the terms of (including by extending the maturity date thereof) any Indebtedness, renew or extend any existing credit or loan arrangements, enter into any “keep well” or other agreement to maintain any financial condition of another Person, issue or sell any debt securities, warrants, calls or other rights to acquire any debt securities of the Company or any of its Subsidiaries, or enter into any agreement or arrangement having the economic effect of any of the foregoing, except for indebtedness incurred in the ordinary course of business in an amount not to exceed $250,000 in the aggregate, (B) make or forgive any loans or advances to any other Person (including any Affiliate)  (other than advances to employees and other service providers for business and travel expenses in the ordinary course of business, or loans, advances or capital contributions solely among the Company and its wholly owned Subsidiaries in the ordinary course of business), or change its existing borrowing or lending arrangements for or on behalf of such Persons or Affiliates, (C) make any capital contributions to, or investments in, any other Person other than (1) solely with respect to wholly owned Subsidiaries or (2) investments in cash equivalents (including bank account balances, marketable securities, commercial paper, treasury bills and short-term investments) in the ordinary course of business or (D) repurchase, prepay, refinance or otherwise reduce or materially change the commitments of any Indebtedness;

(xii)      (A) sell, pledge, transfer, license, sublicense, assign, mortgage, encumber, lease (as lessor), subject to any Lien (other than Permitted Liens) (including under any sale-leaseback transaction or an asset securitization transaction) or otherwise abandon, withdraw or dispose of, in a single transaction or a series of related transactions, any material tangible assets with a fair market value in excess of $250,000 in the aggregate, other than dispositions of obsolete or immaterial tangible assets in the ordinary course of business consistent with past practice, or (B) enter into, materially amend, modify, terminate, or waive any rights under any Company Real Property Lease;

(xiii)     (A) sell, transfer, assign, license, sublicense, lease or otherwise encumber or dispose of (whether by merger, stock or asset sale or otherwise) to any Person (including any Affiliate) any rights to any Company Intellectual Property, except for non-exclusive licenses or sublicenses to Intellectual Property granted in the ordinary course of business consistent with past practice, (B) cancel, dedicate to the public, disclaim, forfeit, reissue, reexamine or abandon without filing a substantially identical counterpart in the same jurisdiction with the same priority or allow to lapse (except with respect to Patents expiring in accordance with their terms) any Company Intellectual Property, (C) fail to make any filing, pay any fee, or take any other action necessary to prosecute and maintain in full force and effect any Registered Company Intellectual Property, (D) make any change in Company Intellectual Property that does or would reasonably be expected to impair such Company Intellectual Property or the Company’s or any rights of any Subsidiaries of the Company with respect thereto, (E) disclose to any Person (other than Representatives of Parent and Merger Sub) any Trade Secrets, know-how or confidential or proprietary information, except, in the case of confidential or proprietary information, in the ordinary course of business to a Person that is subject to customary confidentiality obligations or (F) fail to take or maintain reasonable measures to protect the confidentiality and value of the Trade Secrets included in any of the Company Intellectual Property;

(xiv)       commence, pay, discharge, settle, compromise or satisfy any Action that is unrelated to the Contemplated Transactions, other than solely for monetary consideration (net of insurance proceeds received) not to exceed $250,000 individually or $1,000,000 in the aggregate and that do not (x) require any material actions or impose any material restrictions on the business or operations of the Company and its Subsidiaries, or after the Closing, Parent or its Subsidiaries or (y) include the admission of wrongdoing by any member of the Company or any of its Subsidiaries;

(xv)      change its fiscal year, revalue any of its material assets or change any of its material financial, actuarial, reserving or accounting methods or practices in any respect, except as required by GAAP or Law;

(xvi)       write up, write down or write off the book value of any material assets, except as required by GAAP or Law;

(xvii)     (A) make, change or revoke any material Tax election with respect to the Company or any of its Subsidiaries, (B) file any material amended Tax Return, (C) enter into any “closing agreement” as described in Section 7121 of the Code (or any corresponding or similar provision of state, local or non-U.S. law), Tax allocation agreement or Tax sharing agreement (other than any commercial agreement entered into in the ordinary course of business that does not relate primarily to Taxes), (D) extend or waive the application of any statute of limitations regarding the assessment or collection of any material Tax with respect to the Company or any of its Subsidiaries, (E) settle or compromise any material Tax liability or material Tax refund claim with respect to the Company or any of its Subsidiaries, or (F) change any material method of Tax accounting, except, in each case, as required by applicable Law;

(xviii)    waive, release or assign any material rights or claims under, or negotiate, enter into, renew, materially amend, materially modify, exercise any material options or material rights of first offer or refusal under, or terminate, or defer or delay making any payment under, any Company Material Contract or any Contract that, if existing as of the date of this Agreement, would have been a Company Material Contract, except (A) for the expiry of any Contracts on their terms or the renewal of Contracts in the ordinary course of business and (B) with respect to purchase orders in the ordinary course of business; provided that in no event shall the Company or any of its Subsidiaries be permitted to enter into any Contract that would be a Company Material Contract under Section 3.12(a)(iii) (Joint Venture Agreements; Partnership Agreements), Section 3.12(a)(iv) (Contracts with Restrictive Covenants), Section 3.12(a)(ix) (Contracts with Rights of First Refusal or Offer), Section 3.12(a)(xiv) (Contracts Restricting Dividends) or Section 3.12(a)(xx) (Contracts Relating to Commercialization, Co-Promotion, etc.);

(xix)       negotiate, amend, modify, extend, enter into or terminate any Labor Agreement;

(xx)       abandon, withdraw, terminate, suspend, abrogate, amend or modify in any material respect any material Permits;

(xxi)       enter into a research or collaboration arrangement (except for Routine Services Contracts or non-exclusive licenses in the ordinary course of business) that contemplates payments by or to the Company or any of its Subsidiaries in excess of $500,000 in any twelve (12)-month period;

(xxii)      amend, cancel or terminate any material insurance policy naming the Company or any of its Subsidiaries as an insured, a beneficiary or a loss payable payee without obtaining substitute insurance coverage;

(xxiii)    participate in any scheduled meetings or teleconferences with, or correspond in writing, communicate, or consult with the FDA or any similar Governmental Body without providing Parent with prior written notice and, within two (2) Business Days from the time such written notice is delivered, the opportunity to consult with the Company with respect to such correspondence, communication or consultation, which the Company will consider in good faith, in each case to the extent permitted by applicable Law;

(xxiv)    enter into any new material line of business, create any new Subsidiary, or enter into any agreement or commitment that materially limits or otherwise materially restricts the Company or its Affiliates, including, following the Closing, Parent and its Affiliates from time to time engaging or competing in any line of business or in any geographic area or otherwise enter into any agreements, arrangements or commitments imposing material restrictions on its assets, operations or business;

(xxv)      (A) commence any clinical trial of which Parent has not been informed prior to the date of this Agreement, (B) unless mandated by any Governmental Body, initiate, discontinue, terminate, suspend or materially modify (including a material acceleration or delay thereof) any ongoing clinical trial, (C) discontinue, terminate, suspend or materially modify (including a material acceleration or delay thereof) any IND-enabling preclinical studies or other material preclinical development activities without first consulting with Parent in good faith, (D) accelerate or delay public disclosure of the results of any ongoing clinical trial from any release dates publicly announced prior to the date hereof, or (E) initiate or issue a recall, safety alert or investigator notice, without first consulting with Parent in good faith;

(xxvi)     enter into an Affiliate Transaction; or

(xxvii)   authorize, agree or commit to take any of the actions described in clauses (i) through (xxvi) of this Section 5.1(b).

Section 5.2.         Access to Information; Confidentiality.

(a)         Subject to Section 5.2(c), from and after the date of this Agreement until the earlier of the Effective Time and the termination of this Agreement in accordance with its terms, the Company shall, and shall cause its Subsidiaries to, (i) upon reasonable advance notice during normal business hours and under the supervision of appropriate personnel of the Company, (A) give Parent and Merger Sub and their respective Representatives reasonable access to relevant employees and facilities and to relevant books, contracts and records of the Company and its Subsidiaries, (B) permit Parent and Merger Sub to make such non-invasive inspections as they may reasonably request and (C) cause its officers to furnish Parent and Merger Sub with such financial and operating data and other information with respect to the business, properties and personnel of the Company and its Subsidiaries as Parent or Merger Sub may from time to time reasonably request, in each case of clauses (A)-(C), solely for the purpose of effectuating the Contemplated Transactions and integration planning and (ii) reasonably promptly (and in any event within two (2) Business Days of receipt by the Company) notify Parent of any material notice, correspondence, or communication from any Governmental Body (including FDA, DEA, EMA, and MHRA), institutional review board or clinical investigator, including any material Healthcare Correspondence following receipt by the Company.

(b)       Subject to Section 8.7, Parent, Merger Sub and the Company hereby acknowledge and agree that the Confidentiality Agreement will continue in full force and effect in accordance with its terms.

(c)      Nothing in Section 5.2(a) requires the Company to permit any inspection, or to disclose any information (i) if such information or access would relate to documents or information concerning the evaluation or negotiation of this Agreement, the Contemplated Transactions or, subject to Section 5.3, an Acquisition Proposal or Superior Proposal or (ii) that in the reasonable judgment of the Company would (A) violate any of its or its Affiliates’ respective obligations with respect to confidentiality existing as of the date hereof or give a third party the right to terminate or accelerate an obligation under any then effective Contract to which any of the Company or its Subsidiaries is a party, (B) result in a violation of applicable Law or (C) result in loss of legal protection, including the attorney-client privilege and work product doctrine; provided that the Company will use its reasonable best efforts to obtain any required consents for the disclosure of such information and take such other reasonable action (including entering into a joint defense agreement or similar arrangement to avoid loss of attorney-client privilege) with respect to such information as is necessary to permit disclosure to Parent without (x) jeopardizing such attorney-client privilege or work product doctrine or (y) violating applicable Law or any of the Company’s or its Affiliates’ respective obligations with respect to confidentiality, as applicable.

Section 5.3.         Acquisition Proposals.

(a)        The Company shall not, and shall cause its Subsidiaries and its and their respective directors and officers not to, and shall use reasonable best efforts to cause its other Representatives not to: (i) directly or indirectly initiate, solicit, or knowingly encourage or knowingly facilitate (including by way of providing information) any inquiries, proposals or offers, or the making of any submission or announcement of any inquiry, proposal or offer that constitutes or would reasonably be expected to lead to any Acquisition Proposal, (ii) directly or indirectly engage in, enter into or participate in any discussions or negotiations with any Person with respect to any Acquisition Proposal or (iii) provide any non-public information to, or afford access to the business, properties, assets, books or records of the Company and its Subsidiaries to, any Person (other than Parent, Merger Sub, or any designees of Parent or Merger Sub) in connection with any Acquisition Proposal. The Company shall and shall cause its Subsidiaries and its and their respective directors and officers to, and shall direct its Representatives to, (x) immediately cease any solicitation, discussions, or negotiations with any Person (other than Parent, Merger Sub, or any designees of Parent or Merger Sub) with respect to any Acquisition Proposal, (y) as soon as reasonably practicable (and in any event within one (1) Business Day following the date of this Agreement) request in writing the prompt return or destruction of all confidential information provided by or on behalf of the Company or its Subsidiaries to any such Person in connection with its consideration of any Acquisition Proposal and (z) as soon as reasonably practicable (and in any event within one (1) Business Day following the date of this Agreement) terminate access to any physical or electronic data rooms relating to a possible Acquisition Proposal. Notwithstanding the foregoing, the Company and its Representatives may, (A) solely in response to a bona fide inquiry or proposal that did not result from a material breach of this Section 5.3(a), seek to clarify and understand the terms and conditions of any inquiry or proposal made by any Person solely if and to the extent necessary to determine whether such inquiry or proposal constitutes an Acquisition Proposal and (B) inform a Person that has made or, to the Knowledge of the Company, is considering making an Acquisition Proposal of the provisions of this Section 5.3.

(b)         Notwithstanding Section 5.3(a) or any other provision of this Agreement, if at any time following the date of this Agreement and prior to the Effective Time, (i) the Company has received a written bona fide Acquisition Proposal that did not, directly or indirectly, result from a material breach of Section 5.3(a) and (ii) the Company Board or a committee thereof determines in good faith, after consultation with outside counsel and a financial advisor, that such Acquisition Proposal constitutes or is reasonably likely to lead to or result in a Superior Proposal, then the Company may (A) furnish information with respect to the Company to the Person making such Acquisition Proposal and its Representatives and (B) participate in discussions or negotiations with such Person and its Representatives regarding such Acquisition Proposal; provided that the Company may only take the actions described in clauses (A) or (B) above if the Company Board determines in good faith, after consultation with outside counsel, that the failure to take any such action would be, or would reasonably be expected to be, inconsistent with its fiduciary duties under applicable Law; provided, further, that (1) the Company shall not, and shall use reasonable best efforts to cause its Representatives not to, disclose any material non-public information to such Person unless the Company has, or first enters into, a confidentiality agreement with such Person with terms governing confidentiality that, taken as a whole, are not materially less restrictive or materially more favorable to the other Person than those contained in the Confidentiality Agreement, and that does not prohibit the Company from providing any information to Parent in accordance with this Section 5.3 or otherwise prohibit the Company from complying with its obligations under this Section 5.3, and (2) the Company shall, concurrently therewith or as promptly as reasonably practicable thereafter, and in any event within one (1) Business Day, provide or make available to Parent any material non-public information concerning the Company provided or made available to such other Person that was not previously provided or made available to Parent and Merger Sub. The Company shall not, directly or indirectly, release any Person from, or waive, amend or modify any provision of, or grant permission under or fail to enforce, any standstill provision in any agreement to which the Company is a party.

(c)       The Company shall promptly (and in any event within one (1) Business Day) notify Parent in writing (email being acceptable) of the receipt by the Company or any of its Subsidiaries of any Acquisition Proposal, inquiry or other indication by any Person that it is considering making an Acquisition Proposal, or any inquiry, proposal or offer that could reasonably be expected to lead to an Acquisition Proposal. The Company shall (i) provide Parent promptly (and in any event within such one (1) Business Day period) the material terms and conditions of any such inquiry or Acquisition Proposal (including any subsequent amendments, modifications or supplements thereto), together with copies of all material documents related thereto, and the identity of the Person making any such inquiry or Acquisition Proposal and (ii) keep Parent reasonably informed of any material developments, discussions or negotiations regarding any Acquisition Proposal (including any changes to the terms thereof).

(d)       The Company Board and each committee thereof shall not, subject to the terms and conditions of this Agreement, (i) approve or recommend, or propose publicly to approve or recommend, or authorize, cause or permit the Company to enter into any letter of intent, memorandum of understanding, agreement in principle, acquisition agreement, license agreement, merger agreement, joint venture agreement, partnership agreement, collaboration agreement, revenue-sharing agreement or similar definitive agreement (other than a confidentiality agreement referred to and entered into in compliance with Section 5.3(b)) relating to, or that would reasonably be expected to lead to, any Acquisition Proposal (an “Alternative Acquisition Agreement”) or (ii) make a Change of Board Recommendation.

(e)          Notwithstanding Section 5.3(d) or any other provision of this Agreement, prior to the receipt of the Company Stockholder Approval:

(i)        the Company may terminate this Agreement to enter into an Alternative Acquisition Agreement if (A) the Company receives an Acquisition Proposal that did not, directly or indirectly, result from a material breach of Section 5.3(a) and that the Company Board or a committee thereof determines in good faith, after consultation with outside counsel, constitutes a Superior Proposal, (B) the Company has notified Parent in writing that it intends to terminate this Agreement to enter into an Alternative Acquisition Agreement and (C) no earlier than the end of the Notice Period, the Company Board or any committee thereof determines in good faith that the Acquisition Proposal that is subject of the Determination Notice continues to constitute a Superior Proposal and that the failure to terminate this Agreement would reasonably be expected to be inconsistent with its fiduciary duties under applicable Law, after consultation with outside counsel and taking into consideration the terms of any proposed amendment or modification to this Agreement that Parent has irrevocably committed to make during the Notice Period;

(ii)       the Company Board or a committee thereof may make a Change of Board Recommendation if (A)  the Company receives an Acquisition Proposal that did not, directly or indirectly, result from a material breach of Section 5.3(a), and the Company Board or a committee thereof determines in good faith, after consultation with outside counsel, that the Acquisition Proposal constitutes a Superior Proposal, (B) the Company has notified Parent in writing that it intends to effect a Change of Board Recommendation and (C) no earlier than the end of the Notice Period, the Company Board or a committee thereof determines in good faith that the failure to make a Change of Board Recommendation would reasonably be expected to be inconsistent with its fiduciary duties under applicable Law and that the Acquisition Proposal that is subject of the Determination Notice continues to constitute a Superior Proposal, after consultation with outside counsel and taking into consideration the terms of any proposed amendment or modification to this Agreement that Parent has irrevocably committed to make during the Notice Period; and

(iii)        other than in connection with an Acquisition Proposal, which is the subject of this Section 5.3, the Company Board or a committee thereof may make a Change of Board Recommendation in response to an Intervening Event if (A) the Company has notified Parent in writing that it intends to effect a Change of Board Recommendation and (B) no earlier than the end of the Notice Period, the Company Board or any committee thereof determines in good faith, after consultation with outside counsel and considering the terms of any proposed amendment or modification to this Agreement that Parent has irrevocably committed to make during the Notice Period, that the failure to effect a Change of Board Recommendation in response to such Intervening Event would reasonably be expected to be inconsistent with its fiduciary duties under applicable Law.

The provisions of this Section 5.3(e) apply to any amendment to the financial or other material terms of any applicable Superior Proposal with respect to Section 5.3(e)(i) and Section 5.3(e)(ii) and require a revised Determination Notice and a new Notice Period pursuant to clause (i)(C) or (ii)(C) as the case may be. During the Notice Period, if requested by Parent, the Company shall negotiate, and shall use reasonable best efforts to cause its Representatives to negotiate, in good faith with Parent regarding potential changes proposed by Parent to this Agreement that would eliminate the need for taking the actions set forth in Section 5.3(e)(i), Section 5.3(e)(ii) and Section 5.3(e)(iii) (and in respect of a Superior Proposal, would cause such Superior Proposal to no longer constitute a Superior Proposal).

(f)          Nothing contained in this Agreement prohibits (i) the Company Board or a committee thereof from (A) taking and disclosing to the holders of Shares a position contemplated by Rule 14e-2 or Rule 14d-9 promulgated under the Exchange Act or (B) making any public statement if the Company Board or a committee thereof determines in good faith, after consultation with outside counsel, that the failure to make such statement would reasonably be expected to be inconsistent with its fiduciary duties under applicable Law or (ii) the Company or the Company Board from making any disclosure required under the Exchange Act; provided that any such action that would otherwise constitute a Change of Board Recommendation shall be made only in compliance with Section 5.3(d) and Section 5.3(e) (it being understood that: (x) any “stop, look and listen” letter or similar communication limited to the information described in Rule 14d-9(f) under the Exchange Act and (y) any disclosure of information to the holders of Shares that only describes the Company’s receipt of an Acquisition Proposal and the operation of this Agreement with respect thereto and contains a statement that the Company Board has not effected a Change of Board Recommendation, in each case, shall be deemed not to be a Change of Board Recommendation).

(g)        The Company acknowledges and agrees that, for purposes of determining whether a breach of this Section 5.3 has occurred, the actions of the Company’s directors and Representatives acting in their authorized capacities on behalf of the Company shall be deemed to be the actions of the Company, and the Company shall be responsible for any breach of this Section 5.3 by its directors and Representatives acting in their authorized capacities on behalf of the Company.

Section 5.4.          Stockholders Meeting; Proxy Statement.

(a)         As promptly as reasonably practicable (and in any event within ten (10) Business Days) after the date of this Agreement, the Company shall prepare and file with the SEC a proxy statement in preliminary form related to the Company Stockholder Meeting (together with any amendments thereof or supplements thereto, the “Proxy Statement”). The Company shall give Parent and its Representatives a reasonable opportunity to review and comment on the initial preliminary Proxy Statement and all subsequent forms or versions of or amendments or supplements to the Proxy Statement prior to the filing thereof with the SEC or dissemination to the holders of Shares and the Company shall give reasonable and good faith consideration to any timely comments thereon made by Parent or its Representatives. Parent and Merger Sub shall promptly supply to the Company in writing, for inclusion in the Proxy Statement, all information concerning Parent and Merger Sub and their controlled Affiliates required under applicable Laws to be included in the Proxy Statement as is reasonably requested by the Company. The Company covenants and agrees that the Proxy Statement (i) at the time the Proxy Statement (including the preliminary Proxy Statement and all subsequent forms or versions of or amendments or supplements to the Proxy Statement) is filed with the SEC, (ii) at the time the Proxy Statement is first published, sent or disseminated to the holders of Shares, and (iii) at the time of the Company Stockholder Meeting, will (A) comply in all material respects with the Exchange Act and other applicable Laws and (B) not contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading; provided, however, that no covenant is made by the Company with respect to information supplied by or on behalf of Parent or Merger Sub specifically for inclusion or incorporation by reference in the Proxy Statement. The Company agrees to (i) respond promptly to any comments of the SEC or its staff, (ii) promptly correct any information included in the Proxy Statement or incorporated therein if and to the extent that such information shall have become false or misleading in any material respect, and (iii) take all steps necessary to cause the Proxy Statement as so corrected to be promptly filed with the SEC and to be disseminated to holders of Shares, in each case as and to the extent required by applicable Laws. The Company shall (x) promptly notify Parent of the receipt of, and promptly provide Parent copies of, all comments (including oral comments) from, and all correspondence with, the SEC or its staff with respect to the Proxy Statement and shall promptly notify Parent of any request by the SEC or its staff for any amendment or supplement thereto or for additional information, (y) provide Parent and its counsel with a reasonable opportunity to review and comment on any proposed correspondence between the Company or any of its Representatives, on the one hand, and the SEC or its staff, on the other hand, with respect to the Proxy Statement and shall give reasonable and good faith consideration to any timely comments thereon made by Parent or its Representatives and (z) promptly provide Parent with final copies of any correspondence sent by the Company or any of its Representatives to the SEC or its staff with respect to the Proxy Statement, and of any amendments or supplements to the Proxy Statement. The Proxy Statement shall include the Company Board Recommendation, unless the Board of Directors has made a Change of Board Recommendation that complies with Section 5.3. The Proxy Statement shall include (i) the fairness opinions of the Company’s financial advisors referenced in Section 3.23, (ii) the notice of the Company Stockholder Meeting and (iii) the notice and other information required by Section 262(d) of the DGCL.

(b)        The Company shall establish a record date for, duly call, convene and hold a meeting of the holders of the Shares for the purpose of voting upon the adoption of this Agreement (together with any adjournments or postponements thereof, the “Company Stockholder Meeting”) as promptly as reasonably practicable after the SEC Clearance Date (and shall initially schedule the Company Stockholder Meeting to be held within twenty (20) Business Days from the date of the first mailing of the Proxy Statement, or if the Company’s nationally recognized proxy solicitor advises the Company in writing that twenty (20) Business Days from the date of the mailing of the Proxy Statement is insufficient time to obtain the Company Stockholder Approval, such later date to which Parent consents in writing (such consent not to be unreasonably withheld, conditioned or delayed)), and any adjournments or postponements of such meeting shall require the prior written consent of Parent (not to be unreasonably withheld, conditioned or delayed). Within five (5) Business Days after the date of this Agreement (and thereafter, upon the reasonable request of Parent), the Company shall conduct “broker searches” in accordance with Rule 14a-13 of the Exchange Act in a manner to enable the Company Stockholder Meeting to be held by such date. Notwithstanding the foregoing, (i) the Company may, without the prior written consent of Parent, adjourn or postpone the Company Stockholder Meeting up to one (1) time (A) for the absence of a quorum or to solicit additional votes in favor of the Merger or (B) to allow reasonable additional time for the filing and/or mailing, and review by the holders of the Shares prior to the date of the Company Stockholder Meeting, of any supplemental or amended disclosure that the Board of Directors determines in good faith is required by applicable Laws or the rules and regulations of Nasdaq (for a period of not more than five (5) Business Days but in any event not past four (4) Business Days prior to the Outside Date), unless prior to such adjournment or postponement, the Company shall have received an aggregate number of proxies voting for the adoption of this Agreement, which have not been withdrawn, such that the condition in Section 6.1(a) would be satisfied at such meeting if it were to be held without such postponement or adjournment and (ii) Parent may require the Company to, adjourn or postpone the Company Stockholder Meeting up to two (2) times, in the aggregate, to a date specified by Parent under the circumstances described in clauses (i)(A) or (i)(B) of this sentence; provided, however, that in no event shall the Company Stockholder Meeting be so postponed or adjourned at the request of Parent for more than ten (10) Business Days , or to a date that is less than four (4) Business Days prior to the Outside Date, without the prior written consent of the Company (which consent shall not be unreasonably withheld, conditioned or delayed). In connection with the foregoing, the Company shall (i) file the definitive Proxy Statement with the SEC and cause the definitive Proxy Statement to be mailed to the Company’s stockholders as of the record date established for the Company Stockholder Meeting as promptly as practicable (and in any event within one (1) Business Day) after the date on which the SEC confirms that it has no further comments on the Proxy Statement (the “SEC Clearance Date”); provided, that if the SEC has failed to affirmatively notify the Company within ten (10) days (inclusive) of the initial filing of the Proxy Statement with the SEC that it will or will not be reviewing the Proxy Statement, then such date shall be the “SEC Clearance Date”. Once the Company has established a record date for the Company Stockholder Meeting, the Company shall not change such record date or establish a different record date for the Company Stockholder Meeting without the prior written consent of Parent (such consent not to be unreasonably withheld, conditioned or delayed), unless required to do so by applicable Laws. Unless the Board of Directors shall have made a Change of Board Recommendation in compliance with Section 5.3, the Company shall use reasonable best efforts to obtain the Company Stockholder Approval, including to solicit proxies in favor of the adoption of this Agreement. Unless this Agreement is validly terminated in accordance with Section 7.1, the Company shall submit this Agreement to the holders of Shares at the Company Stockholder Meeting even if the Board of Directors shall have made a Change of Board Recommendation or proposed or announced any intention to do so. The Company shall advise Parent on each of the last ten (10) Business Days prior to the date of the Company Stockholder Meeting as to the aggregate tally of proxies received by the Company with respect to the Company Stockholder Approval (email being sufficient). Without the prior written consent of Parent, matters related to the adoption of this Agreement, a non-binding advisory compensation vote and adjournment of the Company Stockholder Meeting shall be the only matters that the Company shall propose to be acted on by the holders of Shares at the Company Stockholder Meeting.

Section 5.5.          Employment and Employee Benefits Matters.

(a)         For twelve (12) months following the Closing Date (or, if earlier, until the date of the termination of employment of a Current Employee, as defined below) (the “Continuation Period”), Parent shall, or shall cause the Surviving Corporation to provide each individual employed by the Company or its Subsidiaries immediately prior to the Effective Time who continues to remain employed following the Effective Time (each, a “Current Employee”), (i) base salary or wage rate, as applicable, and a target annual cash incentive compensation opportunity that is, in the aggregate, at least as favorable as the base salary or wage rate, as applicable, and target annual cash incentive opportunity, provided to the Current Employee as of immediately prior to the Effective Time, (ii) broad-based employee benefits (excluding long-term cash incentive opportunities, severance, equity and equity-based awards, retention, transaction, change in control-related payments or benefits, nonqualified deferred compensation, defined benefit plan and post-employment or retiree welfare benefits (collectively, the “Excluded Benefits”)) that are substantially comparable in the aggregate to those broad-based employee benefits (other than Excluded Benefits) provided to the Current Employees under the Company Plans that are disclosed in Section 3.16(a) of the Company Disclosure Letter and in effect as of immediately prior to the Effective Time, or, to the extent a Current Employee becomes covered by an employee benefit plan or program of Parent (or one of its Affiliates other than the Company) during such period, employee benefits (other than the Excluded Benefits) consistent with those provided to similarly situated employees of Parent (or its relevant Affiliate) (subject to the terms and conditions set forth in this Section 5.5), and (iii) severance benefits that are no less favorable than the severance protections and benefits provided to the Current Employee immediately prior to the Effective Time and set forth on Section 5.5(a)) of the Company Disclosure Letter.

(b)        Parent shall use commercially reasonable efforts to, and shall use commercially reasonable efforts to cause the Surviving Corporation to, cause service rendered by each Current Employee to the Company or its Subsidiaries prior to the Effective Time to be taken into account with respect to only the employee benefit plans of Parent and the Surviving Corporation which provide benefits for vacation, or paid time-off (and for the avoidance of doubt, not for any purpose under any Excluded Benefit), for purposes of determining eligibility to participate, level of benefits and vesting, to the same extent and for the same purpose as such service was taken into account under the corresponding Company Plans immediately prior to the Effective Time for those purposes; provided that the foregoing will not apply to (i) the extent that its application would result in a duplication of benefits or compensation with respect to the same period of service, (ii) any benefit plan that is a frozen plan or that provides benefits to a grandfathered employee population or (iii) to the extent such service would not be credited to similarly situated employees of Parent or its Affiliates.

(c)        If requested by Parent at least five (5) Business Days prior to the Effective Time, the Company shall, at least one (1) Business Day prior to the Effective Time, (i) adopt written resolutions (or take other necessary and appropriate actions) to terminate, or terminate participation in, each Company Plan intended to be qualified under Section 401(a) of the Code (the “401(k) Plan”), (ii) cease all contributions to the 401(k) Plan for any compensation paid after such termination date, and (iii) one hundred percent (100%) vest all participants under the 401(k) Plan, with such termination, cessation and vesting to be effective no later than the Business Day preceding the Effective Time. The Company shall provide Parent with an advance copy of such proposed resolutions no later than five (5) Business Days prior the date the resolutions are to be approved and shall incorporate any and all reasonable comments made by Parent to such resolutions. In the event Parent requests that the Company terminate the 401(k) Plan in accordance with this section, then as soon as administratively practicable following the Closing Date, Parent shall permit each Current Employee performing services in the U.S. to participate in a tax-qualified defined contribution plan sponsored by Parent or one of its Subsidiaries (the “Parent 401(k) Plan”) and shall cause the Parent 401(k) Plan to accept direct rollover distributions from the 401(k) Plan on behalf of Current Employees, including participant loans.

(d)        Prior to making any written or broad-based oral communications to any current or former officer, director, employee, or individual independent contractor of the Company or its Subsidiaries pertaining to compensation or benefit matters described in this Agreement or to compensation, benefits, or terms of employment or service that will be provided by Parent or an Affiliate thereof following the Closing, the Company shall provide Parent with a copy of the intended communication, Parent shall have a reasonable period of time to review and comment on the communication, and the Company shall consider any such comments in good faith (it being understood that after Parent has been so provided with such opportunity, the Company shall not be required to provide Parent with any other communication if the content thereof is substantially the same as that previously reviewed by Parent).

(e)         Without limiting the generality of Section 5.4, no provision of this Agreement (i) prohibits Parent, Merger Sub or the Surviving Corporation from amending, modifying or terminating any Company Plan or any other benefit or compensation plan, program, contract, agreement, policy or arrangement, (ii) requires Parent, Merger Sub or the Surviving Corporation to keep any Person employed or otherwise providing services for any period of time, or (iii) constitutes or shall be construed to constitute the establishment or adoption of, or amendment to, any Company Plan or other benefit or compensation plan, program, contract, agreement, policy or arrangement. This Section 5.4 shall not confer upon any Current Employee or any other Person (including any beneficiary or dependent thereof) not a party to this Agreement any third-party beneficiary or similar rights or remedies.

Section 5.6.         Directors’ and Officers’ Indemnification and Insurance.

(a)       Parent agrees that all rights to indemnification, advancement of expenses and exculpation from liability for acts or omissions occurring on or prior to the Closing Date now existing in favor of any of the current or former directors or officers of the Company (each an “Indemnified Party” and collectively the “Indemnified Parties”), as provided in the respective Company Organizational Documents or in indemnification agreements set forth on Section 5.6(a) of the Company Disclosure Letter, to the extent made available to Parent and as in effect as of the date of this Agreement, shall survive the Effective Time and shall continue in full force and effect in accordance with their respective terms (and shall not be amended, repealed or modified in a manner less advantageous to the Indemnified Parties) for a period of not less than six (6) years after the Closing Date, and in the event that any Action is pending or asserted or any claim made during such period, until the disposition of any such Action or claim. To the extent any amendment, modification, or repeal to the indemnification, advancement and/or exculpation provisions contained in the Company’s Certificate of Incorporation or Bylaws is required by applicable Law, Parent shall, and shall cause the Surviving Corporation to, make such changes to such documents as to have the least adverse effect on the rights of the individuals referenced in this Section 5.6 that is permitted in accordance with such Law. From and after the Effective Time, Parent shall cause the Surviving Corporation and its subsidiaries to comply with and honor the foregoing obligations.

(b)      Notwithstanding anything to the contrary in this Agreement, at or prior to the Effective Time, following good faith consultation with Parent and, if requested by Parent, utilizing Parent’s insurance broker, the Company shall purchase a tail policy under the current directors’ and officers’ liability insurance policy maintained at such time by the Company with the Company’s current insurance carrier or with an insurance carrier with the same or better credit rating s the Company’s current directors’ and officers’ liability insurance carrier, which tail policy (i) will be effective for a period from the Effective Time through and including the date six (6) years after the Effective Time with respect to claims arising from facts or events that existed or occurred prior to or at the Effective Time and (ii) will contain coverage that is as protective of such directors and officers as the coverage provided by such existing policy; provided that the aggregate premium for such tail policy may not be in excess of three hundred percent (300%) of the last annual premium paid with respect to the Company’s existing policy prior to the Effective Time (the “Maximum Amount”); provided, further, that if the aggregate premium of such insurance coverage exceeds such amount, the Company shall obtain the maximum amount of coverage available for the Maximum Amount. Parent shall cause such policy to be maintained in full force and effect for its full term and cause all obligations thereunder to be honored by the Surviving Corporation. In the event of an expiration, termination or cancellation of the tail policy, Parent shall be required to obtain a replacement tail policy substantially equivalent to such expired, terminated or canceled policy, subject to the Maximum Amount.

(c)         The covenants contained in this Section 5.6 shall survive the Closing and are intended to be for the benefit of, and shall be enforceable by, each of the Indemnified Parties and their respective successors, heirs, assigns and legal representatives (each of whom shall be third party beneficiaries hereunder) and shall not be deemed exclusive of any other rights to which a Indemnified Party is entitled, whether pursuant to Law, Contract or otherwise. In the event that the Surviving Corporation or its successors or assigns (i) consolidates with or merges into any other Person and shall not be the continuing or surviving corporation or entity of such consolidation or merger or (ii) liquidates, dissolves, winds up, transfers or conveys all or substantially all of its properties and assets to any Person, then, and in each such case, Parent shall take all necessary action so that the successors or assigns of the Surviving Corporation shall succeed to the obligations set forth in this Section 5.6.

(d)        Unless required by applicable Law, this Section 5.6 may not be amended, altered or repealed after the Closing in such a manner as to adversely affect the rights of any Indemnified Parties or any of their successors, assigns or heirs without the prior written consent of the affected Indemnified Parties.

Section 5.7.         Further Action; Efforts.

(a)         Each of Parent and the Company shall (i) use its reasonable best efforts to promptly make all filings and promptly obtain all authorizations, consents, orders, clearances and approvals of all Governmental Bodies and officials that may be or become necessary or advisable for its execution and delivery of, and the performance of its obligations pursuant to, this Agreement, and the consummation of the transactions contemplated by this Agreement, including the Merger, (ii) cooperate fully with the other party in promptly seeking to obtain all such authorizations, consents, orders, clearances and approvals and in seeking early termination of any applicable waiting periods under applicable Antitrust and FDI Laws and (iii) provide as promptly as practicable such information to any Governmental Body as such Governmental Body may request in connection herewith. In furtherance of the foregoing, each of Parent and the Company, as applicable, agrees to file promptly the filings and notifications required under any Antitrust and FDI Laws applicable to the transactions contemplated by this Agreement including, no later than the tenth (10th) Business Day after the date of this Agreement, making or causing to be made all filings and submissions and all draft filings and submissions required to be made by Parent, the Company or any of their Affiliates under the HSR Act and any other Antitrust and FDI Laws applicable to the transactions contemplated by this Agreement. None of Company, on the one hand, or Parent or Merger Sub, on the other hand, may, without the consent of the other (such consent not to be unreasonably withheld, conditioned or delayed), (x) cause any such filing or submission applicable to it to be withdrawn or refiled for any reason, including to provide the applicable Governmental Body with additional time to review any of the transactions contemplated by this Agreement or (y) consent to any voluntary extension of any statutory deadline or waiting period or to any voluntary delay of the consummation of the transactions contemplated by this Agreement; provided that, notwithstanding the foregoing, Parent may, without the consent of the Company, voluntarily withdraw its notification under the HSR Act on one (1) occasion so long as Parent refiles its HSR Act notification within two (2) Business Days after withdrawal unless otherwise agreed by the Company. Parent shall pay all filing fees required to be paid to a Governmental Body in connection with the filings and notification required under Antitrust and FDI Laws applicable to the transactions contemplated by this Agreement.

(b)        Notwithstanding the foregoing provisions of this Section 5.7 or anything in this Agreement to the contrary, (i) neither Parent nor any of its Affiliates shall be obligated to: (A) undertake or enter into agreements or agree to the entry of an order or decree with any Governmental Body, (B) commit to sell, license or dispose of, or hold separate or agree to sell, license or otherwise dispose of, assets, categories of assets or businesses of Parent, the Company, the Surviving Corporation or any other Subsidiary of Parent or the Company, (C) commit to terminate, amend or replace any existing relationships and contractual rights and obligations of Parent, the Company, the Surviving Corporation or any other Subsidiary of Parent or the Company, (D) terminate any relevant venture or other arrangement of Parent, the Company, the Surviving Corporation or any other Subsidiary of Parent or the Company, (E) enter into any behavioral limitations, conduct restrictions or other commitments with respect to any assets or business of Parent, the Company, the Surviving Corporation or any other Subsidiary of Parent or the Company, (F) defend through litigation any claim or determination (whether judicial or administrative in nature) by any Governmental Body or third party that would restrain, prevent, or delay, the consummation of the transactions contemplated by this Agreement or (G) effectuate any other change or restructuring of Parent, the Company, the Surviving Corporation or any other Subsidiary of Parent or the Company and (ii) the Company shall not take the actions specified in clauses (A)-(E) and (G) of this Section 5.7(b) without Parent’s prior written consent in connection with obtaining any authorization, consent, order, clearance or approval of a Governmental Body or official that may be or become necessary or advisable in connection with the consummation of the transactions contemplated by this Agreement.

(c)        Each of Parent, on the one hand, and the Company, on the other hand, will promptly inform the other of, and provide copies of, any substantive communication (including material details of oral communications) received by that party in respect of the authorizations, consents, orders, clearances and approvals of all Governmental Bodies and officials that may be or become necessary or advisable for the performance of each party’s obligations pursuant to this Agreement and use reasonable best efforts to respond promptly to any request or notice from any Governmental Body requiring the parties, or any one of them, to supply additional information that is relevant to the review of the transactions contemplated by this Agreement in respect of obtaining or concluding such authorizations, consents, orders, clearances and approvals. Each party shall (A) permit the other parties to review in advance any proposed substantive submissions to Governmental Bodies (including responses to requests for information and inquiries from any Governmental Body) in respect of obtaining or concluding the authorizations, consents, orders, clearances and approvals of all Governmental Bodies and officials that may be or become necessary or advisable for the performance of its obligations pursuant to this Agreement, (B) promptly provide the other parties with any copies of substantive communications and submissions (including responses to requests for information and inquiries from any Governmental Body) that were submitted to a Governmental Body in respect of obtaining or concluding such authorizations, consents, orders, clearances and approvals, (C) whenever possible, not participate in any substantive meeting or discussion (whether in person, by telephone or otherwise) with a Governmental Body in respect of obtaining or concluding such authorizations, consents, orders, clearances and approvals unless it consults with the other parties in advance and gives the other parties or their legal counsel the opportunity to attend and participate thereat, unless a Governmental Body requests otherwise, and (D) keep the other parties promptly informed of the making or commencement of any request, inquiry, investigation or proceeding brought by a Governmental Body or brought by a third party before any Governmental Body, in each case, with respect to the transactions contemplated hereby, and the status of discussions relating to obtaining or concluding such authorizations, consents, orders, clearances and approvals. Notwithstanding any other requirement in this Section 5.7, such materials and information to be disclosed by the Company, on the one hand, and Parent, on the other hand, to each other party pursuant to this Section 5.7, may be redacted as reasonably necessary to comply with applicable legal requirements (including to preserve legal privilege) and may be restricted to the other party’s outside antitrust counsel to the extent such materials and information are commercially or competitively sensitive, provided, that in the event that any such materials are not provided, the parties shall use commercially reasonable efforts to provide for alternative arrangements for such disclosure.

(d)       Notwithstanding the foregoing or anything in this Agreement to the contrary, but without limiting the obligations set forth in this Section 5.7, Parent will, on behalf of the parties, determine and control strategy for dealing with any Governmental Body in respect of obtaining or concluding the authorizations, consents, orders, clearances and approvals of all Governmental Body and officials that may be or become necessary or advisable for the performance of each party’s obligations pursuant to, this Agreement, and the Company will use its reasonable best efforts to act consistently with such strategy; provided that Parent will consult in advance with, and consider in good faith the views of, the Company in respect of strategy for dealing with any Governmental Body and obtaining or concluding such authorizations, consents, orders, clearances and approvals.

Section 5.8.        Public Announcements. The Company shall not, and Parent shall not, and shall cause each of their respective Subsidiaries to not, issue any press release or announcement or make any other public disclosure, including in any filings or submissions to the SEC, regarding the Contemplated Transactions or, in the case of the Company, regarding the Company or the Company’s business, in each case without the prior consent of the other (which consent may not be unreasonably withheld, conditioned, or delayed), except any release, announcement or disclosure required by applicable Law or any rule or regulation of the SEC, Nasdaq or any other stock exchange to which the relevant party is subject, in which case the party required to make the filing, release or announcement shall use commercially reasonable efforts to allow each other party reasonable time to comment on such filing, release or announcement in advance of such issuance and shall consider in good faith any comments provided by the other party; it being understood that the final form and content of any such release or announcement, to the extent so required, shall be at the final discretion of the disclosing party. The parties hereto agree that the initial press release relating to this Agreement shall be a joint press release issued by the Company and Parent, in the form agreed by the parties. The restrictions of this Section 5.8 do not apply to communications by the Company or Parent (i) in connection with, or following, an Acquisition Proposal, Superior Proposal, Change of Board Recommendation, Intervening Event or any action taken pursuant thereto (or communications made or proposed to be made by Parent in response thereto), in each case, that does not violate Section 5.3 or (ii) that are substantially consistent with previous public disclosures made by the parties in compliance with this Section 5.8.

Section 5.9.       Approval of Compensation Actions. Prior to the Effective Time, the Compensation Committee of the Company Board shall take all such actions as may be required to approve, as an “employment compensation, severance, or other employee benefit arrangement” in accordance with Rule 14d-10(d)(2) under the Exchange Act and the instructions thereto, any and all Compensation Actions taken after January 1, 2026 and prior to the Effective Time that have not already been so approved. For the purposes of this Agreement, “Compensation Action” means any (a) granting by the Company to any present or former director or officer of any increase in compensation or benefits or of the right to receive any severance or termination compensation or benefit; (b) entry by the Company into any employment, consulting, indemnification, termination, change of control, non-competition, or severance agreement with any present or former director or officer, or any approval, amendment, or modification of any such agreement; or (c) approval of, amendment to, or adoption of any Company Plan.

Section 5.10.     No Control of the Company’s Business. Nothing contained in this Agreement gives Parent or Merger Sub, directly or indirectly, the right to control or direct the Company’s operations prior to the Effective Time. Prior to the Effective Time, the Company shall exercise, consistent with the terms and conditions of this Agreement, complete control and supervision over its operations.

Section 5.11.     Stockholder Litigation. The Company shall promptly (and in any event within two (2) Business Days) notify Parent of any Actions instituted against the Company, its Subsidiaries or any of its or their respective directors or officers, in each case, relating to this Agreement or the Contemplated Transactions (each such item described in this Section 5.11, “Stockholder Litigation”). Subject to the preservation of the attorney-client or other applicable privilege protection under the work product or other doctrine and protection of confidential information and except if the Company Board (or any committee thereof) has made a Change of Board Recommendation, Parent shall have the right to participate in the defense and settlement of any such Stockholder Litigation, the Company shall consult with Parent (which advice the Company shall consider in good faith) regarding the defense of any such Stockholder Litigation, and the Company shall not settle or compromise any Stockholder Litigation without the prior written consent of Parent, not to be unreasonably withheld, delayed or conditioned, unless (i) such settlement is fully covered by the Company’s insurance policies (other than any applicable deductible) or (ii) such settlement relates solely to the provision of additional disclosure in the Schedule 14D-9, but in each case only if such settlement would not result in the imposition of any restriction on the business or operations of the Company or its Affiliates. The Company shall notify Parent promptly of the commencement or written threat of any proceedings of which it has received notice or become aware and shall keep Parent promptly and reasonably informed regarding any such proceedings.

Section 5.12.       Regulatory Matters. Between the date of this Agreement and the earlier of the Effective Time or the termination of this Agreement, each of the Company and its Subsidiaries shall use reasonable best efforts to make available to Parent and its Representatives complete and accurate copies of (a) all material clinical and preclinical data relating to the Products and (b) all material written or oral correspondence or other communications between the Company or any of its Subsidiaries, on the one hand, and the applicable Governmental Bodies, on the other hand, including all material written or oral correspondence relating to the Products, in the case of each of clauses (a) and (b) above, that comes into the Company’s or any of its Subsidiaries’ possession or control during such time period promptly (and in any event no later than three (3) Business Days) after the Company obtains such possession or control thereof and subject to the limitations set forth in Section 5.2 (it being understood that data and correspondence in the possession of a contract research organization or similar third party acting on behalf of the Company shall not be deemed to be in possession of the Company solely by reason of its being in the possession of such third party). The Company shall, and shall cause its Subsidiaries to, and shall direct its and their Representatives to reasonably consult and cooperate with Parent, as and to the extent reasonably requested by Parent, and consider in good faith the views and comments of Parent in connection with any material communications (including meetings or teleconferences) with any Governmental Body, including communications relating to clinical and preclinical trials related to the Products.

Section 5.13.      Cash Management. Prior to the Effective Time, the Company shall use reasonable best efforts to convert all Investment Securities, including those listed on Section 5.13(a) of the Company Disclosure Letter, to Cash and Cash Equivalents; provided, however, that the Investment Securities listed on Section 5.13(b) of the Company Disclosure Letter shall not be sold and converted to cash.

Section 5.14.      Stock Exchange De-listing. The Company shall cause the Company’s securities to be de-listed from Nasdaq and de-registered under the Exchange Act as promptly as practicable following the Effective Time. If the Surviving Corporation will be required to file any quarterly or annual periodic reports pursuant to the Exchange Act during the ten (10) days after the Closing Date, the Company will deliver to Parent at least two (2) Business Days prior to the Closing a substantially final draft of any such quarterly or annual periodic report required to be filed during such period and, if requested by Parent at least five (5) Business Days prior to Closing, file  such quarterly or annual period report, as applicable, prior to Closing.

Section 5.15.      Termination of Certain Agreements. At or prior to the Effective Time, the Company shall terminate, or cause to be terminated, the Contracts set forth on Section 5.15 of the Company Disclosure Letter, with such termination(s) becoming effective no later than as of the Effective Time.

Section 5.16.       Termination of Subsidiary Incentive Equity Awards; Wind-Up of HSOP Partnership.

(a)       Except as set forth on Section 5.20 of the Company Disclosure Schedule, prior to the Effective Time, the Company shall, and shall cause each of its Subsidiaries to, use reasonable best efforts to enter into a binding agreement (each, a “Subsidiary Award Termination Agreement”) with each holder of an Equity Award granted by a Subsidiary of the Company (each, a “Subsidiary Equity Award”), providing for the termination and cancellation of such Subsidiary Equity Awards and a release of claims in favor of the applicable Subsidiary, in exchange for a lump sum cash payment equal to the Subsidiary Equity Award Fair Market Value, less any applicable Tax withholding, effective no later than immediately prior to the Effective Time.

(b)       The Company shall provide Parent with drafts of (i) the forms of Subsidiary Award Termination Agreements and (ii) a schedule setting forth the amounts if any, to be paid to each holder of a Subsidiary Equity Award in respect of such Subsidiary Equity Award (including the methodology for calculating such amounts) (collectively, the “Subsidiary Award Materials”) in each case no later than twenty (20) Business Days prior to the Effective Time, for Parent’s review and comment, and the Company or its applicable Subsidiary shall incorporate all reasonable comments made by Parent to such Subsidiary Award Materials.

(c)      The Company shall cause ATAI Life Sciences HSOP GbR (the “HSOP Partnership”) to use reasonable best efforts to enter into a binding agreement (each, an “HSOP Wind-Up Agreement”) with each of the partners of the HSOP Partnership (each, a “HSOP Partner”), providing for the wind-up and dissolution of the HSOP Partnership and, as it relates to each of the HSOP Partners, a release of claims in favor of the HSOP Partnership, the Company, and its Affiliates, with such agreements to be entered into prior to the Effective Time and effective upon receipt by the HSOP Partner of the distribution by the HSOP Partnership of the amounts to be distributed to such HSOP Partner in respect of the Shares held by the HSOP Partnership on behalf of, or in respect of, the HSOP Partner.

(d)        The Company shall provide Parent with drafts of (i) the forms of HSOP Wind-Up Agreements and (ii) a schedule setting forth the amounts if any, to be paid to each partner in the HSOP Partnership in respect of such partnership interest (including the methodology for calculating such amounts) (collectively, the “HSOP Wind-Up Materials”) in each case no later than twenty (20) Business Days prior to the Effective Time, for Parent’s review and comment, and the Company or the HSOP Partnership, as applicable, shall incorporate all reasonable comments made by Parent to such HSOP Wind-Up Materials.

(e)     The Company shall use reasonable best efforts to cause all Subsidiary Award Termination Agreements and HSOP Wind-Up Materials to be fully executed and effective no later than five (5) Business Days prior to the Effective Time.  The Company shall promptly deliver to Parent fully executed copies of all such Subsidiary Award Termination Agreements and HSOP Wind-Up Agreements no later than three (3) Business Days prior to the Effective Time.

Section 5.17.      FIRPTA Certificate. Prior to the Effective Time, the Company shall deliver an affidavit to Parent stating that the Company is not and has not been a United States real property holding corporation, in the form and substance required under Treasury Regulation §1.897-2(h), as of the Effective Time.

Section 5.18.      Sales Agreement. Within ten (10) Business Days of the date of this Agreement, the Company shall cause the Sales Agreement to be terminated.

Section 5.19.     CVR Agreement. At or prior to the Effective Time, Parent shall authorize and duly execute and deliver, and will ensure that a duly qualified Rights Agent executes and delivers, the CVR Agreement, subject to any reasonable revisions to the CVR Agreement that are requested by such Rights Agent (provided that such revisions are not, individually or in the aggregate, detrimental or adverse, taken as a whole, to any holder of a CVR).

Section 5.20.     Entity Management. Prior to the Effective Time, Parent shall, and shall cause its Subsidiaries to, take the actions set forth on Section 5.20 of the Company Disclosure Letter.

ARTICLE VI

CONDITIONS OF MERGER

Section 6.1.       Conditions to Obligation of Each Party to Effect the Merger. The respective obligations of each party to effect the Merger are subject to the satisfaction at or prior to the Effective Time of each of the following conditions:

(a)         The Company Stockholder Approval shall have been obtained.

(b)      (i) Any applicable waiting period (or any extension thereof) applicable to the Contemplated Transactions under the HSR Act shall have expired or been terminated, (ii) the notices, approvals and clearances required to be given and obtained and are in full force and effect, as applicable, pursuant to Antitrust and FDI Laws in respect of the Contemplated Transactions and set forth on Section 6.1(b) of the Company Disclosure Letter shall have been given and obtained and (iii) any agreement with a Governmental Body in any jurisdiction identified Section 6.1(b) of the Company Disclosure Letter not to consummate or to delay consummation of the Contemplated Transactions shall have expired or been terminated.

(c)         There shall not have been issued by any Governmental Body of competent jurisdiction and remain in effect any temporary restraining order, preliminary or permanent injunction or other order preventing the consummation of the Merger, nor shall any Laws have been promulgated, enacted, issued or deemed applicable to the Merger by any Governmental Body of competent jurisdiction which prohibits or makes illegal the consummation of the Merger.

Section 6.2.        Conditions to Obligation of Parent and Merger Sub to Effect the Merger. The respective obligations of Parent and Merger Sub to effect the Merger are subject to the satisfaction or waiver in writing (where permissible) at or prior to the Effective Time of each of the following conditions:

(a)         (i) The representations and warranties of the Company contained in this Agreement (other than the representations and warranties set forth in Section 3.1 (Organization and Corporate Power), Section 3.2 (Authorization; Valid and Binding Agreement), Section 3.3 (Capital Stock), Section 3.4(a) (No Breach), Section 3.8(a) (Absence of Company Material Adverse Effect); Section 3.21 (Brokerage) and Section 3.23 (Opinion)) that (x) are not made as of an earlier date, shall be true and correct as of the Closing Date, as though made on and as of the Closing Date and (y) are made as of an earlier date, shall be true and correct as of such date, except, in the case of (x) or (y), where the failure of such representations and warranties to be true and correct (without giving effect to any limitation as to “materiality” or “Company Material Adverse Effect”) has not had a Company Material Adverse Effect, (iii) the representation set forth in Section 3.8(a) (Absence of Company Material Adverse Effect) shall be true and correct in all respects, as of the date of this Agreement and the Closing Date as though made on and as of such date and time, (iv) the representations and warranties set forth in Section 3.1 (Organization and Corporate Power), Section 3.2 (Authorization; Valid and Binding Agreement), Section 3.3 (other than Section 3.3(a), (b)(iv) (only with respect to the Company), (f)(i)-(v) (only with respect to the Company) and (f)(vii) (only with respect to the Company)) (Capital Stock), Section 3.4(a) (No Breach), Section 3.21 (Brokerage) and Section 3.23 (Opinion) that (x) are not made as of an earlier date, shall be true and correct in all material respects as of the Closing Date, as though made on and as of the Closing Date and (y) are made as of an earlier date, shall be true and correct in all material respects as of such date, and (v) the representations set forth in Section 3.3(a), (b)(iv)  (only with respect to the Company), (f)(i)-(v) (only with respect to the Company) and (f)(vii) (only with respect to the Company) shall be true and correct in all respects, except for any de minimis inaccuracies, as of the Closing Date as though made on and as of such date and time (except to the extent that any such representation and warranty expressly speaks as of an earlier date, in which case such representation and warranty shall be true and correct, except for any de minimis inaccuracies, as of such earlier date).

(b)       The Company shall have complied with or performed in all material respects the covenants and agreements it is required to comply with or perform at or prior to the Closing Date (or any failure to comply or perform shall have been cured by such time).

(c)        Since the date of this Agreement, there has not occurred any change, event, occurrence or effect that has had a Company Material Adverse Effect that is continuing.

(d)       Parent and Merger Sub shall have received a certificate dated as of the Closing Date signed on behalf of the Company by a senior executive officer of the Company in his or her capacity as such an officer to the effect that the conditions set forth in Section 6.2(a), Section 6.2(b) and Section 6.2(c) have been satisfied.

(e)       No suit, action or proceeding by a Governmental Body of competent jurisdiction is pending in connection with the Contemplated Transactions (i) seeking to prohibit or impose any material limitations on Parent’s or Merger Sub’s ownership or operation (or that of any of their respective Subsidiaries or Affiliates) of all or any material portion of their or the Company’s or any Company Subsidiary’s businesses or assets, taken as a whole, or to compel Parent or Merger Sub or their respective Subsidiaries or Affiliates to dispose of or hold separate any material portion of the business or assets of the Company or Parent or their respective Subsidiaries, (ii) seeking to prohibit or make illegal the consummation of the Merger or the other Contemplated Transactions, (iii) seeking to impose material limitations on the ability of Merger Sub or Parent effectively to exercise full rights of ownership of the Shares or (iv) seeking to require divestiture by Parent or any of its Subsidiaries or Affiliates of any Shares.

Section 6.3.        Conditions to Obligation of Company to Effect the Merger. The obligations of Company to effect the Merger are subject to the satisfaction or waiver in writing (where permissible) at or prior to the Effective Time of each of the following conditions:

(a)        Each of the representations and warranties of Parent and Merger Sub contained in this Agreement that (x) are not made as of an earlier date, shall be true and correct as of the Closing Date, as though made on and as of the Closing Date and (y) are made as of an earlier date, shall be true and correct as of such date, except, in the case of (x) or (y), where the failure of such representations and warranties to be true and correct (without giving effect to any limitation as to “materiality” or “Parent Material Adverse Effect”) has not had a Parent Material Adverse Effect.

(b)        Parent and Merger Sub shall have complied with or performed in all material respects the covenants and agreements they are required to comply with or perform at or prior to the Closing Date (or any failure to comply or perform shall have been cured by such time).

(c)        Parent shall have delivered to the Company a certificate, dated the Closing Date and signed on its behalf by an officer of Parent, certifying to the effect that the conditions set forth in Section 6.3(a) and Section 6.3(b) have been satisfied.

ARTICLE VII

TERMINATION, AMENDMENT AND WAIVER

Section 7.1.       Termination by Mutual Agreement. This Agreement may be terminated, and the Merger may be abandoned, at any time prior to the Effective Time, by mutual written consent of Parent and the Company.

Section 7.2.         Termination by Either Parent or the Company. This Agreement may be terminated, and the Merger may be abandoned, at any time prior to the Effective Time, by Parent or the Company if:

(a)       any court or other Governmental Body of competent jurisdiction has issued an order, decree or ruling, or taken any other action permanently restraining, enjoining, or otherwise prohibiting the Merger, and such order, decree, ruling or other action has become final and non-appealable; provided, however, that the terms of this Section 7.2 are not available to any party if the issuance of such order, decree, ruling or other action is primarily attributable to the failure on the part of such party to comply with its obligations under this Agreement in any material respect, including Section 5.7; or

(b)        the Effective Time has not occurred on or prior to the date that is six (6) months after the date of this Agreement (the “Outside Date”); provided, however, that if as of such date, any condition set forth in Section 6.1(b) or Section 6.1(c) (solely to the extent that such Law or Governmental Order arises under the HSR Act or any Antitrust and FDI Laws) is not satisfied, then the Outside Date will automatically be extended until the date that is nine (9) months after the date of this Agreement (and such date will then be the Outside Date); provided, however, that this termination right is not available to any party if the failure of the Effective Time to occur prior to the Outside Date is primarily attributable to the failure on the part of such party to comply in any material respect with its obligations under this Agreement, including Section 5.7; or

(c)       the Company Stockholder Approval shall not have been obtained at a duly convened Company Stockholder Meeting (as such meeting may be adjourned or postponed) at which the vote was taken in respect of this Agreement and the Merger.

Section 7.3.     Termination by the Company. This Agreement may be terminated, and the Merger may be abandoned, by the Company:

(a)        at any time prior to the Effective Time, if there has been a breach of any covenant or agreement made by Parent or Merger Sub in this Agreement, or any representation or warranty of Parent or Merger Sub is inaccurate or becomes inaccurate after the date of this Agreement, and such breach or inaccuracy would give rise to a Parent Material Adverse Effect, and such breach or inaccuracy is not capable of being cured within thirty (30) days following receipt by Parent or Merger Sub of written notice of such breach or inaccuracy or, if such breach or inaccuracy is capable of being cured within such period, it has not been cured within such period; or

(b)       at any time prior to the receipt of the Company Stockholder Approval, in order to enter into an Alternative Acquisition Agreement with respect to a Superior Proposal in accordance with Section 5.3(e)(i); provided that, substantially currently with, and as a condition to the effectiveness of, such termination, the Company enters into an Alternative Acquisition Agreement in respect of such Superior Proposal and pays (or causes to be paid) the termination fee due pursuant to Section 7.5(b) in accordance with the terms of Section 7.5(b).

Section 7.4.        Termination by Parent. This Agreement may be terminated, and the Merger may be abandoned, by Parent if:

(a)        at any time prior to the Effective Time, there has been a breach of any covenant or agreement made by the Company in this Agreement or any representation or warranty of the Company is inaccurate or becomes inaccurate after the date of this Agreement, and such breach or inaccuracy would give rise to the failure of a condition set forth in Section 6.2(a) or Section 6.2(b), and such breach or inaccuracy is not capable of being cured within thirty (30) days following receipt by the Company of written notice of such breach or inaccuracy or, if such breach or inaccuracy is capable of being cured within such period, it has not been cured within such period; or

(b)        at any time prior to the receipt of the Company Stockholder Approval, if the Company Board or any committee thereof effects a Change of Board Recommendation.

Section 7.5.        Effect of Termination.

(a)       In the event of termination of this Agreement pursuant to this Article VII, written notice thereof shall be given to the other party or parties hereto, specifying the provision hereof pursuant to which such termination is made and this Agreement (other than Section 5.2(b), Section 7.5(d), Article VII and Article VIII, each of which will survive any termination hereof) will become void and of no effect with no liability on the part of any party (or of any of its Representatives); provided, however, that no such termination will relieve any Person of any liability for damages resulting from material breach of this Agreement that is a consequence of an act or omission intentionally undertaken by the breaching party with the knowledge that such act or omission would result in a material breach of this Agreement (an “Intentional Breach”), including with respect to the making of a representation set forth herein, or would constitute fraud. For purposes of this Section 7.5(a), “fraud” means actual (and not constructive, including claims based on recklessness) common law fraud under Delaware law with respect to the making of an express representation or warranty contained in this Agreement.

(b)         In the event that:

(i)       this Agreement is terminated by the Company pursuant to Section 7.3(b) (Superior Proposal);

(ii)       this Agreement is terminated by Parent pursuant to Section 7.4(b) (Change of Board Recommendation); or

(iii)        (A) this Agreement is terminated (x) by either Parent or the Company pursuant to Section 7.2(b) (Outside Date) (but in the case of a termination by the Company, only if at such time Parent would not be prohibited from terminating this Agreement pursuant to the second proviso in Section 7.2(b) (Outside Date)), or (y) by Parent pursuant to (ii) (Material Breach), (B) any Person has communicated to the Company Board or publicly disclosed an Acquisition Proposal (which has not been irrevocably and publicly withdrawn at least three (3) days (1) prior to the Outside Date in the case of Section 7.5(b)(iii)(A)(x), or (2) prior to the date of such material breach in the case of Section 7.5(b)(iii)(A)(y)) after the date of this Agreement and prior to such termination and (C) within twelve (12) months after such termination, the Company enters into an Alternative Acquisition Agreement with respect to an Acquisition Proposal or an Acquisition Proposal is consummated (provided that, for purposes of clause (C) of this Section 7.5(b)(iii), references to “20%” in the definition of Acquisition Proposal will be substituted with “50%”);

then, in any such case, the Company shall pay (or cause to be paid to) Parent a termination fee of $104,300,000, by wire transfer of immediately available funds to the account or accounts designated by Parent. Any payment required to be made (1) pursuant to clause (i) of this Section 7.5(b) will be paid concurrently with such termination, (2) pursuant to clause (ii) of this Section 7.5(b) will be paid no later than two (2) Business Days after such termination and (3) pursuant to clause (iii) of this Section 7.5(b) will be payable to Parent upon entry into an Alternative Acquisition Agreement (or the earlier consummation of an Acquisition Proposal). The Company will not be required to pay the termination fee pursuant to this Section 7.5(b) more than once.

(c)         In the event the termination fee payable pursuant to Section 7.5(b) is payable and paid to Parent in accordance with Section 7.5(b), (i) Parent’s receipt of the termination fee together with any amounts to which Parent is entitled pursuant to Section 7.5(d) shall be the sole and exclusive remedy of Parent and Merger Sub in respect of any breach of, or inaccuracy contained in, the Company’s covenants, agreements, representations or warranties in this Agreement and (ii) none of Parent, Merger Sub, any of their respective Affiliates or any other Person shall be entitled to bring or maintain any other claim, action or proceeding against the Company or any of its Affiliates or any Representative of the Company or any of its Affiliates arising out of this Agreement, any of the Contemplated Transactions or any matters forming the basis for such termination; provided that nothing in this Section 7.5(c) shall relieve the Company from liability for damages arising from an Intentional Breach of Section 5.3 or fraud as defined in Section 7.5(a).

(d)         The Company acknowledges that the agreements contained in Section 8.5(b) are an integral part of the Contemplated Transactions, and that, without these agreements, Parent and Merger Sub would not have entered into this Agreement. Accordingly, if the Company fails to promptly pay the amount due pursuant to Section 8.5(b) when due and, in order to obtain such payment, Parent or Merger Sub commences a suit that results in a judgment against the Company for the amount set forth in Section 8.5(b), the Company shall pay to Parent or Merger Sub its reasonable and documented costs and expenses (including reasonable and documented attorney’s fees) in connection with such suit together with interest on such amount at the prime rate as published in the Wall Street Journal in effect on the date such payment was required to be made through the date of payment.

Section 7.6.        Expenses. Except as otherwise specifically provided herein, each party shall bear its own expenses in connection with this Agreement and the Contemplated Transactions.

Section 7.7.       Amendment and Waiver. This Agreement may not be amended except by an instrument in writing signed by the parties hereto prior to the Effective Time. At any time prior to the Effective Time, the Company, on the one hand, and Parent and Merger Sub, on the other hand, may (a) extend the time for the performance of any of the obligations or other acts of the other, (b) waive any inaccuracies in the representations and warranties of the other contained herein or in any document delivered pursuant hereto and (c) subject to the requirements of applicable Law, waive compliance by the other with any of the agreements or conditions contained herein. Any such extension or waiver will be valid only if set forth in an instrument in writing signed by the party or parties to be bound thereby. The failure of any party to assert any rights or remedies will not constitute a waiver of such rights or remedies.

ARTICLE VIII

GENERAL PROVISIONS

Section 8.1.    Non-Survival of Representations, Warranties, Covenants and Agreements. None of the representations, warranties, covenants and agreements in this Agreement or in any instrument delivered pursuant to this Agreement, including any rights arising out of any breach of such representations, warranties, covenants and agreements, will survive the Effective Time, except for (a) those covenants and agreements contained herein that by their terms apply or are to be performed in whole or in part after the Effective Time and (b) this Article VIII.

Section 8.2.      Notices. All notices, requests, claims, demands and other communications hereunder must be in writing and must be given (and will be deemed to have been duly given): (a) when delivered, if delivered in Person, (b) when delivered by email, which email must state that it is being delivered pursuant to this Section 8.2 and which notice will not be effective unless either (A) a duplicate copy of such email notice is sent on the same day for next Business Day delivery, fees prepaid, via a reputable nationwide overnight courier service or (B) the receiving party delivers a written confirmation of receipt to the sender of such notice (excluding “out of office,” delivery failure or similar automated replies), (c) three (3) Business Days after sending, if sent by registered or certified mail (postage prepaid, return receipt requested), which notice will not be effective unless a duplicate copy is sent via email and (d) one Business Day after sending, if sent by overnight courier, which notice will not be effective unless a duplicate copy is sent via email, in each case, to the respective parties at the following addresses (or at such other address for a party as have been specified by like notice):

(i)          if to Parent or Merger Sub, to:

Eli Lilly and Company
Lilly Corporate Center
Indianapolis, Indiana 46285
Attention: Senior Vice President and Head of Corporate Business Development

with a copy (which shall not constitute notice) to:

Eli Lilly and Company
Lilly Corporate Center
Indianapolis, Indiana 46285
Attention: Senior Vice President - Transactions and Contracting

with an additional copy (which will not constitute notice) to:

Ropes & Gray LLP
800 Boylston Street, Prudential Tower
Boston, MA 02199-3600
Attention: Emily J. Oldshue; Michael D. Beauvais; Nicholas C.H. Roper
Email: [***]

(ii)          if to the Company, to:

AtaiBeckley Inc.
c/o atai Life Sciences US, Inc.
c/o Industrious NYC
250 West 34th St.
New York, NY 10119
Attention: Ryan Barrett; Srinivas Rao
Email: [***]

with an additional copy (which will not constitute notice) to:

Latham & Watkins LLP
1271 Avenue of the Americas
New York, NY 10020
Attention: Nathan Ajiashvili; Charles Ruck; Scott Shean; Brian Umanoff
Attention: [***]

Section 8.3.          Certain Definitions. For purposes of this Agreement the term:

“Acquisition Proposal” means any indication of interest, inquiry, offer or proposal made or renewed by a Person or Group (other than Parent or Merger Sub) relating to any (a) direct or indirect issuance, exchange, purchase or other acquisition (in each case, whether in a single transaction or a series of related transactions) by any Person or Group, whether from the Company or any other Person(s), of shares of Company Common Stock or other Company Securities representing more than twenty percent (20%) of the Company Common Stock or other voting or equity securities of the Company outstanding after giving effect to the consummation of such issuance, exchange, purchase or other acquisition, including pursuant to a tender offer or exchange offer by any Person or Group that, if consummated in accordance with its terms, would result in such Person or Group beneficially owning more than twenty percent (20%) of the Company Common Stock outstanding after giving effect to the consummation of such tender or exchange offer; (b) direct or indirect purchase, exchange, transfer or other acquisition (including by license, partnership, collaboration, distribution, disposition or revenue-sharing arrangement) (in each case, whether in a single transaction or a series of related transactions) by any Person or Group of more than twenty percent (20%) of the consolidated total assets (including through the acquisition of stock in its Subsidiaries) of the Company and its Subsidiaries, taken as a whole (measured by the fair market value thereof as of the date of such purchase or acquisition); or (c) merger, consolidation, business combination, recapitalization, reorganization, liquidation, dissolution or other transaction (in each case, whether in a single transaction or a series of related transactions) involving the Company or any of its Subsidiaries pursuant to which any Person or Group would hold shares of Company Common Stock or other Company Securities representing more than twenty percent (20%) of the Company Common Stock or other Company Securities outstanding after giving effect to the consummation of such transaction.

“Action” means any charge, dispute, cause of action, claim, counterclaim, audit, assessment, examination, mediation, action, suit, litigation, arbitration, proceeding, investigation, inquiry, or other legal proceeding.

“Affiliate” of any particular Person means any other Person controlling, controlled by or under common control with such particular Person. For the purposes of this definition, “controlling,” “controlled” and “control” mean the possession, directly or indirectly, of the power to direct the management and policies of a Person whether through the ownership of voting securities, contract or otherwise.

“AI Technology” means any deep learning, self-improving or machine learning software, model, algorithm, hardware or other artificial intelligence tool or aid of any kind, including generative artificial intelligence.

“Antitrust and FDI Laws” means (a) the HSR Act, the Sherman Act, the Clayton Act, the Federal Trade Commission Act, and any other United States federal or state or foreign Laws that are designed to prohibit, restrict or regulate actions having the purpose or effect of lessening competition or restraint of trade and (b) any Law regulating foreign investment screening, national security or trade regulation.

“Business Day” means any day on which the principal offices of the SEC in Washington, D.C. are open to accept filings; provided that, in the case of determining a date on which any payment is due hereunder, “Business Day” shall mean any day (other than Saturday or Sunday) on which banks are open in New York, New York.

“Cash and Cash Equivalents” means the Company’s and its Subsidiaries’ cash and cash equivalents which are highly liquid investments with a maturity of three (3) months or less from the date of purchase determined in accordance with GAAP, applied on a basis consistent with the Company’s application thereof in the Company’s consolidated financial statements.

“Change of Board Recommendation” means (a) the withdrawal, qualification or modification (in a manner adverse to Parent or Merger Sub) of the Company Board Recommendation or the public announcement of any proposal to withdraw, qualify or modify (in a manner adverse to Parent or Merger Sub) the Company Board Recommendation, (or any resolution or agreement to take any such action), (b) the failure by the Company, within ten (10) Business Days of the commencement of a tender or exchange offer for Shares that constitutes an Acquisition Proposal by a Person other than Parent or any of its Affiliates, to file a Schedule 14D-9 pursuant to Rule 14e-2 and Rule 14d-9 promulgated under the Exchange Act recommending that the holders of the Shares reject such Acquisition Proposal and not tender any Shares into such tender or exchange offer, (c) the adoption, endorsement, approval or recommendation (or any public proposal with respect to the same) of any Acquisition Proposal, (d) the failure to include the Company Board Recommendation in the Proxy Statement when disseminated to the holders of Shares pursuant to the terms herein or (e) the failure by the Company Board or a committee thereof to publicly reaffirm the Company Board Recommendation following receipt by the Company of a publicly announced Acquisition Proposal by three (3) Business Days following receipt of a written request from Parent to provide such public reaffirmation; provided that Parent may deliver only one such request with respect to any single Acquisition Proposal (other than with respect to material amendments, modifications or supplements thereto).

“Company Balance Sheet Date” means March 31, 2026.

“Company Equity Plan” means each of the AtaiBeckley Inc. 2021 Incentive Award Plan, the Atai Life Sciences AG 2020 Employee, Director and Consultant Equity Incentive Plan, each as amended and restated.

“Company Intellectual Property” means all Owned Intellectual Property, Exclusive Intellectual Property, and all other Intellectual Property used or held for use for the operation of the business of the Company and its Subsidiaries as currently conducted and proposed to be conducted.

“Company Material Adverse Effect” means any state of facts, change, effect, event, circumstance, result, development, condition, inaccuracy or occurrence (an “Effect”) that, alone or taken together, (x) has or would reasonably be expected to have, individually or in the aggregate, a material adverse effect on the business, financial condition, assets and liabilities (taken as a whole), operations, or results of operations of the Company and its Subsidiaries, taken as a whole, or (y) prevents or materially impairs or materially delays the ability of the Company to timely perform its obligations hereunder or consummate the Contemplated Transactions; provided that for purposes of clause (x), any Effect resulting from any of the following will not be deemed to constitute a Company Material Adverse Effect: (a) matters generally affecting the U.S. or foreign economies, financial or securities markets, or political, legislative, or regulatory conditions, or the industry in which the Company and its Subsidiaries, taken as a whole, operate; (b) changes in any financial, debt, credit, capital, banking or securities markets or conditions, including changes in interest, currency or exchange rates or in the price of any commodity, security or market index; (c) the announcement of this Agreement or the Contemplated Transactions (it being understood and agreed that this clause (c) will not apply to the representation or warranty contained in Section 4.4) (including by reason of the identity of Parent or Merger Sub), including the impact thereof on the relationships, contractual or otherwise, of the Company and its Subsidiaries with any Governmental Body, supplier, vendor, service provider, collaboration partner, licensor, licensee or any other party having business dealings with the Company or any of its Subsidiaries (including the termination, suspension or modification of any such relationships); (d) any change in the market price or trading volume of the Shares or any change or prospective change of the ratings or the ratings outlook for the Company; provided that this exception will not preclude a determination that a matter underlying such change has resulted in or contributed to a Company Material Adverse Effect unless excluded under another clause; (e) acts of war or terrorism (including cyberattacks) (including any acts of war or sanctions imposed in connection with the current disputes involving (i) the Russian Federation and Ukraine or (ii) Israel, Hamas, Lebanon, Syria, Iran and any other state or non-state actors involved), national emergencies, civil unrest, natural disasters, force majeure events, weather or environmental events or health emergencies, including pandemics or epidemics (or the escalation of any of the foregoing); (f) changes in Laws or regulations, tariffs issued by any Governmental Body after the date of this Agreement, changes in GAAP or other applicable accounting standards (or the authoritative interpretations thereof), or changes in stock exchange rules or listing standards; (g) any action taken by the Company or its Subsidiaries that is required by this Agreement, including compliance with covenants set forth herein (excluding the requirement that the Company and its Subsidiaries operate in the ordinary course of business), or any action taken or omitted to be taken by the Company or its Subsidiaries at the express written request or with the prior written consent of Parent or Merger Sub; (h) the initiation or settlement of any legal proceedings commenced by any holder of Shares (on their own or on behalf of the Company or any of its Subsidiaries) arising out of or related to this Agreement or the Contemplated Transactions; (i) any failure by the Company or its Subsidiaries to meet any internal or analyst projections or forecasts or estimates of revenues, earnings, or other financial metrics for any period (it being understood that the underlying facts and circumstances giving rise to any such failure may, if they are not otherwise excluded from this definition, be deemed to constitute and may be taken into account in determining whether a Company Material Adverse Effect has occurred); (j) any results, outcomes, data, adverse events, side effects or safety observations arising from any non-clinical or clinical studies or trials that have been conducted by or on behalf of the Company or its Subsidiaries (or the announcements thereof), or the determination by, or the delay of a determination by, or recommendation of, the FDA or other Governmental Body, or any panel or advisory body empowered or appointed thereby, with respect to the clinical hold, acceptance, filing, designation, approval, clearance, non-acceptance, termination, refusal to file, non-approval, disapproval or non-clearance of any of the Company’s or its Subsidiaries’ Products, regulatory filings or clinical trials; or (k) any recommendations, statements, decisions or other pronouncements made, published or proposed by professional medical organizations or any Governmental Body or representative thereof, or any panel or advisory body empowered or appointed by any of the foregoing, relating to any Product, or any product or product candidate of competitors of the Company or any of its Subsidiaries; except in the case of the foregoing clauses (j) and (k) to the extent such Effect results from (i) the issuance by the FDA or any similar Governmental Body of one or more orders that impose a clinical hold on any clinical trial or other investigation of any Product, the result of which would be reasonably likely to result in a termination of the development of, or a termination of, or delay of six (6) months or more in dosing patients in, any clinical trial of, any Product, or (ii) any adverse event or development arising from or related to any Product that results in a serious adverse event (as defined in 21 C.F.R. Part 312) (in which case of (i) or (ii), such Effect, to the extent arising from such order or adverse event or development, may be taken into account in determining whether there has been a Company Material Adverse Effect); provided, further, that if the exceptions set forth in subclauses (a), (b), (d), (e) and (f) have a materially disproportionate impact on the Company and its Subsidiaries, taken as a whole, compared to other companies that operate in the industries in which the Company and its Subsidiaries operate, then such materially disproportionate Effects may be taken into account in determining whether a Company Material Adverse Effect has occurred solely to the extent of such materially disproportionate impact.

“Company Plan” means a Plan that the Company or its Subsidiaries sponsors, maintains, contributes to or is obligated to contribute to, in each case, for the benefit of any current or former officer, director, employee or individual independent contractor or other individual service provider of the Company or its Subsidiaries, or under or with respect to which the Company or any of its Subsidiaries has or could reasonably be expected to have any Liability. For clarity, “Company Plans” includes the “Company Equity Plans.”

“Company RSU” means a restricted stock unit granted under a Company Equity Plan or otherwise that is subject solely to time-based vesting.

“Company Stock Option” means an option to purchase Shares granted under a Company Equity Plan or otherwise.

“Confidentiality Agreement” means the Confidentiality Agreement, dated as of July 2, 2024, by and between Eli Lilly and Company, as amended.

“Contemplated Transactions” means each of the transactions contemplated by this Agreement.

“Contract” means any written, oral or other agreement, contract, subcontract, lease, sub-lease, occupancy agreement, binding understanding, obligation, promise, instrument, indenture, mortgage, note, purchase order, license, sublicense, commitment or undertaking of any nature, which, in each case, is legally binding upon a party or on any of its Affiliates.

“Copyrights” means all works of authorship (whether or not copyrightable, including all software, whether in source code or object code format, and documentation therefor) and all copyrights (whether or not registered), including all registrations thereof and applications therefor, and all renewals, extensions, restorations and reversions of the foregoing.

“Determination Notice” means any notice delivered by the Company to Parent pursuant to Section 5.3(e)(i), Section 5.3(e)(ii) or Section 5.3(e)(iii), which (a) in respect of a Superior Proposal, shall specify the identity of the Person who made such Superior Proposal and the material terms and conditions of such Superior Proposal and attach the most current version of the relevant transaction agreement and (b) in respect of an Intervening Event, shall include a reasonably detailed description of the underlying facts giving rise to such action.

“DSP” means 28 C.F.R. Part 202.

“EMA” means the European Medicines Agency, or any successor agency or authority thereto with comparable responsibilities.

“Environmental Laws” means any Law relating to (a) pollution or the protection, investigation, remediation or restoration of the environment, human health and safety (as it relates to exposure to Hazardous Substances), or natural resources or (b) the manufacture, handling, use, storage, treatment, transport, disposal, marketing, distribution, sale, Release or threatened Release of any Hazardous Substance.

“ERISA Affiliate” means any trade or business (whether or not incorporated) which is, or has at any relevant time been, under common control, or treated as a single employer, with the Company or its Subsidiaries under Sections 414(b), (c), (m) or (o) of the Code or is or was at the relevant time, a member of the same “controlled group” as the Company or its Subsidiaries pursuant to Section 4001(a)(14) of ERISA.

“Exclusive Intellectual Property” means all Intellectual Property that is or has been exclusively licensed to the Company or any of its Subsidiaries.

“FDA” means the United States Food and Drug Administration, or any successor agency or authority thereto with comparable responsibilities.

“FDCA” means the Federal Food, Drug and Cosmetic Act of 1938, as amended (21 U.S.C. §301 et seq.).

“Federal Health Care Program” has the meaning set forth in 42 U.S.C. 1320a-7b(f), including but not limited to Medicare, Medicaid, TRICARE, CHAMPVA, any state health plan adopted pursuant to Title XIX of the Social Security Act (42 U.S.C. 1395 et seq.), any health insurance program for the benefit of federal employees, including those under chapter 89 of title 5, United States Code, and any other state or federal healthcare program administered by a Governmental Body.

“Finance Leases” means all obligations for finance leases (determined in accordance with GAAP).

“GAAP” means U.S. generally accepted accounting principles as in effect on the date of this Agreement.

“Good Clinical Practices” means all applicable then-current Good Clinical Practice requirements and standards for the design, conduct, performance, monitoring, auditing, recording, analysis and reporting of clinical trials (including all applicable requirements relating to protection of human subjects), as set forth in applicable Law, such as, as applicable, the FDCA, 21 C.F.R. Parts 11, 50, 54, 56, and 312, Directive 2001/20/EC of the European Parliament and of the Council of 4 April 2001, Commission Directive 2005/28/EC of 8 April 2005, and the equivalent requirements of other Governmental Bodies, as such obligations are interpreted and enforced by the FDA, EMA, MHRA and other Governmental Bodies, including as interpreted under prevailing industry standards and applicable guidance documents issued by the FDA and any other Governmental Body, including International Council for Harmonisation (“ICH”) Guideline for Good Clinical Practices, and the equivalent legal requirements in other applicable jurisdictions, as the same may be amended from time to time.

“Good Laboratory Practices” means all applicable then-current Good Laboratory Practice requirements and standards for conducting nonclinical studies and laboratory activities for drugs, as set forth in applicable Laws governing the conduct of non-clinical safety studies and which seek to ensure the quality, integrity and reliability of study data, including as applicable those set forth in 21 C.F.R. Part 58 and the equivalent legal requirements and standards of EMA and other Governmental Bodies in other applicable jurisdictions, as such obligations are interpreted and enforced by FDA, EMA, MHRA and other Governmental Bodies, including as set forth in applicable guidance documents issued by the FDA and the quality guidelines promulgated by the ICH, as the same may be amended from time to time.

“Good Manufacturing Practices” means all applicable then-current Good Manufacturing Practices requirements and standards for the methods to be used in, and the facilities or controls to be used for, the manufacture, processing, packing, or holding of drugs, including as set forth in the FDCA, 21 C.F.R. Parts 210 and 211, and the equivalent requirements and standards of EMA, MHRA and other Governmental Bodies as such obligations are interpreted and enforced by the FDA, EMA, MHRA, and other Governmental Bodies, including as set forth in applicable guidance documents issued by the FDA and the quality guidelines promulgated by the ICH, and the equivalent legal requirements in other applicable jurisdictions, all as the same may be amended from time to time.

“Governmental Body” means any federal, state, provincial, local, municipal, foreign, supranational, national or other governmental or quasi-governmental authority or authority exercising legislative, judicial, regulatory or administrative functions of or pertaining to any of the foregoing, including any arbitrator or arbitral body (whether public or private), mediator and applicable securities exchanges, or any department, minister, agency, commission, commissioner, board, subdivision, bureau, instrumentality, court or other tribunal of any of the foregoing.

“Group” has the meaning as used in Section 13 of the Exchange Act.

“Hazardous Substance” means any element, compound, chemical, material, waste or other substance that is defined, listed or classified as a contaminant or pollutant or as toxic, hazardous or any other words of similar intent or meaning under, or otherwise regulated by, any Environmental Laws, including any petroleum product or by-product polychlorinated biphenyls, per- and polyfluoroalkyl substances (PFAS), and radioactive materials.

“Healthcare Laws” means, any Law applicable to the conduct of Parent’s business or the Company’s or its Subsidiaries business, the purpose of which is to ensure the safety, efficacy, quality of research, development, manufacturing, testing, packaging, storage, use, distribution, labeling, promotion, sale, offer for sale, import, export, or disposal of pharmaceutical products, including (a) all federal and state fraud and abuse Laws, including, the federal Anti-Kickback Statute (42 U.S.C. § 1320a-7b(b)), the Anti-Inducement Law (42 U.S.C. § 1320a-7a(a)(5)), the civil False Claims Act (31 U.S.C. § 3729 et seq.), Sections 1320a-7 and 1320a-7a of Title 42 of the United States Code, the administrative False Claims Law (42 U.S.C. § 1320a-7b(a)), and the regulations promulgated pursuant to such statutes, (b) the Federal Controlled Substances Act, 21 U.S.C. § 801 et seq. and all applicable rules and regulations of the DEA; (c) Titles XVIII (42 U.S.C. §1395 et seq.) and XIX (42 U.S.C. §1396 et seq.) of the Social Security Act and the regulations promulgated thereunder and any other Law pertaining to or governing a governmental health care program, and the regulations promulgated thereunder, (d)  Medicare Prescription Drug, Improvement, and Modernization Act of 2003 (42 U.S.C. §1395w-101 et seq.) and the regulations promulgated thereunder, (e) the U.S. Physician Payments Sunshine Act (42 U.S.C. § 1320a-7h) and state or local Laws regulating or requiring reporting of interactions between pharmaceutical manufacturers and members of the healthcare industry and regulations promulgated thereunder, (f) Laws governing government pricing or price reporting programs and regulations promulgated thereunder, including the Medicaid Drug Rebate Program (42 U.S.C. § 1396r-8) and any state supplemental rebate program, the Public Health Service Act (42 U.S.C. § 256b), the VA Federal Supply Schedule (38 U.S.C. § 8126) or any state pharmaceutical assistance program or U.S. Department of Veterans Affairs agreement, and any successor government programs, (g) the FDCA, (h) applicable regulations issued by the FDA, EMA, MHRA, and other Governmental Bodies, including, as applicable, those requirements relating to Good Manufacturing Practices, Good Laboratory Practices, Good Clinical Practices, investigational use, pre-market approval and applications to market a new pharmaceutical product, (i) Laws governing the development, conduct, monitoring, patient informed consent, auditing, analysis, use and reporting of clinical trial data, (j) Laws governing data gathering activities relating to the detection and reporting of adverse events (including applicable pharmacovigilance and adverse event regulations of the FDA, EMA, MHRA, and other Governmental Bodies), (k) all comparable state, local, federal, non-U.S. or other Laws relating to any of the foregoing, (l) any and all other health care Laws and regulations applicable to Parent, Parent’s Subsidiaries or the Company or the Company’s Subsidiaries, or affecting their respective businesses, and (m) any rules, regulations, and directives, policy statements, or guidance, in each case, that are legally binding and have the force of law, promulgated or issued pursuant to such Laws, as each of the foregoing may be amended from time to time.

“HIPAA” means the Health Insurance Portability and Accountability Act of 1996, the Health Information Technology for Economic and Clinical Health Act (Title XIII of the American Recovery and Reinvestment Act of 2009) as set forth at 42 USC § 17931 et seq., as may be amended, and their implementing regulations.

“HSR Act” means the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended.

“IND” means an Investigational New Drug Application submitted to the FDA pursuant to 21 C.F.R. Part 312 (as amended from time to time) with respect to the Products or the VIE Products, or any similar application or filing submitted to EMA or any other Governmental Body, and all supplements, amendments, variations, extensions and renewals thereof that may be submitted with respect to the foregoing.

“Indebtedness” means, with respect to any Person, without duplication: (a) the principal, accreted value, accrued and unpaid interest, fees and prepayment premiums or penalties, unpaid fees or expenses and other monetary obligations in respect of (i) indebtedness of such Person for borrowed money and (ii) indebtedness evidenced by notes, debentures, bonds, or other similar instruments for the payment of which such Person is liable; (b) all obligations of such Person with respect to deposits or advances of any kind or for the deferred purchase price of the acquisition of a business or any property or services, including earn-out obligations (other than trade payables or accruals incurred in the ordinary course of business, consistent with applicable Contracts); (c) all obligations of such Person for the reimbursement of any obligor on any letter of credit, banker’s acceptance, performance bond, surety or similar credit transaction; (d) all obligations of such Person under Finance Leases; (e) guarantees with respect to any indebtedness of any other Person, (f) all indebtedness of others secured by any Liens or other claim on property owned or acquired by such Person, whether or not the obligations secured thereby have been assumed, (g) all obligations of such Person as an account party in respect of letters of credit and banker’s acceptance, (h) all obligations of such Person consisting of overdrafts (e.g., cash float reflected as a negative on the cash line), (i) any currency swaps, forward contracts, currency or other derivative or hedging arrangements of such Person, and (j) any declared but unpaid dividends, or other distributions or loans payable by such Person to its equityholders or Affiliates.

“Intellectual Property” means all rights, title and interests in and to, or arising out of or associated with intellectual property or other proprietary rights, in each case, whether protected, created or arising under the Laws of the United States or any other jurisdiction worldwide and whether registered or unregistered, including all rights in and to, arising out of, or associated therewith, including: (a) Trademarks; (b) Patents; (c) Trade Secrets; (d) Copyrights; and (e) Internet domain names and social media accounts and handles.

“Intervening Event” means a change, effect, event, circumstance, result, development, condition, occurrence, or other matter material to the Company that was not known or reasonably foreseeable to the Company Board or any committee thereof on the date of this Agreement (or if known, the consequences of which were not known or reasonably foreseeable to the Company Board or any committee thereof as of the date of this Agreement), which change, effect, event, circumstance, result, development, condition, occurrence, or other matter, or any consequence thereof, becomes known to or reasonably foreseeable by the Company Board or any committee thereof prior to the Company Stockholder Meeting; provided, however, that in no event will any Acquisition Proposal or any inquiry, offer, or proposal that constitutes or would reasonably be expected to lead to an Acquisition Proposal constitute an Intervening Event; provided, further, that in no event shall any of the following constitute or contribute to an Intervening Event: (i) changes in the financial or securities markets or general economic or political conditions in the United States, (ii) changes (including changes of applicable Law) or conditions generally affecting the industry in which the Company and its Subsidiaries, taken as a whole, operate, or (iii) the Company’s meeting or exceeding any internal or published budgets, projections, forecasts or predictions of financial performance for any period.

“Investment Securities” means the Company’s and its Subsidiaries’ investment securities, including available for sale marketable debt securities, determined in accordance with GAAP, applied on a basis consistent with the Company’s application thereof in the Company’s consolidated financial statements.

“IP Contracts” means all: (a) Contracts pursuant to which any Person grants to the Company or any of its Subsidiaries any license, sublicense, consent, waiver, covenant not to sue or other right with respect to any Intellectual Property material to the business of the Company and its Subsidiaries, including all Exclusive Intellectual Property (but excluding non-exclusive licenses for Off-the-Shelf Software); (b) Contracts pursuant to which the Company or any of its Subsidiaries grants any Person any license, sublicense, consent, waiver, covenant not to sue or other right with respect to any Intellectual Property material to the business of the Company and its Subsidiaries as of the date of this Agreement; (c) co-existence agreements and settlement agreements relating to any Owned Intellectual Property or Exclusive Intellectual Property; (d) Contracts that provide for the invention, creation, conception or development of any Intellectual Property (i) by the Company or any of its Subsidiaries for any Person or (ii) by any other Person for the Company or any of its Subsidiaries; (e) Contracts that provide for the assignment or other transfer of any material Intellectual Property (i) to the Company or any of its Subsidiaries by any Person (excluding consulting agreements or employee agreements that contain assignments of Intellectual Property to the Company or any of its Subsidiaries substantially on a written form made available to Parent prior to the Closing) or (ii) by the Company or any of its Subsidiaries to any Person; and (f) Contracts pursuant to which the Company or any of its Subsidiaries is restricted from using or practicing any Intellectual Property that is material to the continued operation of the business of the Company and its Subsidiaries as of the date of this Agreement (excluding customary confidentiality obligations); excluding, in each case ((a),(b), (d), (e) and (f)), Routine Services Contracts entered into in the ordinary course of business.

“Knowledge” of Parent or the Company, as applicable means the actual knowledge, after reasonable inquiry, of the individuals listed in Section 8.3(a) of the Company Disclosure Letter.

“Law” means any applicable foreign or U.S. federal, state or local law (including common law), treaty, act, statute, legislation, code, edict, order, ordinance, rule, regulation, judgment, injunction, decree, proclamation, directive, pronouncement, writ, constitution, convention, ruling, requirement (licensing or otherwise), specification, determination, decision, or judicial opinion that is or has been issued, enacted, adopted, passed, approved, promulgated, made, implemented or otherwise put into effect by or under the authority of any Governmental Body, and, for the sake of clarity, includes, but is not limited to, Healthcare Laws and Environmental Laws.

“Liability” means, with respect to any Person, any debt, liability, claim, demand, expense, commitment or obligation of that Person of any kind, character or description, whether known or unknown, absolute or contingent, accrued or unaccrued, asserted or unasserted, disputed or undisputed, liquidated or unliquidated, secured or unsecured, joint or several, due or to become due, vested or unvested, primary or secondary, matured or unmatured, billed or unbilled, executory, determined, determinable or otherwise, and whether or not the same is required to be accrued on the financial statements of that Person in accordance with GAAP.

“Liens” means any lien, mortgage, security interest, pledge, encumbrance, deed of trust, security interest, claim, lease, license, charge, option, preemptive right, subscription right, easement, servitude, proxy, voting trust or agreement, transfer restriction under any shareholder or similar agreement, encumbrance or restriction.

“MHRA” means the Medicines Healthcare products Regulatory Agency.

“Milestone Payment Date” has the meaning set forth in the CVR Agreement.

“Non-Controlled VIE” has the meaning set forth in Section 8.3 of the Company Disclosure Letter.

“Notice Period” means the period beginning at 5:00 p.m. New York City Time on the day of delivery by the Company to Parent of a Determination Notice (even if such Determination Notice is delivered after 5:00 p.m. New York City Time) and ending on the fourth (4th) Business Day thereafter at 5:00 p.m. New York City Time; provided that, with respect to any change in the financial terms or any material terms of any Superior Proposal, the Notice Period will extend until 5:00 p.m. New York City Time on the second (2nd) Business Day after delivery of such revised Determination Notice.

“Off-the-Shelf Software” means software, other than open source software, obtained from a third party (a) on general, non-negotiated, commercial terms and that continues to be widely available on such commercial terms, (b) that is not distributed with or incorporated in any product or services of the Company or any of its Subsidiaries, (c) that is used for business infrastructure or other internal purposes and (d) was licensed for fixed payments of less than $500,000 in the aggregate or annual payments of less than $500,000 per year.

“Owned Intellectual Property” means all Intellectual Property that is owned or purported to be owned (in whole or in part) by the Company or any of its Subsidiaries.

“Parent Material Adverse Effect” means any Effect, alone or taken together, that would prevent or materially impair or materially delay the ability of Parent or Merger Sub to timely perform its obligations under this Agreement or to timely consummate the Contemplated Transactions.

“Patents” means all patents, issued patents (including issued utility and design patents), and any pending applications for the same, including any divisionals, provisionals, revisions, supplementary protection certificates, continuations, continuations-in-part, reissues, re-examinations, substitutions, extensions and renewals thereof.

“Permits” means all approvals, authorizations, certificates, registrations, exemptions, consents, licenses, orders, permits, waivers, qualifications, variances, and other similar authorizations of all Governmental Bodies and all other Persons.

“Permitted Liens” means (a) statutory Liens for current Taxes or other governmental charges not yet due and payable or the amount or validity of which is being contested in good faith by appropriate proceedings and for which appropriate reserves are established in the financial statements in accordance with GAAP, (b) mechanics’, carriers’, workers’, repairers’, contractors’, subcontractors’, suppliers’ and similar statutory Liens arising or incurred in the ordinary course of business in respect of the construction, maintenance, repair or operations of assets for amounts that are not delinquent, that are not, individually or in the aggregate, material, and which do not and will not violate or constitute a breach of or default under any leases, covenants or other material agreements with respect to the Company Real Property (with or without notice or lapse of time or both), (c) zoning, entitlement, building and other land use regulations imposed by governmental agencies having jurisdiction over the Company Real Property Leases which are not violated by the current use and operation of the leased Company Real Property and which do not, individually or in the aggregate, materially impair the value of, or materially interfere with the present use of, such Company Real Property, (d) covenants, conditions, restrictions, easements and other similar matters of record affecting title to the Company Real Property Leases that do not adversely affect the occupancy, operation or use of such leased real property for the purposes for which it is currently used or proposed to be used in connection with the Company’s or its Subsidiaries’ business, (e) Liens arising under workers’ compensation, unemployment insurance and social security, (f) purchase money liens for personal property and Liens securing rental payments under Finance Leases for personal property, (g) any non-exclusive licenses or sublicenses granted in the ordinary course of business to any contract research organization, consultant, laboratory services provider, contract manufacturing organization or similar service provider (but solely to the extent such non-exclusive license or sublicense would comply with Section 5.1(b)(xviii) hereof if granted after the date hereof), (h) restrictions on the transfer of securities arising under federal and state securities Laws and (i) those matters identified in the Permitted Liens set forth in Section 8.3(c) of the Company Disclosure Letter.

“Person” means an individual, a partnership, a corporation, a limited liability company, an unlimited liability company, an association, a joint stock company, a trust, a joint venture, an unincorporated organization, or any other entity.

“Personal Information” means any data or information in any media that, alone or in combination with other information, (a) can be used to identify, or is otherwise associated with a natural person, or (b) that is considered “personally identifiable information,” “personal information,” “personal data,” “protected health information,” “human omic data,” “sensitive data” or any similar term defined by any applicable Privacy Laws. With respect to the DSP, the term “Personal Information” shall include information regardless of whether it is anonymized, de-identified, pseudonymized or encrypted.

“Plan” means an “employee benefit plan” within the meaning of Section 3(3) of ERISA and any other compensation or benefit plan, policy, program, arrangement, contract or agreement, whether written or unwritten, funded or unfunded, subject to ERISA or not, and covering one or more natural Persons, including any stock purchase, stock option, stock appreciation right, restricted stock, restricted stock unit, performance stock unit, other equity or equity-based, phantom equity, severance, separation, termination, retention, employment, offer letter, consulting, change in control, bonus, incentive, deferred compensation, pension, profit sharing, retirement, supplemental retirement, employee loan, hospital, medical, health, welfare, 401(k), dental, vision, workers’ compensation, disability, life insurance, death benefit, vacation, paid time off, leave of absence, employee assistance, tuition assistance, tax gross up or reimbursement or other fringe benefit plan, policy, program, arrangement or agreement.

“Privacy Laws” means any applicable foreign or domestic Laws, legal requirements and self-regulatory guidelines relating to the receipt, collection, compilation, use, storage, access, Processing, sharing, safeguarding, and security (both technical and physical) disposal, destruction, disclosure or transfer (including cross border) of Personal Information or otherwise relating to the privacy, data, security, data protection, operational resilience, information security and AI Technologies including, but not limited to, the California Consumer Privacy Act, HIPAA, the DSP, the General Data Protection Regulation (EU) 2016/679, the UK Data Protection Act 2018 (“DPA”), the UK General Data Protection Regulation as defined by the DPA, as amended by the Data Protection, Privacy and Electronic Communications (Amendments etc.) (EU Exit) Regulations 2019 and Data (Use and Access) Act 2025, Directive (EU) 2022/2555, and Regulation (EU) 2024/1689 (in each case including as implemented in local law).

“Process”, “Processed” or “Processing” means any operation or set of operations which is or are performed on Personal Information, whether or not by automatic means, such as the use, collection, access, acquisition, creation, derivation, processing, storage, maintenance, recording, organization, adaption, alteration, correction, transfer, transmission, retrieval, consultation, disclosure, making available, alignment, retention, dissemination, blocking, deletion, erasure, destruction, or combination of such Personal Information.

“Product” means any product that constitutes, incorporates or includes (a) the product candidates referred to as BPL-003 and VLS-01, (b) any other product candidate researched, developed, tested, labeled, manufactured, stored, imported, exported, marketed or distributed by or on behalf of the Company or its Subsidiaries (excluding the VIEs), and (c) any derivative of such product candidate described in sub-clause (a) or (b).

“Release” means any release, spill, emission, discharge, leaking, pumping, injection, deposit, disposal, dispersal, leaching, migration, or other movement or presence in, into or through the indoor or outdoor environment (including ambient air, surface water, groundwater and surface or subsurface strata) or at or from any property.

“Representative” means the officers, directors, managers, members, employees, accountants, consultants, legal counsel, financial advisors and authorized agents of a party.

“Routine Services Contracts” means (a) materials transfer agreements, manufacturing services agreements, clinical contract services agreements, clinical scale agreements, master services agreements, clinical trial agreements, contract research agreements or other ordinary course services agreements, in each case, that grant non-exclusive rights to use Company Intellectual Property solely to conduct research, manufacturing, clinical trial activities, or other services within the scope of the applicable agreement and that do not otherwise involve a grant of rights to use any Company Intellectual Property for the research, supply, manufacturing, development or commercialization of a Product or (b) Contracts pursuant to which the Company or any of its Subsidiaries is granted non-exclusive rights to use the Company Systems or any research tools and that do not otherwise involve any assignment, transfer or grant of rights with respect to any Company Intellectual Property (except, with respect to research tools, non-exclusive licenses to use modified versions of the research tools granted back to the provider of such research tools).

“Sales Agent” means Jefferies LLC, as sales agent and/or principal under the Sales Agreement.

“Sales Agreement” means that certain Open Market Sales Agreement, dated March 6, 2026, by and between the Company and Sales Agent.

“Sanctioned Country” means (a) Russia; and (b) any country or territory, or the government thereof, which is currently the subject or target of any Sanctions Laws, including at the time of this Agreement, Belarus, Cuba, the Crimea region, the so-called “Donetsk People’s Republic,” and the so-called “Luhansk People’s Republic,”, non-government controlled areas of the Zaporizhzhia and Kherson regions of Ukraine, Iran, and North Korea.

“Sanctioned Person” means a Person: (a) listed on any Sanctions Laws list of designated Persons, including OFAC’s Specially Designated Nationals and Blocked Persons List, OFAC’s Foreign Sanctions Evaders List, OFAC’s Sectoral Sanctions Identifications List, the U.S. Department of Commerce’s Entity, Denied Persons, or Unverified Lists, the U.S. Department of State’s Nonproliferation Sanctions Lists or Debarred List, the EU Consolidated List, the UN Security Council Consolidated List, or His Majesty’s Treasury’s Consolidated List of Financial Targets, (b) located, organized, or ordinarily resident in, a Sanctioned Country, or (c) fifty percent (50%) or greater owned by, controlled by, or otherwise acting for or on behalf of one or more Persons described in clauses (a)-(b) above.

“Sanctions Laws” means any U.S. or non-U.S. Laws related to economic or trade sanctions, including those administered by the Office of Foreign Assets Control of the U.S. Department of the Treasury (“OFAC”), the U.S. Department of State, the European Union, any European Union Member State, the United Nations Security Council, and His Majesty’s Treasury of the United Kingdom.

“Subsidiary” means, with respect to any Person, any corporation, partnership, association, trust, limited liability company, unlimited liability company or other business entity of which (a) if a corporation, a majority of the total voting power of shares of stock entitled (without regard to the occurrence of any contingency) to vote in the election of directors, managers or trustees thereof is at the time owned or controlled, directly or indirectly, by that Person or one or more of the other Subsidiaries of that Person or a combination thereof or (b) if a partnership, association, trust, limited liability company, or other business entity, a majority of the partnership or other similar ownership interests thereof is at the time owned or controlled, directly or indirectly, by any Person or one or more Subsidiaries of that Person or a combination thereof. For purposes hereof, a Person or Persons will be deemed to have a majority ownership interest in a partnership, association, trust, limited liability company or other business entity if such Person or Persons are allocated a majority of partnership, association, limited liability company or other business entity gains or losses or otherwise control the managing director, managing member, general partner or other managing Person of such partnership, association, trust, limited liability company or other business entity. A Subsidiary of a Person will also include any variable interest entity which is consolidated with such Person under applicable accounting rules; provided, that with respect to the business of the Non-Controlled VIE, the Non-Controlled VIE shall not constitute a Subsidiary for purposes of Section 5.1(b)(xii)(A), Section 5.1(b)(xvii), Section 5.1(b)(xiii), Section 5.1(b)(xviii), and, solely with respect to Section 5.1(b)(xii)(A), Section 5.1(b)(xvii), Section 5.1(b)(xiii) and Section 5.1(b)(xviii), Section 5.1(b)(xxvii) of this Agreement.

“Subsidiary Equity Award Fair Market Value” means, for a Subsidiary Equity Award, the product of (a) the number of shares of stock of the applicable Subsidiary of the Company subject to the Subsidiary Equity Award, as of immediately prior to the Effective Time, multiplied by (b) the excess, if any, of (x) the fair market value of a share of stock of such Subsidiary of the Company, as of the most recently completed fiscal quarter prior to the Closing Date, as determined by the Company in good faith based on the financial statements of such Subsidiary as of the most recently completed fiscal quarter prior to the Closing Date, over (y) the per share exercise price of such Subsidiary Equity Award.  For the avoidance of doubt, if the per share exercise price of such Subsidiary Equity Award is greater than or equal to the amount set forth in clause (x), then the Subsidiary Equity Award Fair Market Value shall be zero (0).

“Subsidiary Equity Plan” means each of the IntelGenx Corp. Stock Option Plan, GABA Therapeutics Stock Incentive Plan and the FSV7, Inc. 2020 Equity Incentive Plan, each as amended and restated.

“Subsidiary Stock Option” means an option to purchase shares of stock of a Subsidiary of the Company granted under a Subsidiary Equity Plan or otherwise.

“Superior Proposal” means any written bona fide (as reasonably determined by the Company Board in good faith) Acquisition Proposal received after the date of this Agreement that did not, directly or indirectly, result from a material breach of Section 5.3(a) (except the references in the definition thereof to “twenty percent (20%)” will be replaced by “fifty percent (50%)”) that the Company Board or a committee thereof has determined in good faith, after consultation with outside counsel and its independent financial advisor, is superior to the Acquisition Proposal reflected in this Agreement, and is reasonably likely to be consummated in accordance with its terms, taking into account all of the terms and conditions (including all of the financial, regulatory, financing, conditionality, legal and other terms, as well as certainty of closing) and all other aspects of such Acquisition Proposal (including any changes to the terms of this Agreement proposed by Parent).

“Tax” or “Taxes” means any and all federal, state, local, or non-U.S. income, gross receipts, license, payroll, employment, excise, severance, stamp, occupation, premium, windfall profits, environmental, customs duties, capital stock, franchise, profits, withholding, social security (or similar, including FICA), unemployment, disability, tariff, escheat or unclaimed property, real property, personal property, sales, use, transfer, registration, value-added, alternative or add-on minimum, or other tax of any kind or any charge of any kind in the nature of (or similar to) taxes whatsoever, including any interest, penalty, or addition thereto.

“Tax Returns” means any return, report, election, designation, information return or other document (including schedules or attachments thereto and any amendments thereof) filed or required to be filed with any Governmental Body in connection with the administration, determination, assessment or collection of any Tax.

“Trade Secrets” means any and all proprietary or confidential information, including trade secrets, know-how, customer, distributor, consumer and supplier lists and data, clinical and technical data, operational data, engineering information, biological, chemical, biochemical, toxicological, pharmacological and metabolic material and information and data relating thereto, formulation, clinical, analytical and stability information and data, inventions (including conceptions or reductions to practice), invention and technical reports, pricing information, research and development information, technology, techniques, procedures, processes, compositions, formulae, methods, formulations, discoveries, specifications, designs, drawings, algorithms, plans, improvements, models, techniques and methodologies.

“Trademarks” means trademarks, service marks, corporate names, trade names, brand names, product names, logos, slogans, trade dress and other indicia of source or origin, any applications and registrations for any of the foregoing and all renewals and extensions thereof, and all goodwill associated therewith and symbolized thereby.

“Transfer Taxes” means sales, transfer, stamp, stock transfer, documentary, registration, value added, use, real property transfer and any similar Taxes and fees.

“VIEs” shall have the meaning set forth in Section 8.3(b) of the Company Disclosure Letter.

“VIE Product” means any product candidate researched, developed, tested, labeled, manufactured, stored, imported, exported, marketed or distributed by or on behalf of any VIE, and any derivative of such product candidate described in foregoing.

Section 8.4.        Terms Defined Elsewhere. For purposes of this Agreement each of the following terms (capitalized below) when used in this Agreement will have the meaning ascribed to such term in the Section set forth opposite such term:

401(k) Plan	Section 5.5(c)
Affiliate Transaction	Section 3.24
Agreement	Preamble
Alternative Acquisition Agreement	Section 5.3(c)
Book-Entry Share	Section 2.5(b)
CARES Act	Section 3.11(c)
Certificate	Section 2.5(b)
Certificate of Merger	Section 1.2
Closing	Section 1.2

Closing Amount	Section 2.1(a)
Closing Date	Section 1.2
Code	Section 2.7
Company	Preamble
Company Board	Recitals
Company Board Recommendation	Section 3.2
Company Cash-Out Stock Option	Section 2.2(a)(i)
Company Common Stock	Recitals
Company Disclosure Letter	Article III
Company Material Contract	Section 3.12(a)
Company Organizational Documents	Section 3.1(c)
Company Real Property Leases	Section 3.10(b)
Company Registered Intellectual Property	Section 3.13(a)
Company SEC Documents	Section 3.6(a)
Company Securities	Section 3.3(f)
Company Systems	Section 3.13(k)
Compensation Action	Section 5.9
Current Employees	Section 5.5(a)
CVR Agreement	Recitals
CVRs	Recitals
DGCL	Recitals
Dissenting Shares	Section 2.4(a)
Effective Time	Section 1.2
Equity Award	Section 4.3(b)
ERISA	Section 3.16(d)
Exchange Act	Section 2.5(d)
Excluded Benefits	Section 5.5(a)
FCPA	Section 3.19(n)
FDA	Section 3.19(a)
FDCA	Section 3.19(a)
Healthcare Correspondence	Section 3.19(f)
HSOP Partner	Section 5.16(c)
HSOP Partnership	Section 5.16(c)
Indemnified Party	Section 5.6(a)
Intentional Breach	Section 7.5(a)
Labor Agreements	Section 3.12(a)(ii)
Material Suppliers	Section 3.20
Maximum Amount	Section 5.6(b)
Measurement Date	Section 3.3(a)
Merger	Recitals
Merger Consideration	Section 2.1(a)
Nasdaq	Section 3.5
OECD Convention	Section 3.19(n)
Outside Date	Section 7.2(b)
Parent	Preamble
Paying Agent	Section 2.5(a)

Payor	Section 3.6
PHSA	Section 3.19(a)
Pre-Closing Period	Section 5.1(a)
Privacy Policy	Section 3.19(p)
Privacy Requirements	Section 3.19(p)
Prohibited Payment	Section 3.19(n)
Purchase Orders	Section 3.12(a)(xi)
Merger Sub	Preamble
Regulatory Authorizations	Section 3.19(a)
Regulatory Correspondence	Section 3.19(a)
Rights Agent	Recitals
Sarbanes-Oxley	Section 3.9(d)
SEC	Section 3.6(a)
Securities Act	Section 3.6(a)
Security Incident	Section 3.19(q)
Share	Recitals
Shares	Recitals
Stockholder Litigation	Section 3.6(a)
Subsidiary Award Termination Agreement	Section 5.16(a)
Surviving Corporation	Section 1.1
Treasury Regulations	Section 2.7
UK Bribery Act	Section 3.19(n)
WARN	Section 3.18(b)

Section 8.5.       Severability. If any term or other provision of this Agreement is determined by a court of competent jurisdiction to be invalid, illegal, or incapable of being enforced by any rule, Law or public policy, the remaining provisions of this Agreement will be enforced so as to conform to the original intent of the parties as closely as possible in an acceptable manner so that the Contemplated Transactions are fulfilled to the fullest extent possible.

Section 8.6.     Assignment. Neither this Agreement nor any of the rights, interests or obligations under this Agreement shall be assigned, in whole or in part, by operation of law or otherwise by any of the parties without the prior written consent of the other parties and any purported assignment without such consent shall be void; provided that (a) Merger Sub may assign, in its sole discretion, any of or all its rights, interests and obligations under this Agreement to Parent or to any direct or indirect wholly-owned subsidiary of Parent, but no such assignment shall relieve Merger Sub of any of its obligations under this Agreement; and (b) Parent may assign, in its sole discretion, any of or all its rights, interests and obligations under this Agreement to any of its direct or indirect wholly-owned subsidiaries, but no such assignment shall relieve Parent of any of its obligations under this Agreement; provided, that any such assignment pursuant to the foregoing clause (a) or clause (b) shall not materially impede or delay the consummation of the Contemplated Transactions or otherwise materially impede the rights of the stockholders of the Company under this Agreement. Subject to the preceding sentences, this Agreement will be binding upon, inure to the benefit of, and be enforceable by the parties and their respective permitted successors and assigns.

Section 8.7.      Entire Agreement; Third-Party Beneficiaries. This Agreement (together with the Company Disclosure Letter and the exhibits, annexes, and instruments referred to herein) constitute the entire agreement and supersedes all prior agreements and understandings, both written and oral, among the parties with respect to the subject matter hereof; provided, however, that the Confidentiality Agreement will survive the execution or termination of this Agreement and remains in full force and effect until the expiration thereunder; provided, further, that, if the Effective Time occurs, the Confidentiality Agreement shall automatically terminate and be of no further force and effect. Except for (a) the rights of the holders of Shares to receive the Merger Consideration, the holders of Company Stock Options and Company RSUs to receive the consideration described in Section 2.2, and the holders of Pre-Funded Warrants to receive the consideration described in Section 2.3, (b) the right of the Company, on behalf of the holders of Shares and the holders of Company Stock Options, Company RSUs and Pre-Funded Warrants (each of which are third party beneficiaries hereunder only to the extent required for this clause (b) to be enforceable), to pursue specific performance as set forth in Section 8.16 or, if specific performance is not sought or granted as a remedy, damages (which damages the parties agree may, if ordered by a court of competent jurisdiction, be based upon a decrease in share value or lost premium) in the event of Parent’s or Merger Sub’s breach of this Agreement, and (c) as provided in Section 5.6 (which is intended for the benefit of each Indemnified Party, all of whom will be third-party beneficiaries of these provisions), this Agreement is not intended to confer upon any Person other than the parties hereto any rights or remedies.

Section 8.8.         Governing Law. This Agreement will be governed by, and construed in accordance with, the Laws of the State of Delaware, regardless of the Laws that might otherwise govern under applicable principles of conflicts of laws thereof.

Section 8.9.       Headings. The descriptive headings contained in this Agreement are included for convenience of reference only and will not affect in any way the meaning or interpretation of this Agreement.

Section 8.10.       Counterparts. This Agreement may be executed and delivered (including by executed signatures in electronic format (including “pdf”) and other electronic signatures (including DocuSign and AdobeSign) in each case transmitted by email) in two (2) or more counterparts, and by the different parties hereto in separate counterparts, each of which when executed will be deemed to be an original but all of which taken together will constitute one and the same agreement.

Section 8.11.       Performance Guaranty. Parent hereby guarantees the due, prompt and faithful performance and discharge by, and compliance with, all of the obligations, covenants, terms, conditions and undertakings of Merger Sub under this Agreement in accordance with the terms hereof, including any such obligations, covenants, terms, conditions and undertakings that are required to be performed, discharged, or complied with following the Effective Time.

Section 8.12.       Jurisdiction; Waiver of Jury Trial.

(a)        Each of the parties hereto hereby (i) expressly and irrevocably submits to the exclusive personal jurisdiction of the Court of Chancery of the State of Delaware or if such Court of Chancery lacks subject matter jurisdiction, the United States District Court for the District of Delaware, in the event any dispute arises out of this Agreement, the Merger, or the Contemplated Transactions, (ii) agrees that it shall not attempt to deny or defeat such personal jurisdiction by motion or other request for leave from any such court and (iii) agrees that it shall not bring any action relating to this Agreement, the Merger, or the Contemplated Transactions in any court other than the Court of Chancery of the State of Delaware or if such Court of Chancery lacks subject matter jurisdiction, the United States District Court for the District of Delaware; provided that each of the parties has the right to bring any action or proceeding for enforcement of a judgment entered by such court in any other court or jurisdiction.

(b)       EACH PARTY HERETO ACKNOWLEDGES AND AGREES THAT ANY CONTROVERSY WHICH MAY ARISE UNDER THIS AGREEMENT IS LIKELY TO INVOLVE COMPLICATED AND DIFFICULT ISSUES, AND THEREFORE SUCH PARTY HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVES ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN ANY LITIGATION ARISING OUT OF, RELATING TO OR IN CONNECTION WITH THIS AGREEMENT. EACH PARTY CERTIFIES AND ACKNOWLEDGES THAT (I) NO REPRESENTATIVE, AGENT, OR ATTORNEY OF ANY PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER, (II) EACH PARTY UNDERSTANDS AND HAS CONSIDERED THE IMPLICATION OF THIS WAIVER, (III) EACH PARTY MAKES THIS WAIVER VOLUNTARILY AND (IV) EACH OTHER PARTY HAS BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION.

Section 8.13.      Service of Process. Each party irrevocably consents to the service of process outside the territorial jurisdiction of the courts referred to in Section 8.12(a) in any such action or proceeding by mailing copies thereof by registered United States mail, postage prepaid, return receipt requested, to its address as specified in or pursuant to Section 8.2. However, the foregoing will not limit the right of a party to effect service of process on the other party by any other legally available method.

Section 8.14.      Remedies. Except as otherwise provided in this Agreement, the rights and remedies provided in this Agreement shall be cumulative and not exclusive of any rights or remedies provided by applicable Law, and the exercise by a party of any one remedy will not preclude the exercise of any other remedy.

Section 8.15.     Cooperation. Except from and after a Change of Board Recommendation, or as any such actions may be limited by the express terms hereof, the parties agree to provide reasonable cooperation with each other and to execute and deliver such further documents, certificates, agreements and instruments and to take such actions as may be reasonably requested by the other parties to evidence or effect the Contemplated Transactions and to carry out the intent and purposes of this Agreement (including providing Parent with information reasonably requested to support calculations under Section 280G of the Code).

Section 8.16.        Specific Performance.

(a)       The parties hereto acknowledge and agree that, in the event of any breach of this Agreement, irreparable harm would occur that monetary damages could not make whole. It is accordingly agreed that (i) each party hereto will be entitled, in addition to any other remedy to which it may be entitled at law or in equity, to compel specific performance to prevent or restrain breaches or threatened breaches of this Agreement in any action without the posting of a bond or undertaking and (ii) the parties hereto will, and hereby do, waive, in any action for specific performance, the defense of adequacy of a remedy at law and any other objections to specific performance of this Agreement.

(b)        Notwithstanding the parties’ rights to specific performance pursuant to Section 8.16(a), subject to Section 7.5(c), each party may pursue any other remedy available to it at law or in equity, including monetary damages.

Section 8.17.     Interpretation. When reference is made in this Agreement to an Article, Section or Exhibit, such reference will refer to Articles and Sections of, and Exhibits to, this Agreement unless otherwise indicated. The word “extent” in the phrase “to the extent” shall mean the degree to which a subject or other thing extends, and such phrase shall not mean simply “if.” All references to “dollars” or “$” shall refer to the lawful currency of the United States. Whenever the words “include,” “includes,” or “including” are used in this Agreement, they will be deemed to be followed by the words “without limitation.” The words “hereof,” “herein,” “hereby,” “hereto,” and “hereunder” and words of similar import when used in this Agreement will refer to this Agreement as a whole and not to any particular provision of this Agreement. The word “or” will not be exclusive. The word “will” shall be construed to have the same meaning and effect as the word “shall.” Whenever used in this Agreement, any noun or pronoun will be deemed to include the plural as well as the singular and to cover all genders. Any reference to any Person shall be construed to include such Person’s successors and assigns. The words “made available” and words of similar import refer to documents posted to the virtual data room hosted by Ideals titled “AtaiBeckley VDR,” or otherwise delivered via e-mail by or on behalf of the Company to Parent or Merger Sub, in each case, as of 11:59 p.m., Eastern Time, on July 14, 2026. The words “ordinary course of business” shall mean the ordinary course of business consistent with past practice.  This Agreement will be construed without regard to any presumption or rule requiring construction or interpretation against the party drafting or causing any instrument to be drafted. The parties hereto have participated jointly in the negotiation and drafting of this Agreement and, in the event an ambiguity or question of intent or interpretation arises, this Agreement shall be construed as jointly drafted by the parties hereto and no presumption of burden of proof shall arise favoring or disfavoring any party by virtue of the authorship of this Agreement.

[Remainder of Page Left Blank Intentionally]

IN WITNESS WHEREOF, each of Parent, Merger Sub and the Company has caused this Agreement to be executed as of the date first written above by their respective officers thereunto duly authorized.

ELI LILLY AND COMPANY

By:	/s/ Carole Ho
Name:	Carole Ho
Title:	Executive Vice President and President, Lilly Neuroscience

[Signature Page to Agreement and Plan of Merger]

IN WITNESS WHEREOF, each of Parent, Merger Sub and the Company has caused this Agreement to be executed as of the date first written above by their respective officers thereunto duly authorized.

ALBALI ACQUISITION CORPORATION

By:	/s/ Jonathan R. Haug
Name:	Jonathan R. Haug
Title:	President

[Signature Page to Agreement and Plan of Merger]

IN WITNESS WHEREOF, each of Parent, Merger Sub and the Company has caused this Agreement to be executed as of the date first written above by their respective officers thereunto duly authorized.

ATAIBECKLEY INC.

By:	/s/ Srinivas Rao
Name:	Srinivas Rao
Title:	Chief Executive Officer

[Signature Page to Agreement and Plan of Merger]

Annex I

CERTIFICATE OF INCORPORATION OF THE SURVIVING CORPORATION

Amended and Restated Certificate of Incorporation of AtaiBeckley Inc.

1.          The name of this corporation is AtaiBeckley Inc. (the “Corporation”).

2.          The address of the Corporation’s registered office in the State of Delaware is 1209 Orange Street, Wilmington, New Castle County, Delaware 19801, and the name of the Corporation’s registered agent at such address is National Registered Agents, Inc.

3.          The business address of the Corporation is Eli Lilly and Company Global Headquarters, Lilly Corporate Center, Indianapolis, Indiana 46285.

4.          The nature of the business and the purposes to be conducted and promoted by the Corporation are to conduct any lawful business, to promote any lawful purpose and to engage in any lawful act or activity for which corporations may be organized under the General Corporation Law of the State of Delaware (the “DGCL”), as from time to time amended.

5.          The total number of shares of stock which the Corporation shall have authority to issue is one hundred (100) shares of common stock, $0.0001 par value per share (the “Common Stock”). Shares of the Common Stock may be issued from time to time as the Board of Directors of the Corporation (the “Board”) shall determine and on such terms and for such consideration as shall be fixed by the Board. The amount of the authorized Common Stock of the Corporation may be increased or decreased by the affirmative vote of the holders of a majority of the outstanding shares of Common Stock of the Corporation entitled to vote.

6.          Except as otherwise provided by law, the Common Stock shall have the exclusive right to vote for the election of directors and for all other purposes. Each share of Common Stock shall have one vote, and the Common Stock shall vote together as a single class.

7.          Elections of directors need not be by written ballot unless required by the bylaws of the Corporation (the “Bylaws”). Any director may be removed from office either with or without cause at any time by the affirmative vote of the holders of a majority of the outstanding Common Stock of the Corporation entitled to vote, given at a meeting of the stockholders called for that purpose, or by the consent of the holders of a majority of the outstanding Common Stock of the Corporation entitled to vote, given in accordance with DGCL Section 228.

8.          In furtherance and not in limitation of the powers conferred upon the Board by law, the Board shall have the power to make, adopt, alter, amend and repeal from time to time the Bylaws by a majority vote at any regular or special meeting or by written consent, subject to the power of the stockholders to alter, amend and repeal the Bylaws made by the Board.

9.          No director or officer of the Corporation shall have any personal liability to the Corporation or its stockholders for monetary damages for any breach of fiduciary duty as a director or officer, except to the extent such exemption from liability or limitation thereof is not permitted under the DGCL as the same exists or hereafter may be amended. Any amendment, repeal or modification of this Article 9, or the adoption of any provision of this Amended and Restated Certificate of Incorporation inconsistent with this Article 9, shall not adversely affect any right or protection of a director or officer of the Corporation with respect to any act or omission occurring prior to such amendment, repeal, modification or adoption. If the DGCL is amended after approval by the stockholders of this Article 9 to authorize corporate action further eliminating or limiting the personal liability of directors or officers, then the liability of a director or officer of the Corporation shall be eliminated or limited to the fullest extent permitted by the DGCL as so amended.

10.        The Corporation shall have the power to provide rights to indemnification and advancement of expenses to its current and former officers, directors, employees and agents and to any person who is or was serving at the request of the Corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise.

11.        The Board reserves the right to amend, alter, change or repeal any provision contained in this Amended and Restated Certificate of Incorporation, in the manner now or hereafter prescribed by statute, and all rights conferred upon stockholders herein are granted subject to this reservation.

[The remainder of this page is intentionally left blank.]

Annex II

BYLAWS OF THE SURVIVING CORPORATION

AMENDED AND RESTATED BYLAWS
OF
ATAIBECKLEY INC.
(a Delaware corporation)

ARTICLE I
STOCKHOLDERS

Section 1.            Annual Meetings. The annual meeting of the stockholders of AtaiBeckley Inc. (the “Corporation”) for the election of directors and for the transaction of such other business as may properly come before the meeting shall be held each year at such date and time, within or without the State of Delaware, as the board of directors of the Corporation (the “Board of Directors”) shall determine.

Section 2.         Special Meetings. Special meetings of stockholders for the transaction of such business as may properly come before the meeting may be called by order of the Board of Directors or by stockholders holding together at least a majority of all the shares of the Corporation entitled to vote at the meeting, and shall be held at such date and time, within or without the State of Delaware, as may be specified by such order. Whenever the directors shall fail to fix such place, the meeting shall be held at the principal executive office of the Corporation.

Section 3.           Notice of Meetings. Written notice of all meetings of the stockholders, stating the place, date and hour of the meeting, the means of remote communications, if any, by which stockholders and proxy holders may be deemed to be present in person and vote at such meeting, and the place within the city or other municipality or community at which the list of stockholders may be examined, shall be mailed or delivered to each stockholder entitled to vote at such meeting not less than ten (10) nor more than sixty (60) days prior to the meeting. Notice of any special meeting shall state in general terms the purpose or purposes for which the meeting is to be held.

Section 4.          Stockholder Lists. The officer who has charge of the stock ledger of the Corporation shall prepare and make, at least ten (10) days before every meeting of stockholders, a complete list of the stockholders entitled to vote at the meeting, arranged in alphabetical order, and showing the address of each stockholder and the number and class of shares registered in the name of each stockholder. Such list shall be open to the examination of any stockholder, for any purpose germane to the meeting, either at a place within the city where the meeting is to be held, which place shall be specified in the notice of the meeting, or, if not so specified, at the place where the meeting is to be held. The list shall also be produced and kept at the time and place of the meeting during the whole time thereof, and may be inspected by any stockholder who is present.

The stock ledger shall be the only evidence as to who are the stockholders entitled to examine the stock ledger, the list required by this section or the books of the Corporation, or to vote in person or by proxy at any meeting of stockholders.

Section 5.           Quorum. Except as otherwise provided by law or the Corporation’s certificate of incorporation (the “Certificate of Incorporation”), a quorum for the transaction of business at any meeting of stockholders shall consist of the holders of record of a majority of the issued and outstanding shares of the capital stock of the Corporation entitled to vote at the meeting, present in person or represented by proxy. At all meetings of the stockholders at which a quorum is present, all matters, except as otherwise provided by law or the Certificate of Incorporation, shall be decided by the vote of the holders of a majority of the shares entitled to vote thereat present in person or by proxy. If there be no such quorum, the holders of a majority of such shares so present or represented may adjourn the meeting from time to time, without further notice, until a quorum shall have been obtained. When a quorum is once present it is not broken by the subsequent withdrawal of any stockholder.

Section 6.           Organization. Meetings of stockholders shall be presided over by the Chairman, if any, or if none or in the Chairman’s absence the Vice Chairman, if any, or if none or in the Vice Chairman’s absence, the President, if any, or if none or in the President’s absence a Vice President, or, if none of the foregoing is present, by a chairman to be chosen by the stockholders entitled to vote who are present in person or by proxy at the meeting. The Secretary of the Corporation, or in the Secretary’s absence, the presiding officer of the meeting shall appoint any person present to act as secretary of the meeting.

Section 7.            Voting; Proxies; Required Vote.

(a)         At each meeting of stockholders, every stockholder entitled to vote at such meeting shall be entitled to vote in person or by proxy appointed by instrument in writing, subscribed by such stockholder or by such stockholder’s duly authorized attorney-in-fact (but no such proxy shall be voted or acted upon after three (3) years from its date, unless the proxy provides for a longer period), and, unless the Certificate of Incorporation provides otherwise, shall have one vote for each share of stock entitled to vote registered in the name of such stockholder on the books of the Corporation on the applicable record date fixed pursuant to these Amended and Restated Bylaws (“Bylaws”). At all elections of directors the voting may be, but need not be, by ballot and a plurality of the votes cast there shall elect such directors. Except as otherwise required by law or the Certificate of Incorporation, any other action shall be authorized by a majority of the votes cast.

(b)       Any action required or permitted to be taken at any meeting of stockholders may, except as otherwise required by law or the Certificate of Incorporation, be taken without a meeting, without prior notice and without a vote, if a consent in writing, setting forth the action so taken, shall be signed by the holders of record of the issued and outstanding capital stock of the Corporation having the number of votes that would be necessary to authorize or take such action at a meeting at which all shares entitled to vote thereon were present and voted, and the writing or writings are filed with the permanent records of the Corporation. Prompt notice of the taking of corporate action without a meeting by less than unanimous written consent shall be given to those stockholders who have not consented in writing.

(c)         Where a separate vote is to be taken by a class or classes, the presence in person or by proxy of a majority of the holders of record of such class or classes shall constitute a quorum and the affirmative vote of the majority of shares of such class or classes present in person or represented by proxy at the meeting shall be the act of such class, unless otherwise provided in the Certificate of Incorporation.

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Section 8.          Inspectors. The Board of Directors, in advance of any meeting, may, but need not, appoint one or more inspectors of election to act at the meeting or any adjournment thereof. If an inspector or inspectors are not so appointed, the person presiding at the meeting may, but need not, appoint one or more inspectors. In case any person who may be appointed as an inspector fails to appear or act, the vacancy may be filled by appointment made by the directors in advance of the meeting or at the meeting by the person presiding thereat. Each inspector, if any, before entering upon the discharge of his or her duties, shall take and sign an oath faithfully to execute the duties of inspector at such meeting with strict impartiality and according to the best of his or her ability. The inspectors, if any, shall determine the number of shares of stock outstanding and the voting power of each, the shares of stock represented at the meeting, the existence of a quorum, and the validity and effect of proxies, and shall receive votes, ballots or consents, hear and determine all challenges and questions arising in connection with the right to vote, count and tabulate all votes, ballots or consents, determine the result, and do such acts as are proper to conduct the election or vote with fairness to all stockholders. On request of the person presiding at the meeting, the inspector or inspectors, if any, shall make a report in writing of any challenge, question or matter determined by such inspector or inspectors and execute a certificate of any fact found by such inspector or inspectors.

ARTICLE II
BOARD OF DIRECTORS

Section 1.          General Powers. The business, property and affairs of the Corporation shall be managed by, or under the direction of, the Board of Directors.

Section 2.            Qualification; Number; Term; Compensation.

(a)        Each director shall be at least eighteen (18) years of age. A director need not be a stockholder, a citizen of the United States or a resident of the State of Delaware. The number of directors constituting the entire Board of Directors shall be fixed initially by the incorporator and thereafter by the Board of Directors and shall be at least one, or such larger number as may be fixed initially by the incorporator and thereafter from time to time by the Board of Directors, one of whom may be selected by the Board of Directors to be its Chairman. The use of the phrase “entire Board of Directors” herein refers to the total number of directors which the Corporation would have if there were no vacancies.

(b)        Directors who are elected at an annual meeting of stockholders, and directors who are elected in the interim to fill vacancies and newly created directorships, shall hold office until the next annual meeting of stockholders and until their successors are elected and qualified or until their earlier resignation or removal.

(c)      Unless otherwise restricted by the Certificate of Incorporation or these Bylaws, the Board of Directors shall have the authority to fix the compensation of directors. The directors may be paid their expenses, if any, of attendance at each meeting of the Board of Directors and may be paid a fixed sum for attendance at each meeting of the Board of Directors or a stated salary as director. No such payment shall preclude any director from serving the Corporation in any other capacity and receiving compensation therefor. Members of special or standing committees may be allowed like compensation for attending committee meetings.

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Section 3.            Quorum and Manner of Voting. Except as otherwise provided by law, a majority of the entire Board of Directors shall constitute a quorum. A majority of the directors present, whether or not a quorum is present, may adjourn a meeting from time to time to another time and place without notice. The vote of the majority of the directors present at a meeting at which a quorum is present shall be the act of the Board of Directors.

Section 4.           Places of Meetings. Meetings of the Board of Directors may be held at any place within or without the State of Delaware, as may from time to time be fixed by resolution of the Board of Directors, or as may be specified in the notice of meeting.

Section 5.          Annual Meeting. Following the annual meeting of stockholders, the newly elected Board of Directors shall meet for the purpose of the election of officers and the transaction of such other business as may properly come before the meeting. Such meeting may be held without notice immediately after the annual meeting of stockholders at the same place at which such stockholders’ meeting is held.

Section 6.          Regular Meetings. Regular meetings of the Board of Directors shall be held at such times and places as the Board of Directors shall from time to time determine by resolution. Notice need not be given of regular meetings of the Board of Directors held at times and places fixed by resolution of the Board of Directors.

Section 7.           Special Meetings. Special meetings of the Board of Directors shall be held whenever called by the Chairman of the Board of Directors, the President or by a majority of directors then in office. Notice of the place, date and time and the purpose or purposes of each special meeting of the Board of Directors shall be given to each director by mailing the same at least two (2) days before the meeting, or by telephoning or emailing the same or by delivering the same personally not later than the day before the day of the meeting.

Section 8.        Meetings by Means of Conference Telephone. Unless otherwise provided by the Certificate of Incorporation or these Bylaws, members of the Board of Directors, or any committee designated by the Board of Directors, may participate in a meeting of the Board of Directors or such committee by means of a conference telephone or similar communication equipment by means of which all persons participating in the meeting can hear each other, and such participation in a meeting pursuant to this Section 8 shall constitute presence at such meeting.

Section 9.         Organization. The Chairman of the Board of Directors, if there be one, or if none or in the Chairman’s absence or inability to act the Vice Chairman, if any, or if none or in the Vice Chairman’s absence or inability to act the President, or in the President’s absence or inability to act any Vice President who is a member of the Board of Directors, or in such Vice President’s absence or inability to act, a chairman chosen by the directors, shall preside at all meetings of the Board of Directors and shall have such other powers and duties as may from time to time be assigned by the Board of Directors. The Secretary of the Corporation shall act as secretary at all meetings of the Board of Directors when present, and, in the Secretary’s absence, the presiding officer may appoint any person to act as secretary.

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Section 10.          Resignation; Removal. Any director may resign at any time upon written notice to the Corporation and such resignation shall take effect upon receipt thereof by the President or Secretary, unless otherwise specified in the resignation. Any or all of the directors may be removed, with or without cause, by the holders of a majority of the shares of stock outstanding and entitled to vote for the election of directors.

Section 11.        Vacancies. Unless otherwise provided in these Bylaws, vacancies on the Board of Directors, whether caused by resignation, death, disqualification, removal, an increase in the authorized number of directors or otherwise, may be filled by the affirmative vote of a majority of the remaining directors, although less than a quorum, or by a sole remaining director, or at a special meeting of the stockholders, by the holders of shares entitled to vote for the election of directors.

Section 12.        Action by Written Consent. Any action required or permitted to be taken at any meeting of the Board of Directors may be taken without a meeting if all the directors consent thereto in writing, and the writing or writings are filed with the minutes of proceedings of the Board of Directors.

ARTICLE III
COMMITTEES

Section 1.           Appointment. From time to time the Board of Directors by a resolution adopted by a majority of the entire Board of Directors may appoint any committee or committees for any purpose or purposes, to the extent lawful, which shall have powers as shall be determined and specified by the Board of Directors in the resolution of appointment.

Section 2.           Procedures, Quorum and Manner of Acting. Each committee shall fix its own rules of procedure, and shall meet where and as provided by such rules or by resolution of the Board of Directors. Except as otherwise provided by law, the presence of a majority of the then appointed members of a committee shall constitute a quorum for the transaction of business by that committee, and in every case where a quorum is present the affirmative vote of a majority of the members of the committee present shall be the act of the committee. Each committee shall keep minutes of its proceedings, and actions taken by a committee shall be reported to the Board of Directors.

Section 3.         Action by Written Consent. Any action required or permitted to be taken at any meeting of any committee of the Board of Directors may be taken without a meeting if all the members of the committee consent thereto in writing, and the writing or writings are filed with the minutes of proceedings of the committee.

Section 4.         Term; Termination. In the event any person shall cease to be a director of the Corporation, such person shall simultaneously therewith cease to be a member of any committee appointed by the Board of Directors.

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ARTICLE IV
OFFICERS

Section 1.          Election and Qualifications. The Board of Directors shall elect the officers of the Corporation, which shall include a President and a Secretary, and may include, by election or appointment, one or more Vice Presidents (any one or more of whom may be given an additional designation of rank or function), a Treasurer and such Assistant Secretaries, such Assistant Treasurers and such other officers as the Board of Directors may from time to time deem proper. Each officer shall have such powers and duties as may be prescribed by these Bylaws and as may be assigned by the Board of Directors or the President. Any two (2) or more offices may be held by the same person. The Chairman of the Board of Directors, if one is appointed, shall, if present, preside at all meetings of the stockholders.

Section 2.          Term of Office and Remuneration. All officers shall hold office until their successors are elected and qualified. Any vacancy in any office arising from any cause may be filled for the unexpired portion of the term by the Board of Directors. The remuneration of all officers of the Corporation may be fixed by the Board of Directors or in such manner as the Board of Directors shall provide.

Section 3.          Resignation; Removal. Any officer may resign at any time upon written notice to the Corporation and such resignation shall take effect upon receipt thereof by the President or Secretary, unless otherwise specified in the resignation. Any officer shall be subject to removal, with or without cause, at any time by vote of a majority of the entire Board of Directors.

Section 4.          President. The President shall, subject to control of the Board of Directors, have direction and control of the business and officers of the Corporation, shall have the general powers and duties of management usually vested in the president of a corporation, and shall have such other powers and duties as may from time to time be assigned by the Board of Directors. The President may appoint and remove assistant officers and other agents and employees; and may execute and deliver in the name of the Corporation powers of attorney, contracts, bonds and other obligations and instruments.

Section 5.             Vice President. A Vice President may execute and deliver in the name of the Corporation contracts and other obligations and instruments pertaining to the regular course of the duties of said office, and shall have such other authority as from time to time may be assigned by the Board of Directors.

Section 6.           Treasurer. The Treasurer (if any) shall in general have all duties incident to the position of Treasurer and such other duties as may be assigned by the Board of Directors.

Section 7.          Secretary. The Secretary shall in general have all the duties incident to the office of Secretary and such other duties as may be assigned by the Board of Directors.

Section 8.            Other Officers. Such other officers as the Board of Directors may choose shall perform such duties and have such powers as from time to time may be assigned to them by the Board of Directors. The Board of Directors may delegate to any other officer of the Corporation the power to choose such other officers and to prescribe their respective duties and powers.

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ARTICLE V
BOOKS AND RECORDS

Section 1.           Location. The books and records of the Corporation may be kept at such place or places within or outside the State of Delaware as the Board of Directors or the respective officers in charge thereof may from time to time determine. The record books containing the names and addresses of all stockholders, the number and class of shares of stock held by each and the dates when they respectively became the owners of record thereof shall be kept by the Secretary as prescribed in these Bylaws and by such officer or agent as shall be designated by the Board of Directors.

Section 2.          Addresses of Stockholders. Notices of meetings and all other corporate notices may be delivered personally or mailed to each stockholder at the stockholder’s address as it appears on the records of the Corporation.

Section 3.             Fixing Date for Determination of Stockholders of Record.

(a)         In order that the Corporation may determine the stockholders entitled to notice of or to vote at any meeting of stockholders or any adjournment thereof, the Board of Directors may fix a record date, which record date shall not precede the date upon which the resolution fixing the record date is adopted by the Board of Directors and which record date shall not be more than sixty (60) nor less than ten (10) days before the date of such meeting. If no record date is fixed by the Board of Directors, the record date for determining stockholders entitled to notice of or to vote at a meeting of stockholders shall be at the close of business on the day next preceding the day on which notice is given, or, if notice is waived, at the close of business on the day next preceding the day on which the meeting is held. A determination of stockholders of record entitled to notice of or to vote at a meeting of stockholders shall apply to any adjournment of the meeting; provided, however, that the Board of Directors may fix a new record date for the adjourned meeting.

(b)         In order that the Corporation may determine the stockholders entitled to consent to corporate action in writing without a meeting, the Board of Directors may fix a record date, which record date shall not precede the date upon which the resolution fixing the record date is adopted by the Board of Directors and if no record date has been fixed by the Board of Directors, the record date for determining stockholders entitled to consent to corporate action in writing without a meeting, when no prior action by the Board of Directors is required, shall be the first date on which a signed written consent setting forth the action taken or proposed to be taken is delivered to the Corporation by delivery to its registered office in this State, its principal place of business, or an officer or agent of the Corporation having custody of the book in which proceedings of meetings of stockholders are recorded. Delivery made to the Corporation’s registered office shall be by hand or by certified or registered mail, return receipt requested. If no record date has been fixed by the Board of Directors and prior action by the Board of Directors is required by this article, the record date for determining stockholders entitled to consent to corporate action in writing without a meeting shall be at the close of business on the day on which the Board of Directors adopts the resolution taking such prior action.

(c)       In order that the Corporation may determine the stockholders entitled to receive payment of any dividend or other distribution or allotment of any rights or the stockholders entitled to exercise any rights in respect of any change, conversion or exchange of stock, or for the purpose of any other lawful action, the Board of Directors may fix a record date, which record date shall not precede the date upon which the resolution fixing the record date is adopted and if no record date is fixed, the record date for determining stockholders for any such purpose shall be at the close of business on the day on which the Board of Directors adopts the resolution relating thereto.

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ARTICLE VI
CERTIFICATES REPRESENTING STOCK

Section 1.           Certificates; Signatures. Unless, to the extent permitted by applicable law, the Board of Directors has resolved that any series or class of shares of capital stock of the Corporation shall be uncertificated, upon request every holder of shares shall be entitled to have a certificate, signed by or in the name of the Corporation by any two (2) officers of the Corporation, representing the number of shares registered in such holder’s name. Any and all signatures on any such certificate may be facsimiles. In case any officer, transfer agent or registrar who has signed or whose facsimile signature has been placed upon a certificate shall have ceased to be such officer, transfer agent or registrar before such certificate is issued, it may be issued by the Corporation with the same effect as if he were such officer, transfer agent or registrar at the date of issue. The name of the holder of record of the shares represented thereby, with the number of such shares and the date of issue, shall be entered on the books of the Corporation.

Section 2.         Transfers of Stock. Upon compliance with provisions restricting the transfer or registration of transfer of shares of stock, if any, shares of capital stock shall be transferable on the books of the Corporation only by the holder of record thereof in person, or by a duly authorized attorney, upon surrender and cancellation of certificates for a like number of shares, properly endorsed, and the payment of all taxes due thereon.

Section 3.            Fractional Shares. The Corporation may, but shall not be required to, issue certificates for fractions of a share where necessary to effect authorized transactions, or the Corporation may pay in cash the fair value of fractions of a share as of the time when those entitled to receive such fractions are determined, or it may issue scrip in registered or bearer form over the manual or facsimile signature of an officer of the Corporation or of its agent, exchangeable as therein provided for full shares, but such scrip shall not entitle the holder to any rights of a stockholder except as therein provided.

Section 4.          Rules and Regulations. The Board of Directors shall have power and authority to make all such rules and regulations as it may deem expedient concerning the issue, transfer and registration of certificates representing shares of the Corporation.

Section 5.          Lost, Stolen or Destroyed Certificates. The Corporation may issue a new certificate of stock in place of any certificate, theretofore issued by it, alleged to have been lost, stolen or destroyed, and the Board of Directors may require the owner of any lost, stolen or destroyed certificate, or his legal representative, to give the Corporation a bond sufficient to indemnify the Corporation against any claim that may be made against it on account of the alleged loss, theft or destruction of any such certificate or the issuance of any such new certificate.

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ARTICLE VII
DIVIDENDS

Subject always to the provisions of applicable law and the Certificate of Incorporation, the Board of Directors shall have full power to determine whether any, and, if any, what part of any, funds legally available for the payment of dividends shall be declared as dividends and paid to stockholders; the division of the whole or any part of such funds of the Corporation shall rest wholly within the lawful discretion of the Board of Directors, and it shall not be required at any time, against such discretion, to divide or pay any part of such funds among or to the stockholders as dividends or otherwise; and before payment of any dividend, there may be set aside out of any funds of the Corporation legally available for dividends such sum or sums as the Board of Directors from time to time, in its absolute discretion, deems proper as a reserve or reserves to meet contingencies, or for equalizing dividends, or for repairing or maintaining any property of the Corporation, or for such other purpose as the Board of Directors shall think conducive to the interest of the Corporation, and the Board of Directors may modify or abolish any such reserve in the manner in which it was created.

ARTICLE VIII
RATIFICATION

Any transaction, questioned in any lawsuit on the ground of lack of authority, defective or irregular execution, adverse interest of director, officer or stockholder, non-disclosure, miscomputation, or the application of improper principles or practices of accounting, may be ratified before or after judgment, by the Board of Directors or by the stockholders, and if so ratified shall have the same force and effect as if the questioned transaction had been originally duly authorized. Such ratification shall be binding upon the Corporation and its stockholders and shall constitute a bar to any claim or execution of any judgment in respect of such questioned transaction.

ARTICLE IX
CORPORATE SEAL

The Corporation may have a corporate seal. The corporate seal shall have inscribed thereon the name of the Corporation and the year of its incorporation, and shall be in such form and contain such other words and/or figures as the Board of Directors shall determine. The corporate seal may be used by printing, engraving, lithographing, stamping or otherwise making, placing or affixing, or causing to be printed, engraved, lithographed, stamped or otherwise made, placed or affixed, upon any paper or document, by any process whatsoever, an impression, facsimile or other reproduction of said corporate seal.

ARTICLE X
FISCAL YEAR

The fiscal year of the Corporation shall be fixed, and shall be subject to change, by the Board of Directors. Unless otherwise fixed by the Board of Directors, the fiscal year of the Corporation shall be the calendar year.

ARTICLE XI
WAIVER OF NOTICE

Whenever notice is required to be given by these Bylaws or by the Certificate of Incorporation or by law, a written waiver thereof, signed by the person or persons entitled to such notice, whether before or after the time stated therein, shall be deemed equivalent to notice.

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ARTICLE XII
BANK ACCOUNTS, DRAFTS, CONTRACTS, ETC.

Section 1.            Bank Accounts and Drafts. In addition to such bank accounts as may be authorized by the Board of Directors, the primary financial officer or any person designated by said primary financial officer or otherwise authorized by the Board of Directors, whether or not an employee of the Corporation, may authorize such bank accounts to be opened or maintained in the name and on behalf of the Corporation as he may deem necessary or appropriate, payments from such bank accounts to be made upon and according to the check of the Corporation in accordance with the written instructions of said primary financial officer, or other person so authorized.

Section 2.            Contracts. The Board of Directors may authorize any person or persons, in the name and on behalf of the Corporation, to enter into or execute and deliver any and all deeds, bonds, mortgages, contracts and other obligations or instruments (including powers of attorney), and such authority may be general or confined to specific instances.

Section 3.           Proxies; Powers of Attorney; Other Instruments. The Chairman, the President or any other person designated by either of them shall have the power and authority to execute and deliver proxies, powers of attorney and other instruments on behalf of the Corporation in connection with the rights and powers incident to the ownership of stock by the Corporation. The Chairman, the President or any other person authorized by proxy or power of attorney executed and delivered by either of them on behalf of the Corporation may attend and vote at any meeting of stockholders of any company in which the Corporation may hold stock, and may exercise on behalf of the Corporation any and all of the rights and powers incident to the ownership of such stock at any such meeting, or otherwise as specified in the proxy or power of attorney so authorizing any such person. The Board of Directors, from time to time, may confer like powers upon any other person.

Section 4.           Financial Reports. The Board of Directors may appoint the primary financial officer or other fiscal officer or any other officer to cause to be prepared and furnished to stockholders entitled thereto any special financial notice and/or financial statement, as the case may be, which may be required by any provision of law.

ARTICLE XIII
INDEMNIFICATION AND INSURANCE

Section 1.            Indemnification of Officers and Directors.

(a)         The Corporation shall indemnify and hold harmless, to the fullest extent permitted by the DGCL as it presently exists or may hereafter be amended, any director or officer of the Corporation (a “covered person”) who was or is made or is threatened to be made a party or is otherwise involved in any action, suit or proceeding, whether civil, criminal, administrative or investigative (a “Proceeding”), by reason of the fact that he or she, or a person for whom he or she is the legal representative, is or was a director or officer of the Corporation or, while serving as a director or officer of the Corporation, is or was serving at the request of the Corporation as a director, officer, employee or agent of another corporation or of a partnership, joint venture, trust, enterprise or non-profit entity, including service with respect to employee benefit plans, against all liability and loss suffered and expenses (including attorneys’ fees, judgments, fines ERISA excise taxes or penalties and amounts paid in settlement) reasonably incurred by such person in connection with any such Proceeding. Notwithstanding the preceding sentence, except as otherwise provided in Section 4 of this Article XIII, the Corporation shall be required to indemnify a covered person in connection with a Proceeding initiated by such covered person only if the Proceeding was authorized in the specific case by the Board of Directors.

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Section 2.            Indemnification of Others.

(a)       The Corporation shall have the power to indemnify and hold harmless, to the fullest extent permitted by applicable law as it presently exists or may hereafter be amended, any employee or agent of the Corporation who was or is made or is threatened to be made a party or is otherwise involved in any Proceeding by reason of the fact that he or she, or a person for whom he or she is the legal representative, is or was an employee or agent of the Corporation or is or was serving at the request of the Corporation as a director, officer, employee or agent of another corporation or of a partnership, joint venture, trust, enterprise or non-profit entity, including service with respect to employee benefit plans, against all liability and loss suffered and expenses reasonably incurred by such person in connection with any such Proceeding.

Section 3.            Prepayment of Expenses.

(a)      The Corporation shall to the fullest extent not prohibited by applicable law pay the expenses (including attorneys’ fees) incurred by any covered person, and may pay the expenses incurred by any employee or agent of the Corporation, in defending any Proceeding in advance of its final disposition; provided, however, that such payment of expenses in advance of the final disposition of the Proceeding shall be made only upon receipt of an undertaking by the covered person to repay all amounts advanced if it should be ultimately determined that the person is not entitled to be indemnified under this Article XIII or otherwise.

Section 4.             Determination; Claim.

(a)        If a claim for indemnification (following the final disposition of such Proceeding) under this Article XIII is not paid in full within sixty (60) days, or a claim for advancement of expenses under this Article XIII is not paid in full within thirty (30) days, after a written claim therefor has been received by the Corporation the claimant may thereafter (but not before) file suit to recover the unpaid amount of such claim and, if successful in whole or in part, shall be entitled to be paid the expense of prosecuting such claim to the fullest extent permitted by law. In any such action the Corporation shall have the burden of proving that the claimant was not entitled to the requested indemnification or payment of expenses under applicable law.

Section 5.            Non-Exclusivity of Rights.

(a)        The rights conferred on any person by this Article XIII shall not be exclusive of any other rights which such person may have or hereafter acquire under any statute, provision of the Certificate of Incorporation, these Bylaws, agreement, vote of stockholders or disinterested directors or otherwise.

Section 6.             Insurance.

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(a)       The Corporation may purchase and maintain insurance on behalf of any person who is or was a director, officer, employee or agent of the Corporation, or is or was serving at the request of the Corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust enterprise or non-profit entity against any liability asserted against him or her and incurred by him or her in any such capacity, or arising out of his or her status as such, whether or not the Corporation would have the power to indemnify him or her against such liability under the provisions of the DGCL.

Section 7.            Other Indemnification.

(a)         The Corporation’s obligation, if any, to indemnify or advance expenses to any person who was or is serving at its request as a director, officer, employee or agent of another corporation, partnership, joint venture, trust, enterprise or non-profit entity shall be reduced by any amount such person may collect as indemnification or advancement of expenses from such other corporation, partnership, joint venture, trust, enterprise or non-profit enterprise.

Section 8.            Continuation of Indemnification.

(a)        The rights to indemnification and to prepayment of expenses provided by, or granted pursuant to, this Article XIII shall continue notwithstanding that the person has ceased to be a director or officer of the Corporation and shall inure to the benefit of the estate, heirs, executors, administrators, legatees and distributees of such person.

Section 9.             Amendment or Repeal; Interpretation.

(a)          The provisions of this Article XIII shall constitute a contract between the Corporation, on the one hand, and, on the other hand, each individual who serves or has served as a director or officer of the Corporation (whether before or after the adoption of these Bylaws), in consideration of such person’s performance of such services, and pursuant to this Article XIII the Corporation intends to be legally bound to each such current or former director or officer of the Corporation. With respect to current and former directors and officers of the Corporation, the rights conferred under this Article XIII are present contractual rights and such rights are fully vested, and shall be deemed to have vested fully, immediately upon adoption of theses Bylaws. With respect to any directors or officers of the Corporation who commence service following adoption of these Bylaws, the rights conferred under this provision shall be present contractual rights and such rights shall fully vest, and be deemed to have vested fully, immediately upon such director or officer commencing service as a director or officer of the Corporation. Any repeal or modification of the foregoing provisions of this Article XIII shall not adversely affect any right or protection (i) hereunder of any person in respect of any act or omission occurring prior to the time of such repeal or modification or (ii) under any agreement providing for indemnification or advancement of expenses to an officer or director of the Corporation in effect prior to the time of such repeal or modification.

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(b)      Any reference to an officer of the Corporation in this Article XIII shall be deemed to refer exclusively to the Chief Executive Officer and Secretary, or other officer of the Corporation appointed by (x) the Board of Directors pursuant to Article IV of these bylaws or (y) an officer to whom the Board of Directors has delegated the power to appoint officers pursuant to Article IV of these bylaws, and any reference to an officer of any other corporation, partnership, joint venture, trust, employee benefit plan or other enterprise shall be deemed to refer exclusively to an officer appointed by the board of directors (or equivalent governing body) of such other entity pursuant to the certificate of incorporation and bylaws (or equivalent organizational documents) of such other corporation, partnership, joint venture, trust, employee benefit plan or other enterprise. The fact that any person who is or was an employee of the Corporation or an employee of any other corporation, partnership, joint venture, trust, employee benefit plan or other enterprise has been given or has used the title of “Vice President” or any other title that could be construed to suggest or imply that such person is or may be an officer of the Corporation or of such other corporation, partnership, joint venture, trust, employee benefit plan or other enterprise shall not result in such person being constituted as, or being deemed to be, an officer of the Corporation or of such other corporation, partnership, joint venture, trust, employee benefit plan or other enterprise for purposes of this Article XIII.

ARTICLE XIV
AMENDMENTS

The Board of Directors shall have the power to adopt, amend or repeal these Bylaws. Bylaws adopted by the Board of Directors may be repealed or changed, and new Bylaws made, by the stockholders, and the stockholders may prescribe that any Bylaw made by them shall not be altered, amended or repealed by the Board of Directors.

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Annex III

CONTINGENT VALUE RIGHTS AGREEMENT

This CONTINGENT VALUE RIGHTS AGREEMENT, dated as of [●], 2026 (this “Agreement”), is entered into by and among Eli Lilly and Company, an Indiana corporation (“Parent”), and [●], a [●], as Rights Agent (as defined herein).

RECITALS

WHEREAS, Parent, Albali Acquisition Corporation, a Delaware corporation and indirect wholly owned subsidiary of Parent (“Merger Sub”), and AtaiBeckley Inc., a Delaware corporation (the “Company”), have entered into an Agreement and Plan of Merger, dated as of July 15, 2026 (as it may be amended, supplemented or otherwise modified from time to time pursuant to the terms thereof, the “Merger Agreement”), pursuant to which Merger Sub will merge with and into the Company (the “Merger”), with the Company surviving the Merger as a subsidiary of Parent; and

WHEREAS, as an integral part of the consideration of the Merger, pursuant to and subject to the terms and conditions of the Merger Agreement, (a) holders of shares of common stock, par value $0.01 per share, of the Company (“Company Common Stock”) (other than any shares of Company Common Stock described in Section 2.1(b) of the Merger Agreement and Dissenting Shares), (b) holders of Company RSUs, (c) holders of Company Cash-Out Stock Options and (d) holders of Pre-Funded Warrants, in each case, as of immediately prior to the Effective Time (any such holders described in the immediately foregoing clauses (a) through (d), the “Initial Holders”), will become entitled to receive (without interest) one (1) CVR, which shall represent the right to receive up to three contingent cash payments, each such payment being contingent upon, and subject to, the achievement of the applicable Milestone (as defined below) prior to the earlier of the applicable Milestone Expiration (as defined below) and Termination (as defined below), in all cases subject to and in accordance with the terms and conditions of this Agreement.

NOW, THEREFORE, in consideration of the foregoing and the consummation of the transactions referred to above, the parties agree, for the equal and proportionate benefit of all Holders (as defined herein), as follows:

ARTICLE I
DEFINITIONS; CERTAIN RULES OF CONSTRUCTION

Section 1.1.        Definitions. Capitalized terms used but not defined herein shall have the meaning assigned to such terms in the Merger Agreement. As used in this Agreement, the following terms will have the following meanings:

“Acting Holders” means, at the time of determination, Holders of not less than twenty-five percent (25%) of outstanding CVRs as set forth in the CVR Register.

“Agreement” has the meaning set forth in the preamble hereto.

“Assignee” has the meaning set forth in Section 6.3.

“Change of Control” means (a) a sale or other disposition of all or substantially all of the assets of Parent on a consolidated basis (other than to any Subsidiary (direct or indirect) of Parent), (b) a merger or consolidation involving Parent in which Parent is not the surviving entity, and (c) any other transaction involving Parent in which Parent is the surviving or continuing entity but in which the stockholders of Parent immediately prior to such transaction (as stockholders of Parent) own less than fifty percent (50%) of Parent’s voting power immediately after the transaction.

“Commercially Reasonable Efforts” means that level of efforts and resources applied by Parent to carry out a particular task or obligation, consistent with the general practice followed by Parent in the relevant jurisdictions with respect to other pharmaceutical compounds, products, or therapies to which it has exclusive rights, which are of similar scientific and market potential at a similar stage of development or product life, taking into account (a) the prevalence and incidence of the applicable disease or condition, (b) issues of safety and efficacy, (c) product profile, (d) the expected probability of technical success of the applicable compound, product, or therapy, (e) the progress and outcome of development efforts with respect to such compound, product, or therapy, (f) other compounds, products or therapies owned by Parent, its Affiliates or Third Parties in development and in the marketplace (including other compounds, products and therapies that are being developed or commercialized by or on behalf of Parent or its Affiliates), (g) supply chain management considerations, (h) the proprietary position of the compound, product or therapy (including with respect to patent or regulatory exclusivity), (i) constraints on freedom-to-operate resulting from Intellectual Property rights of others, (j) the regulatory structure involved, (k) anticipated labeling to be approved by a Regulatory Authority, (l) the profitability of the applicable compound, product or therapy (including actual or anticipated pricing and reimbursement matters, and estimated profitability relative to profitability (calculated inclusive of the potential Milestone Payments) targets maintained by Parent), (m) the projected cost, and (n) other relevant technical, legal, strategic, commercial, regulatory, scientific or medical factors, in each case, without limiting Parent’s ability to allocate its resources in accordance with its development and commercial priorities. It is understood that Parent’s Commercially Reasonable Efforts shall not in any event require Parent to take any action that would cause Parent to breach any provision of this Agreement or that violates applicable Laws, and the use of Commercially Reasonable Efforts does not require Parent to act in a manner which would otherwise be contrary to Parent’s prudent business judgment in Parent’s ordinary course of business.

“Company” has the meaning set forth in the Recitals hereto.

“Company Common Stock” has the meaning set forth in the Recitals hereto.

“CVRs” means the rights of Holders hereunder (granted to Initial Holders as part of the consideration of the Merger pursuant to the terms of the Merger Agreement) to receive contingent cash payments on the terms and subject to the conditions of this Agreement and the Merger Agreement.

“CVR Product” means each of the First CVR Product and the Second CVR Product, and either of them, separately.

“CVR Register” has the meaning set forth in Section 2.3(b).

“Depositary” means [●], or any successor thereto appointed pursuant to the [Paying Agent Agreement, dated [●], 2026, by and among Parent and [●], as may be amended from time to time].

“DTC” means The Depository Trust Company or any successor thereto.

“Equity Award CVR” means a CVR received by an Initial Holder in respect of Company Cash-Out Stock Options or Company RSUs.

“Final Determination” means with respect to (a) U.S. federal income Taxes, a “determination” within the meaning of Section 1313(a) of the Code or execution of an Internal Revenue Service Form 870-AD and (b) Taxes other than U.S. federal income Taxes, any final determination of liability in respect of a Tax that, under applicable Law, is not subject to further appeal, review or modification through proceedings or otherwise (including the expiration of a statute of limitations or a period for the filing of claims for refunds, amended returns or appeals from adverse determinations).

“First CVR Product” means the pharmaceutical product candidate known as “VLS-01” controlled by the Company that consists of the Company’s investigational proprietary oral transmucosal film formulation of N,N-Dimethyltryptamine (DMT), as such pharmaceutical product candidate exists as of the date of this Agreement, together with any Insubstantial Changes thereto.

“First Milestone” means Initiation of a Phase 3 Clinical Trial for a First CVR Product for any Qualifying Indication (such Initiation, the “VLS Initiation”).

“First Milestone Expiration” means the date that is the 4th anniversary of the Closing Date.

“First Milestone Payment” means (a) if the First Milestone is achieved before both (i) First Milestone Expiration and (ii) Termination, with respect to each ((i)-(ii)), an amount equal to $1.00 minus any Milestone Offset Amount (if any, and to the extent not deducted from the Second Milestone Payment or the Third Milestone Payment), in cash, without interest, per CVR and (b) if the First Milestone is achieved at or after (i) First Milestone Expiration or (ii) Termination, with respect to each ((i)-(ii)), $0 per CVR. For the avoidance of doubt, the First Milestone Payment shall only be due once, if at all, subject to the achievement of the First Milestone prior to the earlier of First Milestone Expiration and Termination.

“Funds” has the meaning set forth in Section 2.6.

“GAD” has the meaning set forth in the definition of Qualifying Indication.

“Holder” means a Person in whose name a CVR is registered in the CVR Register as of the applicable date and time of determination.

“Initial Holders” has the meaning set forth in the Recitals hereto.

“Initiation” means, with respect to a clinical trial of a product, the first dosing of such product in the first patient in such clinical trial.

“IRS” means the Internal Revenue Service.

“Insubstantial Change” means, with respect to a given CVR Product, any modifications or improvements to such CVR Product that, individually or collectively: (1) constitute only minor or moderate changes generally consistent with how those terms are defined in 21 C.F.R. § 314.70(d) and 21 C.F.R. § 314.70(c), respectively, for post-approval changes; or (2) result in bioequivalence; provided, however, that such modification or improvement does not otherwise require or result in, or would not reasonably be expected to require or result in, the initiation of any additional clinical study (other than any pharmacokinetic study, bioequivalence study as described in 21 C.F.R. § 320.24(b)(1)-(3), or Human Factors Assessment) prior to Regulatory Approval for such CVR Product for the applicable Qualifying Indication.

“MDD” has the meaning set forth in the definition of Qualifying Indication.

“Merger” has the meaning set forth in the Recitals hereto.

“Merger Sub” has the meaning set forth in the Recitals hereto.

“Merger Agreement” has the meaning set forth in the Recitals hereto.

“Milestone” means each of the First Milestone, the Second Milestone, and the Third Milestone, and any of them, separately.

“Milestone Expiration” means (a) with respect to the First Milestone, the First Milestone Expiration, (b) with respect to the Second Milestone, the Second Milestone Expiration, and (c) with respect to the Third Milestone, the Third Milestone Expiration.

“Milestone Notice” has the meaning set forth in Section 2.4(a).

“Milestone Offset Amount” means an amount equal to (a) fifty percent (50%) of any payments that Parent or any of its Affiliates or their respective successors or permitted assigns makes or is obligated to make to a Third Party to the extent allocable to an applicable CVR Product in exchange for any license to, or other right to use or practice, any Necessary IP, solely to the extent that such Necessary IP actually covers the exploitation of such CVR Product, divided by (b) the total number of CVRs held by all Holders as reflected on the CVR Register as of the close of business on the date of the Milestone Notice.

“Milestone Payment” means (a) with respect to the First Milestone, the First Milestone Payment, (b) with respect to the Second Milestone, the Second Milestone Payment, and (c) with respect to the Third Milestone, the Third Milestone Payment.

“Milestone Payment Amount” means, for a given Holder, the product of (a) the applicable Milestone Payment and (b) the number of CVRs held by such Holder as reflected on the CVR Register as of the close of business on the date of the applicable Milestone Notice.

“Milestone Payment Date” has the meaning set forth in Section 2.4(a).

“Necessary IP” means any Patent that (a) after the date hereof, is subsequently licensed by the Company, Parent or any of their respective controlled Affiliates, or to which the Company, Parent or any of their respective controlled Affiliates otherwise first receive a right to use or practice, and (b) the Company, Parent or any of their respective controlled Affiliates reasonably believe is necessary for the research, development, manufacturing, commercialization, marketing, promotion, distribution, importing, exporting, offering for sale or other exploitation of a CVR Product.

“Officer’s Certificate” means a certificate signed by an authorized officer of Parent, in his or her capacity as such an officer, and delivered to the Rights Agent.

“Parent” has the meaning set forth in the preamble hereto.

“Permitted CVR Transfer” means a transfer of CVRs: (a) by will or intestacy upon death of a Holder; (b) by instrument to an inter vivos or testamentary trust in which the CVRs are to be passed to beneficiaries upon the death of the settlor; (c) pursuant to a court order; (d) by operation of law (including by consolidation or merger of the Holder) or if effectuated without consideration in connection with the dissolution, liquidation or termination of any Holder that is a corporation, limited liability company, partnership or other entity; (e) in the case of CVRs held in book-entry or other similar nominee form, from a nominee to a beneficial owner, and if applicable, through an intermediary; (f) if the Holder is a partnership or limited liability company, a distribution by the transferring partnership or limited liability company to its partners or members, as applicable (provided that such distribution does not subject the CVRs to a requirement of registration under the Securities Act of 1933, as amended, or the Securities Exchange Act of 1934, as amended); or (g) as provided in Section 2.7.

“Phase 3 Clinical Trial” means a human clinical trial of a product that is designed to demonstrate that such product is safe and effective for an indication and is intended to form the basis for Regulatory Approval by the FDA or equivalent Regulatory Authority and that meets the definition of a Phase 3 clinical trial as described in 21 C.F.R. § 312.21(c), or its successor regulation thereto or foreign equivalents.

“Qualifying Indication” means an indication for the treatment of major depressive disorder (“MDD”), treatment-resistant depression (“TRD”) or generalized anxiety disorder (“GAD”).

“Regulatory Approval” means, with respect to a particular country or other regulatory jurisdiction, the approvals from the necessary Regulatory Authority to import, export, market, promote, distribute, and sell a pharmaceutical or biologic product in such country or region, including pricing approvals and reimbursement approvals that are necessary for the commercial sale of a pharmaceutical or biologic product in a given country or regulatory jurisdiction. For clarity, in the United States, Regulatory Approval includes any approval of a Biologics License Application (as defined in 42 U.S.C. § 262) or New Drug Application (as defined in 21 CFR 314.50, et seq.).

“Regulatory Authority” means any Governmental Body in any country or jurisdiction (including the United States) that has responsibility over research, development, manufacture, commercialization or other exploitation of biological or pharmaceutical products in such country or jurisdiction. Regulatory Authority includes the FDA and any Governmental Body in any country or jurisdiction whose review or approval of pricing or reimbursement of such products is required.

“Rights Agent” means the Rights Agent named in the preamble of this Agreement, until a successor Rights Agent is appointed pursuant to the applicable provisions of this Agreement, and thereafter “Rights Agent” will mean such successor Rights Agent.

“Rights Agent Account” has the meaning set forth in Section 2.4(a).

“Second CVR Product” means the pharmaceutical product candidate known as “BPL-003” controlled by the Company that consists of the Company’s investigational proprietary intranasal formulation of mebufotenin benzoate, as such pharmaceutical product candidate exists as of the date of this Agreement, together with any Insubstantial Changes thereto.

“Second Milestone” means (a) the receipt of the first Regulatory Approval in the United States for a Second CVR Product for any Qualifying Indication (the “BPL Approval”) and (b) the issuance of an interim final rule, final rule, order or other similar agency determination by the U.S. Drug Enforcement Agency (the “DEA”) having the effect of rescheduling FDA-approved mebufotenin benzoate nasal spray from schedule I to schedules II, III, IV or V (the “BPL Scheduling”); provided, for clarity, that the BPL Scheduling enables the prescribing of such FDA-approved Second CVR Product as a schedule II, III, IV, or V product.

“Second Milestone Expiration” means the date that is the 5th anniversary of the Closing Date.

“Second Milestone Payment” means (a) if the Second Milestone is achieved before both (i) Second Milestone Expiration and (ii) Termination, with respect to each ((i)-(ii)), an amount equal to $0.50 minus any Milestone Offset Amount (if any, and to the extent not deducted from the First Milestone Payment or the Third Milestone Payment), in cash, without interest, per CVR and (b) if the Second Milestone is achieved at or after (i) Second Milestone Expiration or (ii) Termination, with respect to each ((i)-(ii)), $0 per CVR. For the avoidance of doubt, the Second Milestone Payment shall only be due once, if at all, subject to the achievement of the Second Milestone prior to the earlier of Second Milestone Expiration and Termination.

“Termination” has the meaning set forth in Section 6.8.

“Third Milestone” means (a) the receipt of the first Regulatory Approval in the United States for a First CVR Product for any Qualifying Indication (the “VLS Approval”) and (b) the issuance of an interim final rule, final rule, order, or other similar agency determination by the DEA rescheduling FDA-approved N,N-Dimethyltryptamine (DMT) from schedule I to schedule II, III, IV or V (the “VLS Scheduling”); provided, for clarity, that the VLS Scheduling enables the prescribing of such FDA-approved First CVR Product as a schedule II, III, IV, or V product.

“Third Milestone Expiration” means the date that is the 7th anniversary of the Closing Date.

“Third Milestone Payment” means (a) if the Third Milestone is achieved before both (i) Third Milestone Expiration and (ii) Termination, with respect to each ((i)-(ii)), an amount equal to $1.00 minus any Milestone Offset Amount (if any, and to the extent not deducted from the First Milestone Payment or the Second Milestone Payment) in cash, without interest, per CVR and (b) if the Third Milestone is achieved at or after (i) Third Milestone Expiration or (ii) Termination, with respect to each ((i)-(ii)), $0 per CVR. For the avoidance of doubt, the Third Milestone Payment shall only be due once, if at all, subject to the achievement of the Third Milestone prior to the earlier of Third Milestone Expiration and Termination.

“Third Party” means any Person other than the Company, Parent, Merger Sub, or any of their respective controlled Affiliates.

“TRD” has the meaning set forth in the definition of Qualifying Indication.

“VLS Indication Exclusion” has the meaning set forth in Section 4.3(a)(i).

“VLS Replacement Indication” has the meaning set forth in Section 4.3(a)(i).

Section 1.2.          Rules of Construction. When reference is made in this Agreement to an Article, Section or Exhibit, such reference will refer to Articles and Sections of, and Exhibits to, this Agreement unless otherwise indicated. The word “extent” in the phrase “to the extent” shall mean the degree to which a subject or other thing extends, and such phrase shall not mean simply “if.” All references to “dollars” or “$” shall refer to the lawful currency of the United States. Whenever the words “include,” “includes,” or “including” are used in this Agreement, they will be deemed to be followed by the words “without limitation.” The words “hereof,” “herein,” “hereby,” “hereto,” and “hereunder” and words of similar import when used in this Agreement will refer to this Agreement as a whole and not to any particular provision of this Agreement. The word “or” will not be exclusive. The word “will” shall be construed to have the same meaning and effect as the word “shall.” Whenever used in this Agreement, any noun or pronoun will be deemed to include the plural as well as the singular and to cover all genders. Any reference to any Person shall be construed to include such Person’s successors and assigns. The words “ordinary course of business” shall mean the ordinary course of business consistent with past practice. This Agreement will be construed without regard to any presumption or rule requiring construction or interpretation against the party drafting or causing any instrument to be drafted. The parties hereto have participated jointly in the negotiation and drafting of this Agreement and, in the event an ambiguity or question of intent or interpretation arises, this Agreement shall be construed as jointly drafted by the parties hereto and no presumption of burden of proof shall arise favoring or disfavoring any party by virtue of the authorship of this Agreement.

ARTICLE II
CONTINGENT VALUE RIGHTS

Section 2.1.         CVRs. Each CVR represents the contractual right of a Holder (granted to each Initial Holder as part of the consideration of the Merger pursuant to the terms of the Merger Agreement) to receive the Milestone Payments pursuant to, and subject to the terms and conditions of, this Agreement.

Section 2.2.         Nontransferable. The CVRs shall not be sold, assigned, transferred, pledged, encumbered or in any other manner transferred or disposed of, in whole or in part, other than through a Permitted CVR Transfer; the foregoing restrictions shall apply notwithstanding that certain of the CVRs will be held through DTC. Any attempted sale, assignment, transfer, pledge, encumbrance or disposition of CVRs, in whole or in part, in violation of this Section 2.2 shall be void ab initio and of no effect. The CVRs will not be listed on any quotation system or traded on any securities exchange.

Section 2.3.         No Certificate; Registration; Registration of Transfer; Change of Address.

(a)          The CVRs will not be evidenced by a certificate or other instrument.

(b)         Subject to the receipt by the Rights Agent of the information and instructions described in Section 4.1, the Rights Agent will create and maintain a register (the “CVR Register”) for the purpose of (i) identifying the Holders of CVRs and (ii) registering CVRs in book-entry position and Permitted CVR Transfers thereof. The CVR Register shall set forth (x) with respect to holders of Company Common Stock that hold such shares in book-entry form through DTC immediately prior to the Effective Time, one (1) position for Cede & Co. (as nominee of DTC) representing all such shares of Company Common Stock that were converted into the right to receive the Merger Consideration as a consequence of the Merger in accordance with the terms of the Merger Agreement, and (y) with respect to (A) holders of shares of Company Common Stock that hold such shares in certificated form immediately prior to the Effective Time that were converted into the right to receive the Merger Consideration as a consequence of the Merger in accordance with the terms of the Merger Agreement, upon delivery to the Depositary by each such holder of the applicable stock certificates, together with a validly executed letter of transmittal and such other customary documents as may be reasonably requested by the Depositary, in accordance with the Merger Agreement, (B) holders of shares of Company Common Stock that hold such shares in book-entry form through the Company’s transfer agent immediately prior to Effective Time, (C) holders of Company RSUs, (D) holders of Company Cash-Out Stock Options and (E) holders of Pre-Funded Warrants, in each case of clauses (A), through (E), the applicable number of CVRs to which each such holder is entitled pursuant to the Merger Agreement (other than, in the case of the foregoing clauses (x), (y)(A) and (y)(B), those who have perfected their appraisal rights in accordance with Section 262 of the General Corporation Law of the State of Delaware). The CVR Register will be updated as necessary by the Rights Agent to reflect the addition or removal of Holders (pursuant to any Permitted Transfers), upon the written receipt of such information by the Rights Agent.

(c)         Subject to the restrictions on transferability set forth in Section 2.2, every request made to transfer a CVR must be in writing and accompanied by such documentation as may be requested by the Rights Agent and a written instrument of transfer, in form reasonably satisfactory to the Rights Agent pursuant to its customary policies and guidelines, which may include a guaranty of signature by an “eligible guarantor institution” that is a member or participant in the Securities Transfer Medallion Program, duly executed by the Holder thereof, the Holder’s attorney duly authorized in writing, the Holder’s personal representative duly authorized in writing, or the Holder’s survivor (with written documentation evidencing such person’s status as the Holder’s survivor), as applicable, and setting forth in reasonable detail the circumstances relating to the requested transfer. Upon receipt of such written notice, the Rights Agent will, subject to its reasonable determination that the transfer instrument is in proper form and the transfer otherwise complies with the other terms and conditions of this Agreement (including the provisions of Section 2.2), register the transfer of the CVRs in the CVR Register. As a condition of such transfer, Parent and the Rights Agent may require a transferring Holder or its transferee to pay to the applicable Governmental Body any transfer, stamp or other similar Tax or governmental charge that is imposed in connection with any such registration of transfer. The Rights Agent shall have no duty or obligation to take any action under any section of this Agreement that requires the payment by a Holder of a CVR of such applicable Taxes or charges unless and until the Rights Agent is reasonably satisfied that all such Taxes or charges have been paid or that such Taxes or charges are not applicable. All CVRs duly transferred in accordance with Section 2.2 that are registered in the CVR Register will be the valid obligations of Parent and will entitle the transferee to the same benefits and rights under this Agreement as those held immediately prior to the transfer by the transferor. No transfer of a CVR will be valid until registered in the CVR Register in accordance with this Agreement.

(d)          A Holder may make a written request to the Rights Agent to change such Holder’s address of record in the CVR Register. The written request must be duly executed by the Holder. Upon receipt of such written notice, the Rights Agent will, as soon as practicable, record the change of address in the CVR Register.

Section 2.4.         Payment Procedures; Notices.

(a)         If a Milestone is achieved prior to both the applicable Milestone Expiration and Termination, then on or prior to the date that is twenty (20) Business Days following the achievement of such Milestone (such date, the “Milestone Payment Date”), (A) Parent shall deliver to the Rights Agent (x) a written notice indicating that such Milestone has been achieved (the “Milestone Notice”) and an Officer’s Certificate certifying the date of such achievement and that the Holders are entitled to receive such Milestone Payment, (y) any letter of instruction reasonably required by the Rights Agent, which shall set forth the applicable Milestone Payment in respect of such Milestone as of the date of the applicable Milestone Notice, and (B) Parent shall, or shall cause the Surviving Corporation to, deliver to the Rights Agent (or to the Surviving Corporation or another of its Affiliates in the case of payments with respect to Equity Award CVRs, if such payments will not be made by Parent) the payment required by Section 4.2, if being delivered to the Rights Agent to the account set forth on Annex I hereto, which account information may be updated from time to time by the Rights Agent by prior written notice to Parent (the “Rights Agent Account”). For the avoidance of doubt, (i) each Milestone Payment will only be due once, if at all, subject to the conditions set forth herein, (ii) each Milestone Payment will become payable solely upon the first achievement of the applicable Milestone, regardless of the number of CVR Products that subsequently achieve such Milestone, (iii) no amounts will be due for subsequent or repeated achievements of any Milestone, and (iv) the applicable Milestone Payment shall not be payable if a Milestone occurs following the earlier to occur of the applicable Milestone Expiration or Termination.

(b)          The Rights Agent will as soon as practicable, and in any event within ten (10) business days after receipt of a Milestone Notice and the payment required by Section 4.2, as well as any letter of instruction reasonably required by the Rights Agent, send each Holder at its registered address a copy of such Milestone Notice and pay the applicable Milestone Payment Amount to each Holder (other than a Holder of an Equity Award CVR) (i) by check mailed to the address of each Holder as reflected in the CVR Register as of the close of business on the date of such Milestone Notice, or (ii) with respect to any such Holder that is due an amount in excess of $100,000 in the aggregate who has provided the Rights Agent wiring instructions in writing as of the close of business on the date of such Milestone Notice, by wire transfer of immediately available funds to the account specified on such instruction. Parent will pay, or will cause the Surviving Corporation or another of its Affiliates to pay, the applicable Milestone Payment Amount to each Holder of an Equity Award CVR within ten (10) days of the delivery of the applicable Milestone Notice to the Rights Agent, subject to Section 2.4(c).

(c)        Parent and its Affiliates (including the Surviving Corporation) and the Rights Agent shall be entitled to deduct and withhold from any Milestone Payment Amount or any other amounts otherwise payable pursuant to this Agreement such amounts as are required to be deducted and withheld therefrom under applicable Law. With respect to Initial Holders who received Equity Award CVRs, any such withholding may be made, or caused to be made, by Parent through the Surviving Corporation’s or its Affiliates’ payroll system or any successor payroll system. Prior to paying any Milestone Payment Amount to the Holders, the Rights Agent shall provide the opportunity for each Holder to provide a copy of a duly executed IRS Form W-9 or appropriate IRS Form W-8, as applicable, or any other forms or information that the Rights Agent may reasonably request in order to avoid or reduce any applicable withholding amount. Unless otherwise directed by Parent, the Rights Agent shall promptly and timely remit, or cause to be remitted, any amounts withheld in respect of Taxes to the appropriate Governmental Body. To the extent any amounts are so deducted and withheld and properly remitted, such amounts shall be treated for all purposes of this Agreement as having been paid to the person in respect of whom such deduction and withholding was made. The parties intend that each Equity Award CVR is exempt from or in compliance with Section 409A of the Code, and this Agreement shall be interpreted and administered in accordance therewith. None of the parties to this Agreement nor any of their employees, directors or representatives shall have any liability to a Holder or transferee or other Person in respect of Section 409A of the Code.

(d)          Any portion of a Milestone Payment Amount that remains undistributed six (6) months after the date of the delivery of the applicable Milestone Notice will be delivered by the Rights Agent to Parent, upon demand, and any Holder will thereafter look only to Parent for payment of the applicable Milestone Payment Amount, without interest, but such Holder will have no greater rights against Parent than those accorded to general unsecured creditors of Parent under applicable Law.

(e)         None of Parent, any of its Affiliates (including the Surviving Corporation) or the Rights Agent will be liable to any person in respect of any Milestone Payment Amount or portion thereof delivered to a public official pursuant to any applicable abandoned property, escheat or similar Law. If, despite efforts by the Rights Agent to deliver a Milestone Payment Amount to the applicable Holder pursuant to the Rights Agent’s customary unclaimed funds procedures, such Milestone Payment Amount has not been paid prior to the two (2) year anniversary of the applicable Milestone Payment Date (or immediately prior to such earlier date on which such Milestone Payment Amount would otherwise escheat to or become the property of any Governmental Body), such Milestone Payment Amount will, to the extent permitted by applicable Law, become the property of Parent, free and clear of all claims or interest of any person previously entitled thereto. In addition to and not in limitation of any other indemnity obligation herein, Parent agrees to indemnify and hold harmless the Rights Agent with respect to any liability, penalty, cost or expense the Rights Agent may incur or be subject to in connection with transferring such property to Parent or a public official.

(f)          The Rights Agent shall be responsible for information reporting required under applicable Law with respect to the CVRs, including on Internal Revenue Service Form 1099-B or other applicable form to the extent required under applicable Law. Parent shall provide the Rights Agent with properly completed “Standard Tax Reporting Instructions” contained in Annex II hereto, and Parent shall use commercially reasonable efforts to cooperate with the Rights Agent to provide any other information reasonably necessary for the Rights Agent to carry out its obligations in this Section 2.4(f).

Section 2.5.        No Voting, Dividends or Interest; No Equity or Ownership Interest in Parent or any of its Affiliates.

(a)          The CVRs will not have any voting or dividend rights, and interest will not accrue on any amounts payable on the CVRs to any Holder.

(b)          The CVRs will not represent any equity or ownership interest in Parent, any constituent corporation party to the Merger Agreement or any of their respective Affiliates or Subsidiaries (including the Surviving Corporation).

(c)         None of Parent or its directors and officers or other Affiliates will be deemed to have any fiduciary or similar duties to any Holder by virtue of this Agreement or the CVRs.

Section 2.6.      Holding of Funds. All funds received by the Rights Agent under this Agreement that are to be distributed or applied by the Rights Agent in the performance of its services hereunder (the “Funds”) shall be held by the Rights Agent as agent for Parent and deposited in one or more segregated bank accounts to be maintained by the Rights Agent in its name as agent for Parent. Until paid pursuant to the terms of this Agreement, the Rights Agent will hold the Funds through such accounts in deposit accounts of commercial banks with Tier 1 capital exceeding $1 billion or with an average rating above investment grade by S&P (LT Local Issuer Credit Rating), Moody’s (Long Term Rating) and Fitch Ratings, Inc. (LT Issuer Default Rating) (each as reported by Bloomberg Finance L.P.). The Rights Agent shall keep the Funds separate on its books and records so that such deposits can be subsequently identified on an individual basis and any such funds shall not be invested by the Rights Agent and shall not be used for any purpose not expressly provided for in this Agreement or the Merger Agreement. The Rights Agent shall have no responsibility or liability for any diminution of the Funds that may result from any deposit made by the Rights Agent in accordance with this Section 2.6, including any losses resulting from a default by any bank, financial institution or other Third Party.

Section 2.7.         Ability to Abandon CVR. A Holder may at any time, at such Holder’s option, abandon all of such Holder’s remaining rights in a CVR by transferring such CVR to Parent without consideration therefor, which a Holder may effect via delivery of a written abandonment notice to Parent. Nothing in this Agreement shall prohibit Parent or any of its Affiliates (including the Surviving Corporation) from offering to acquire or acquiring any CVRs for consideration from the Holders, in private transactions or otherwise, in its sole discretion. Any CVRs acquired by Parent or any of its Affiliates (including the Surviving Corporation) shall be automatically deemed extinguished and no longer outstanding or entitled to any Milestone Payment for purposes of this Agreement.

Section 2.8.        Tax Treatment. The parties hereto agree to treat the CVRs (other than the Equity Award CVRs) for all U.S. federal, and applicable state and local income Tax purposes as (a) except to the extent treated as imputed interest, additional consideration for, or in respect of, the Company Common Stock pursuant to the Merger Agreement, and (b) a “closed transaction” in which the fair market value of the CVRs, as determined by Parent in its sole discretion, is included in income in the taxable year of the Closing, and, in each case, none of the parties hereto will take any position to the contrary on any Tax Return, any other filing with a Governmental Body related to Taxes or for other Tax purposes except as otherwise required by a Final Determination. Parent, the Surviving Corporation and Rights Agent, as applicable, shall report imputed interest on the CVRs pursuant to Section 483 of the Code, to the extent required by applicable Law and in accordance with properly completed “Standard Tax Reporting Instructions” contained in Annex II hereto.

ARTICLE III
THE RIGHTS AGENT

Section 3.1.       No Liability. The Rights Agent will not have any liability for any actions taken or not taken in connection with this Agreement, except to the extent such liability arises as a result of its gross negligence, bad faith, or willful or intentional misconduct (which gross negligence, bad faith, or willful or intentional misconduct must be determined by a final, non-appealable judgment of a court of competent jurisdiction).

Section 3.2.        Certain Duties and Responsibilities. The Rights Agent shall not have any duty or responsibility in the case of the receipt of any written demand from any Holder with respect to any action or default by any person or entity, including, without limiting the generality of the foregoing, any duty or responsibility to initiate or attempt to initiate any proceedings at law or otherwise or to make any demand upon Parent or any of its Affiliates; provided that this Section 3.2 shall not affect the Rights Agent’s obligation to make payments in accordance with and subject to Section 2.4 and the other terms of this Agreement.

Section 3.3.         Certain Rights of the Rights Agent.

 The Rights Agent undertakes to perform such duties and only such duties as are specifically set forth in this Agreement, and no implied covenants or obligations will be read into this Agreement against the Rights Agent. In addition:

(a)          the Rights Agent may rely and will be protected and held harmless by Parent in acting or refraining from acting upon any resolution, certificate, statement, instrument, opinion, report, notice, request, direction, consent, order or other paper or document believed by it in the absence of bad faith to be genuine and to have been signed or presented by the proper party or parties;

(b)        whenever the Rights Agent will deem it desirable that a matter be proved or established prior to taking, suffering or omitting any action hereunder, the Rights Agent may rely upon an Officer’s Certificate, which certificate shall be full authorization and protection to the Rights Agent, and the Rights Agent shall, in the absence of bad faith, gross negligence or willful or intentional misconduct on its part (which bad faith, gross negligence or willful or intentional misconduct must be determined by a final, non-appealable judgment of a court of competent jurisdiction), incur no liability and be held harmless by Parent for or in respect of any action taken, suffered or omitted to be taken by it under the provisions of this Agreement in reliance upon such certificate;

(c)          the Rights Agent may engage and consult with counsel of its selection and the written advice of such counsel or any opinion of counsel will be full and complete authorization and protection to the Rights Agent and the Rights Agent shall be held harmless by Parent in respect of any action taken, suffered or omitted by it hereunder in the absence of bad faith and in reliance thereon and that does not constitute gross negligence or willful or intentional misconduct;

(d)          the permissive rights of the Rights Agent to do things enumerated in this Agreement will not be construed as a duty;

(e)          the Rights Agent will not be required to give any note or surety in respect of the execution of such powers;

(f)          the Rights Agent shall not be liable for or by reason of, and shall be held harmless by Parent with respect to, any of the statements of fact or recitals contained in this Agreement or be required to verify the same, but all such statements and recitals are and shall be deemed to have been made by Parent only;

(g)         the Rights Agent will have no liability and shall be held harmless by Parent in respect of the validity of this Agreement or the execution and delivery hereof (except the due execution and delivery hereof by the Rights Agent and the enforceability of this Agreement against the Rights Agent assuming the due execution and delivery hereof by Parent); nor shall it be responsible for any breach by Parent of any covenant or condition contained in this Agreement;

(h)         Parent agrees to indemnify the Rights Agent for, and hold the Rights Agent harmless against, any loss, liability, damage, judgment, fine, penalty, claim, demands, suits or expense arising out of or in connection with the Rights Agent’s performance of its duties under this Agreement (excluding any Taxes imposed on the fees to the Rights Agent hereunder), including the reasonable and documented out-of-pocket costs and expenses of defending the Rights Agent against any claims, charges, demands, suits or loss arising out of or in connection with the execution, administration, exercise and performance by the Rights Agent of its duties under this Agreement, including the reasonable and documented out-of-pocket costs and expenses of defending against any claim of liability arising therefrom, directly or indirectly, or, solely to the extent the Rights Agent is the prevailing party, enforcement of its rights hereunder, unless such loss has been determined by a court of competent jurisdiction to have resulted from the Rights Agent’s willful or intentional misconduct, bad faith, gross negligence or fraud;

(i)          notwithstanding anything to the contrary herein, in no event shall the Rights Agent be liable for any special, punitive, indirect, consequential or incidental loss or damage of any kind whatsoever (including but not limited to lost profits) arising out of any act or failure to act hereunder, even if the Rights Agent has been advised of the likelihood of such loss or damage or has foreseen the possibility or likelihood of such damages. Notwithstanding anything to the contrary contained herein, the aggregate liability of the Rights Agent arising in connection with this Agreement, whether in contract, or in tort, or otherwise, is limited to, and shall not exceed the amounts paid or payable hereunder by Parent to the Rights Agent as fees and charges during the twelve (12) months immediately preceding the event for which recovery from the Rights Agent is being sought, and regardless of the form of action;

(j)         Parent agrees (x) to pay the fees and expenses of the Rights Agent in connection with this Agreement, as agreed upon in writing in a fee schedule by the Rights Agent and Parent on or prior to the date hereof, which shall include reimbursement from Parent, for all reasonable, documented and necessary out-of-pocket expenses and disbursements paid or incurred in the preparation, delivery, negotiation, amendment, administration and execution of this Agreement and the exercise and performance by the Rights Agent of its duties hereunder and (y) to reimburse the Rights Agent for all Taxes and governmental charges paid or incurred by it in connection with the administration by the Rights Agent of its duties hereunder (other than Taxes imposed on or measured by the Rights Agent’s net income and franchise or similar Taxes imposed on it (in lieu of net income Taxes)); provided that if the Rights Agent determines in the absence of bad faith that it has received a refund of any Tax or governmental charge borne by Parent pursuant to this clause (y), the Rights Agent shall promptly repay such refund to Parent;

(k)         no provision of this Agreement shall require the Rights Agent to expend or risk its own funds or otherwise incur any financial liability in the performance of any of its duties hereunder or in the exercise of its rights if there shall be reasonable grounds for believing that repayment of such funds or adequate indemnification against such risk or liability is not reasonably assured to it;

(l)         in the event the Rights Agent reasonably believes any ambiguity or uncertainty exists hereunder or in any notice, instruction, direction, request or other communication, paper or document received by the Rights Agent hereunder, the Rights Agent shall, as soon as practicable, provide written notice to Parent describing in detail the ambiguity or uncertainty it believes exists, and the Rights Agent shall seek clarification. Parent will respond to such request for clarification as promptly as reasonably practicable, and in any event within ten (10) Business Days. If such clarification is not provided within ten (10) Business Days, the Rights Agent may, in its sole discretion, refrain from taking any action, and shall be fully protected and shall not be liable in any way to Parent or any Holder or any other Person for refraining from taking such action, unless and until the Rights Agent receives written instructions from Parent which reasonably eliminate such ambiguity or uncertainty;

(m)        the Rights Agent shall not be deemed to have knowledge of any event of which it was entitled to receive notice thereof hereunder, and the Rights Agent shall be fully protected and shall incur no liability for failing to take action in connection therewith, in each case, unless and until such notice has been given in accordance with Section 6.1;

(n)         unless otherwise specifically prohibited by the terms of this Agreement and subject to applicable Law, the Rights Agent and any stockholder, affiliate, member, director, officer, agent, representative or employee of the Rights Agent may buy, sell or deal in any of the securities of Parent or become pecuniarily interested in any transaction in which Parent may be interested, or contract with or lend money to Parent or otherwise act as fully and freely as though it were not the Rights Agent under this Agreement. Nothing herein shall preclude the Rights Agent or any such stockholder, affiliate, director, member, officer, agent, representative or employee from acting in any other capacity for Parent or for any other Person;

(o)         the Rights Agent may perform any of its duties hereunder either directly or, with the prior written consent of Parent, by or through nominees, correspondents, designees, or subagents; provided, further, that in the event the Rights Agent performs any of its duties hereunder by or through any nominee, correspondent, designee, or subagent with the consent of Parent, the Rights Agent shall not be liable hereunder for any act, omission, default, neglect or misconduct of such nominee, correspondent, designee, or subagent, as applicable, to the Company resulting from any such act, default, neglect or misconduct, absent gross negligence, bad faith or willful or intentional misconduct of such nominee, correspondent, designee, or subagent (each as determined by a final, non-appealable judgment of a court of competent jurisdiction) or in the Rights Agent’s selection or continued employment thereof;

(p)        the Rights Agent shall act hereunder solely as agent for Parent and it shall not assume any obligations or relationship of agency or trust with any of the Holders;

(q)       the Rights Agent shall not have any duty or responsibility with respect to any action or default by Parent or the Company, including, without limiting the generality of the foregoing, any duty or responsibility to initiate or attempt to initiate any proceedings at law or otherwise or to make any demand upon Parent;

(r)       the provisions of this Section 3.3 shall survive the termination of this Agreement and the resignation, replacement or removal of the Rights Agent; and

(s)         the Rights Agent may rely on and be fully authorized and protected in acting or failing to act upon (a) any guaranty of signature by an “eligible guarantor institution” that is a member or participant in the Securities Transfer Agents Medallion Program or other comparable “signature guarantee program” or insurance program in addition to, or in substitution for, the foregoing; or (b) any law, act, regulation or any interpretation of the same even though such law, act, or regulation may thereafter have been altered, changed, amended or repealed.

Section 3.4.         Resignation and Removal; Appointment of Successor.

(a)          The Rights Agent may resign at any time by giving written notice thereof to Parent specifying a date when such resignation will take effect, which notice will be sent at least thirty (30) days prior to the date so specified, and such resignation will become effective on the date so specified. Parent has the right to remove the Rights Agent by giving written notice thereof to the Rights Agent specifying a date when such removal will take effect and such removal will become effective on the date so specified; provided notice of such removal is given by Parent to the Rights Agent at least sixty (60) days prior to the date so specified.

(b)          If the Rights Agent provides notice of its intent to resign, is removed pursuant to Section 3.4(a) or becomes incapable of acting, Parent will as soon as is reasonably possible, appoint a qualified successor Rights Agent who, unless otherwise consented to in writing by the Acting Holders, shall be a stock transfer agent of national reputation or the corporate trust department of a commercial bank. The successor Rights Agent so appointed will, forthwith upon its acceptance of such appointment in accordance with Section 3.5, become the successor Rights Agent. Notwithstanding the foregoing, if Parent fails to make such appointment within a period of sixty (60) days after giving notice of such removal, or within thirty (30) days after it has been notified in writing of such resignation or incapacity by the resigning or incapacitated Rights Agent, then the incumbent Rights Agent may apply to any court of competent jurisdiction for the appointment of a new Rights Agent. The successor Rights Agent so appointed shall, forthwith upon its acceptance of such appointment in accordance with Section 3.4, become the successor Rights Agent.

(c)         Parent will give notice of each resignation and each removal of a Rights Agent and each appointment of a successor Rights Agent by mailing written notice of such event by first-class mail to the Holders as their names and addresses appear in the CVR Register. Each notice will include the name and address of the successor Rights Agent. If Parent fails to send such notice within ten (10) Business Days after acceptance of appointment by a successor Rights Agent in accordance with Section 3.5, the successor Rights Agent will cause the notice to be mailed at the expense of Parent; provided that failure to give any notice provided for in this Section 3.4(c), shall not affect the legality or validity of the resignation or removal of the Rights Agent or the appointment of the successor Rights Agent, as the case may be, in each case, in accordance with this Section 3.4.

(d)       The Rights Agent will reasonably cooperate with Parent and any successor Rights Agent as reasonably requested in connection with the transition of the duties and responsibilities of the Rights Agent to the successor Rights Agent, including transferring the CVR Register to the successor Rights Agent; but such predecessor Rights Agent shall not be required to make any additional expenditure without compensation or reimbursement by Parent or assume any additional liability in connection with the foregoing.

Section 3.5.      Acceptance of Appointment by Successor. Every successor Rights Agent appointed pursuant to Section 3.4(b) hereunder will execute, acknowledge and deliver to Parent and to the predecessor Rights Agent an instrument accepting such appointment and a counterpart of this Agreement, and thereupon such successor Rights Agent, without any further act, deed or conveyance, will become vested with all the rights, powers, liabilities, trusts and duties of the predecessor Rights Agent and all references to the “Rights Agent” herein shall be deemed to refer to such successor Rights Agent. On request of Parent or the successor Rights Agent, the predecessor Rights Agent will execute and deliver an instrument transferring to the successor Rights Agent all the rights, powers and trusts of the predecessor Rights Agent, except such rights which survive its resignation or removal under the terms hereunder.

ARTICLE IV
COVENANTS

Section 4.1.       List of Holders. Parent will furnish or cause to be furnished to the Rights Agent in such form as Parent receives from the Company’s transfer agent (or other agent performing similar services for the Company with respect to other shares of Company Common Stock, Company RSUs, Company Cash-Out Stock Options or Pre-Funded Warrants) the names and addresses of the Initial Holders of CVRs within thirty (30) Business Days after the Effective Time.

Section 4.2.        Payment of Milestone Payment Amounts. If a Milestone has been achieved prior to the earlier of (x) the applicable Milestone Expiration and (y) Termination, with respect to both ((x)-(y)), Parent shall, or shall cause the Surviving Corporation to, on or prior to the applicable Milestone Payment Date, (i) deposit in the Rights Agent Account, for payment to the Holders who are not Holders of Equity Award CVRs, in accordance with Section 2.4, the aggregate amount necessary to pay such Milestone Payment Amount to each Holder who is not a Holder of an Equity Award CVR and (ii) deposit with Parent, Surviving Corporation, or their Affiliates, for payment to the Holders of Equity Award CVRs, in accordance with Section 2.4, the aggregate amount necessary to pay such Milestone Payment Amount to each Holder of an Equity Award CVR. For the avoidance of doubt, each Milestone Payment Amount shall only be paid one time, if at all, subject to the achievement of the applicable Milestone prior to the earlier of Milestone Expiration and Termination, and the maximum aggregate potential amount payable under this Agreement per CVR shall be $1.00 with respect to the First Milestone, $0.50 with respect to the Second Milestone, and $1.00 with respect to the Third Milestone. Without prejudice to any rights of the Rights Agent or the Holders under this Agreement in the case of Parent’s breach of its obligations under this Agreement, if a Milestone has not been achieved prior to the earlier of the applicable Milestone Expiration and Termination, then Parent will not be required to make any payment to the Rights Agent or the Holders pursuant to this Agreement in respect of such Milestone.

Section 4.3.         Additional Covenants.

(a)          From the Closing Date until the earlier of the applicable Milestone Expiration and Termination, Parent shall, and shall cause its Subsidiaries, including the Surviving Corporation, to use Commercially Reasonable Efforts:

(i)          with respect to the First CVR Product, to achieve the First Milestone and Third Milestone prior to the applicable Milestone Expiration; provided that neither Parent nor its Subsidiaries shall have any obligation to use any efforts to achieve the First Milestone or Third Milestone with respect to a First CVR Product, in each case, for the treatment of MDD or GAD (such exclusion, the “VLS Indication Exclusion”), except that if Parent or its Subsidiaries elect, in Parent’s sole discretion, to terminate clinical development of the First CVR Product in TRD, and thereafter, in its sole discretion, commence clinical development of the First CVR Product in either MDD or GAD (such first indication to be elected for development, the “VLS Replacement Indication”), then the VLS Indication Exclusion will thereafter be deemed to include TRD instead of the VLS Replacement Indication, and

(ii)       with respect to the Second CVR Product, to achieve the Second Milestone prior to the Second Milestone Expiration; provided that neither Parent nor its Subsidiaries shall have any obligation to use any efforts to achieve the Second Milestone with respect to a Second CVR Product for the treatment of MDD or GAD;

provided that, with respect to (i) and (ii) above, (x) use of Commercially Reasonable Efforts does not guarantee that Parent will achieve a Milestone by a specific date or at all and (y) under no circumstances shall Parent or any of its Subsidiaries be required to use Commercially Reasonable Efforts to (1) simultaneously pursue multiple indications with respect to any one CVR Product or (2) make any Insubstantial Change to any CVR Product.

(b)        The Rights Agent (on behalf of itself and on behalf of the Holders) acknowledges and agrees that Parent owes no obligation or duty, as a fiduciary or otherwise, to the Rights Agent, any Holder or any other Person in connection with its operation of the Surviving Corporation’s business following the Closing except as expressly stated herein, and the Rights Agent (on behalf of itself and on behalf of the Holders) further acknowledges and agrees that (i) Parent makes (x) no guarantees or promises that a Milestone will be achieved at all or by a specific date or is achievable and (y) no assessments or predictions regarding the likelihood of a Milestone being achieved, (ii) there is no assurance that the Holders will receive any payment as described under Section 4.2, unless the applicable Milestone is achieved, (iii) Parent has not, prior to or after the date hereof, promised or projected (or shared any projections of) any amounts to be received by the Holders in respect of any payments described in Section 4.2, (iv) subject to the obligations in Section 4.3(a), none of the Rights Agent and any Holder is relying on or has relied on any promises, projections, representation or warranty of any kind or other information, documents or materials (or absence thereof) from Parent in respect of any payments described in Section 4.2, including with respect to the operation of the Surviving Corporation’s business following the Closing, (v) Parent and its Affiliates (including Surviving Corporation) may now or in the future engage in (x) research, development or commercialization activities that utilize technologies similar to or involve products competitive with those contemplated by a Milestone and the applicable CVR Product, (y) one or more transactions (including a purchase of assets, properties or businesses, merger, purchase of stock or other equity interests, or otherwise) pursuant to which Parent or its Affiliates (including the Surviving Corporation) directly or indirectly acquires technologies or products similar to or competitive with those contemplated by a Milestone and the applicable CVR Product, or (z) one or more licensing transactions pursuant to which Parent or its Affiliates (including the Surviving Corporation) directly or indirectly licenses any Intellectual Property, technologies or products, or the development or commercialization of any of the foregoing, similar to or competitive with those contemplated by a Milestone and the applicable CVR Product, (vi) except for Parent’s obligations set forth in Section 4.3(a), Parent and its Affiliates shall have the right to, or not to, own, operate, use, license, research, develop and otherwise commercialize, or otherwise practice, use, or exploit, the assets of the Surviving Corporation’s (and its Subsidiaries’) business in any way that Parent deems appropriate, in its sole business judgment, and (vii) except for Parent’s obligations set forth in Section 4.3(a), Parent shall not have any duty, as a fiduciary or otherwise, to the Rights Agent, any Holder, or any other Person in connection with its operation of the Surviving Corporation’s business following the Closing, or any obligation, express or implied, to own, operate, use, license, research, develop or otherwise commercialize, or otherwise practice, use, or exploit, a CVR Product or the assets of the Surviving Corporation’s business in any manner, including in order to maximize or expedite any Milestone Payment, or any obligation to pursue particular business opportunities, engage in particular advertising or marketing campaigns or otherwise. Parent’s obligation to use Commercially Reasonable Efforts pursuant to Section 4.3(a) shall not imply or be construed to imply any obligation on the part of Parent or its Affiliates to refrain from or cease the research, development, or commercialization of any product of Parent or its Affiliates. Except for Parent’s obligations set forth in Section 4.3(a), the Rights Agent (on behalf of itself and on behalf of the Holders) hereby (x) disclaims reliance on any promises, projections, representations, warranties or other information, documents or materials (or absence thereof), (y) understands and agrees that any promises, representations, warranties, projections and other information, documents and materials (or absence thereof) are specifically disclaimed by Parent, and (z) waives any right it may otherwise have with respect to any promises, projections, representations, warranties or other information, documents or materials (or absence thereof). Subject to Parent’s obligations under Section 4.3(a), Parent shall have the right (at its sole cost and expense) to manage and control its actions in fulfillment of the obligations of Parent or any other Person with respect to the achievement of a Milestone in Parent’s sole business judgment. The Parties intend the express provisions of Section 4.2 and Section 4.3 to govern their contractual relationship and to supersede any standard of efforts or implied covenant of good faith and fair dealing that might otherwise be imposed by any court or other Governmental Body or otherwise.

(c)        In the event that a Milestone has not yet been achieved and Parent desires to consummate a Change of Control prior to the applicable Milestone Expiration and Termination, Parent will cause the Person acquiring Parent to assume Parent’s obligations, duties and covenants under this Agreement. No later than five (5) Business Days prior to the consummation of any Change of Control, Parent will deliver to the Rights Agent an Officer’s Certificate, stating that such Change of Control complies with this Section 4.3(c) and that all conditions precedent herein relating to such transaction have been complied with.

(d)       During the period commencing on the 1st anniversary of the Closing Date until the earlier of (i) the achievement of all Milestone Events or (ii) the 6th anniversary of the Closing Date, with respect to each ((i)-(ii)), the Rights Agent shall have the right once per calendar year to have Parent, at the Rights Agent’s reasonable prior written request, provide the Rights Agent with a high-level written report summarizing material development activities with respect to any CVR Product for the immediately preceding calendar year. With respect to a First CVR Product, Parent shall not be obligated to provide any report after the making of the Third Milestone Payment or after the Third Milestone Expiration, and with respect to a Second CVR Product, Parent shall not be obligated to provide any report after the making of the Second Milestone Payment or after the Second Milestone Expiration.

ARTICLE V
AMENDMENTS

Section 5.1.          Amendments without Consent of Holders.

(a)          Without the consent of any Holders or the Rights Agent, Parent and the Surviving Corporation, at any time and from time to time, may enter into one or more amendments hereto, for any of the following purposes:

(i)         to evidence the succession of another Person to Parent and the assumption by any such successor of the covenants of Parent herein as provided in Section 6.3;

(ii)        to add to the covenants of Parent such further covenants, restrictions, conditions or provisions as Parent and the Rights Agent will consider to be for the protection of the Holders; provided that, in each case, such provisions do not adversely affect the interests of the Holders (as a group and in their capacity as such);

(iii)      to cure any ambiguity, to correct or supplement any provision herein that may be defective or inconsistent with any other provision herein, or to make any other provisions with respect to matters or questions arising under this Agreement; provided that, in each case, such provisions do not adversely affect the interests of the Holders (as a group and in their capacity as such);

(iv)        as may be necessary or appropriate to ensure that the CVRs are not subject to registration under the Securities Act of 1933, as amended, or the Securities Exchange Act of 1934, as amended, and the rules and regulations promulgated thereunder, and to ensure that the CVRs are not subject to any similar registration or prospectus requirement under applicable securities Laws outside of the United States; provided that, in each case, such provisions do not change any Milestone, Milestone Expiration or Milestone Payment;

(v)        to evidence the succession of another Person as a successor Rights Agent and the assumption by any such successor of the covenants and obligations of the Rights Agent herein in accordance with Section 3.4 and Section 3.5;

(vi)        any other amendments hereto for the purpose of adding, eliminating or changing any provisions of this Agreement, unless such addition, elimination or change is adverse to the interests of the Holders (as a group and in their capacity as such); or

(b)          without the consent of any Holders, Parent and the Rights Agent, at any time and from time to time, may enter into one or more amendments hereto to reduce the number of CVRs in the event any Holder agrees to abandon or renounce such Holder’s rights under this Agreement in accordance with Section 2.7 or Section 6.4.

(c)          Promptly after the execution by Parent and the Rights Agent of any amendment pursuant to the provisions of this Section 5.1, Parent will mail (or cause the Rights Agent to mail) a notice thereof by first class mail to the Holders at their addresses as they appear on the CVR Register, setting forth the terms of such amendment.

Section 5.2.          Amendments with Consent of Holders.

(a)          Subject to Section 5.1 (which amendments pursuant to Section 5.1 may be made without the consent of the Holders), with the consent of the Acting Holders, whether evidenced in writing or taken at a meeting of the Holders, Parent and the Rights Agent may enter into one or more amendments hereto for the purpose of adding, eliminating or changing any provisions of this Agreement, even if such addition, elimination or change is materially adverse to the interest of the Holders.

(b)         Promptly after the execution by Parent and the Rights Agent of any amendment pursuant to the provisions of this Section 5.2, Parent will mail (or cause the Rights Agent to mail) a notice thereof by first class mail to the Holders at their addresses as they appear on the CVR Register, setting forth such amendment.

Section 5.3.         Rights Agent Execution of Amendments. In executing any amendment permitted by this Article V, the Rights Agent will be entitled to receive, and will be fully protected in relying upon, an opinion of counsel selected by Parent (which may include internal counsel) stating that the execution of such amendment is authorized or permitted by this Agreement. Except as provided under Section 5.1, no amendment shall be effective unless duly executed by Parent and the Rights Agent; provided, however, that no amendment shall be effective unless notice thereof has been provided to the Rights Agent. The Rights Agent may, but is not obligated to, enter into any such amendment that materially and adversely affects the Rights Agent’s own rights, privileges, covenants or duties under this Agreement or otherwise.

Section 5.4.         Effect of Amendments. Upon the execution of any amendment under this Article V, this Agreement will be modified in accordance therewith, such amendment will form a part of this Agreement for all purposes and every Holder will be bound thereby.

ARTICLE VI
OTHER PROVISIONS OF GENERAL APPLICATION

Section 6.1.       Notices. All notices, requests, claims, demands and other communications hereunder must be in writing and must be given (and will be deemed to have been duly given): (a) when delivered, if delivered in Person, (b) when delivered by email, which email must state that it is being delivered pursuant to this Section 6.1 and which notice will not be effective unless either (A) a duplicate copy of such email notice is sent on the same day for next Business Day delivery, fees prepaid, via a reputable nationwide overnight courier service or (B) the receiving party delivers a written confirmation of receipt to the sender of such notice (excluding “out of office,” delivery failure or similar automated replies), (c) three (3) Business Days after sending, if sent by registered or certified mail (postage prepaid, return receipt requested) and (d) one Business Day after sending, if sent by overnight courier, in each case, to the respective parties at the following addresses (or at such other address for a party as have been specified by like notice):

If to the Rights Agent, to it at:

[_____]
Telephone:          [_____]
Email:          [_____]
Attention:          [_____]

If to Parent, to it at:
Eli Lilly and Company
Lilly Corporate Center
Indianapolis, Indiana 46285
Attention:          Senior Vice President and Head of Corporate Business Development

With a copy (which shall not constitute notice) to:

Eli Lilly and Company
Lilly Corporate Center
Indianapolis, Indiana 46285
Attention:          Senior Vice President - Transactions and Contracting

and

Ropes & Gray LLP

Prudential Tower
800 Boylston Street
Boston, MA 02199
Attention:           Emily Oldshue
Telephone:          (617) 951-7241
Email:                [***]

Section 6.2.     Notice to Holders. Where this Agreement provides for notice to Holders, such notice will be sufficiently given (unless otherwise herein expressly provided) if in writing and mailed, first-class postage prepaid, to each Holder affected by such event, at the Holder’s address as it appears in the CVR Register, not later than the latest date, and not earlier than the earliest date, if any, prescribed for the giving of such notice. In any case where notice to Holders is given by mail, neither the failure to mail such notice, nor any defect in any notice so mailed, to any particular Holder will affect the sufficiency of such notice with respect to other Holders.

Section 6.3.        Successors and Assigns. Neither this Agreement nor any of the rights, interests or obligations under this Agreement shall be assigned, in whole or in part, by operation of law or otherwise by either party without the prior written consent of the other party and any purported assignment without such consent shall be void; provided that Parent may assign, in its sole discretion, any of or all its rights, interests and obligations under this Agreement (a) to any of its direct or indirect wholly-owned subsidiaries; (b) to any purchaser, transferee, licensee, or sublicensee that is a pharmaceutical company or biotechnology company with a market capitalization of at least $3 billion or an annual consolidated revenue of at least $250 million as reflected in such company’s audited financial statements, as of the date of such assignment, of substantially all of the Intellectual Property and other rights (including, without limitation, all data, marketing authorizations and applications for marketing authorization), assets, rights, powers, privileges and Contracts, in each case, (x) held, owned or entered into by Parent or its Subsidiaries immediately after the Effective Time and (y) necessary for the production, development or sale of the CVR Products; (c) in compliance with Section 4.3(c); (d) otherwise with the prior written consent of the Acting Holders, to any other Person (any permitted assignee under clauses (a) through (d), an “Assignee”), in each case, provided that the Assignee agrees to assume and be bound by all of the terms of this Agreement; provided, further, that any such assignment shall not materially impede or delay the consummation of the transactions contemplated hereby or otherwise materially impede the rights of the Holders under this Agreement. Any Assignee may thereafter assign any or all of its rights, interests and obligations hereunder in the same manner as Parent pursuant to the prior sentence. In connection with any assignment to an Assignee described in clauses (a) or (b) above in this Section 6.3, Parent (and any subsequent assignor) shall agree to remain liable for the performance by each Assignee (and such other assignor, if applicable) of all obligations of Parent hereunder with such Assignee substituted for Parent under this Agreement. Subject to the preceding sentences, this Agreement will be binding upon, inure to the benefit of, and be enforceable by the parties and their respective permitted successors and assigns. Subject to compliance with the requirements set forth in this Section 6.3 relating to assignments and Section 4.3(c), this Agreement shall not restrict Parent’s, any Assignee’s or any of their respective successors’ ability to merge or consolidate with, or sell, issue, license or dispose of its stock or other equity interests or assets to, any other Person, or spin-off or split-off. Each of Parent’s successors and Assignees shall expressly assume by an instrument supplemental hereto, executed and delivered to the Rights Agent, the due and punctual payment of the CVRs and the due and punctual performance and observance of all of the covenants and obligations of this Agreement to be performed or observed by Parent.

Section 6.4.      Benefits of Agreement. Nothing in this Agreement, express or implied, will give to any Person (other than the Rights Agent, Parent, Parent’s successors and Assignees, the Holders and the Holders’ successors and assigns pursuant to a Permitted CVR Transfer) any benefit or any legal or equitable right, remedy or claim under this Agreement or under any covenant or provision herein contained, all such covenants and provisions being for the sole benefit of the foregoing. The rights of Holders and their successors and assigns pursuant to Permitted CVR Transfers are limited to those expressly provided in this Agreement. Notwithstanding anything to the contrary contained herein, any Holder or Holder’s successor or assign pursuant to a Permitted CVR Transfer may agree to renounce, in whole or in part, its rights under this Agreement by written notice to the Rights Agent and Parent, which notice, if given, shall be irrevocable. Except for the rights of the Rights Agent set forth herein, the Acting Holders will have the sole right, on behalf of all Holders, by virtue of or under any provision of this Agreement, to institute any action or proceeding with respect to this Agreement, and no individual Holder or other group of Holders will be entitled to exercise such rights (provided that the foregoing shall not limit the ability of an individual Holder to seek a payment due from the applicable party pursuant to Section 4.2 solely to the extent such payment, and the amount of such payment, has been finally determined to be due and payable in accordance with this Agreement and has not been paid within the period contemplated by this Agreement). The Holders shall not be entitled to specific enforcement of Section 4.3. Reasonable expenditures incurred by such Holders in connection with any enforcement action hereunder may be deducted from any damages or settlement obtained prior to the distribution of any remainder to Holders generally. The Holders acting pursuant to this provision on behalf of all Holders shall have no liability to the other Holders for such actions.

Section 6.5.         Governing Law; Jurisdiction; Waiver of Jury Trial.

(a)        This Agreement will be governed by, and construed in accordance with, the Laws of the State of Delaware, regardless of the Laws that might otherwise govern under applicable principles of conflicts of laws thereof.

(b)        Each of the parties hereto hereby (i) expressly and irrevocably submits to the exclusive personal jurisdiction of the Court of Chancery of the State of Delaware or if such Court of Chancery lacks subject matter jurisdiction, the United States District Court for the District of Delaware, in the event any dispute arises out of this Agreement or the transactions contemplated hereby, (ii) agrees that it shall not attempt to deny or defeat such personal jurisdiction by motion or other request for leave from any such court and (iii) agrees that it shall not bring any action relating to this Agreement or the transactions contemplated hereby in any court other than the Court of Chancery of the State of Delaware or if such Court of Chancery lacks subject matter jurisdiction, the United States District Court for the District of Delaware; provided that each of the parties has the right to bring any action or proceeding for enforcement of a judgment entered by such court in any other court or jurisdiction.

(c)       EACH PARTY HERETO ACKNOWLEDGES AND AGREES THAT ANY CONTROVERSY WHICH MAY ARISE UNDER THIS AGREEMENT IS LIKELY TO INVOLVE COMPLICATED AND DIFFICULT ISSUES, AND THEREFORE SUCH PARTY HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVES, ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN ANY LITIGATION ARISING OUT OF, RELATING TO OR IN CONNECTION WITH THIS AGREEMENT. EACH PARTY CERTIFIES AND ACKNOWLEDGES THAT (I) NO REPRESENTATIVE, AGENT, OR ATTORNEY OF ANY PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER, (II) EACH PARTY UNDERSTANDS AND HAS CONSIDERED THE IMPLICATION OF THIS WAIVER, (III) EACH PARTY MAKES THIS WAIVER VOLUNTARILY AND (IV) EACH OTHER PARTY HAS BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION 6.5(c).

(d)       In the event of any litigation or other proceeding between the parties to this Agreement arising out of or in any way related to a Milestone or payment thereof, the prevailing party in such litigation or other proceeding shall be entitled to recover its reasonable attorneys’ fees, costs and expenses incurred in connection with such litigation or other proceeding, in addition to any other relief to which such party may be entitled; provided, however, that in no event will any party to this Agreement be required to pay any contingency based attorneys’ fees.

Section 6.6.        Severability. If any term or other provision of this Agreement is determined by a court of competent jurisdiction to be invalid, illegal, or incapable of being enforced by any rule, law or public policy, the remaining provisions of this Agreement will be enforced so as to conform to the original intent of the parties as closely as possible in an acceptable manner so that the terms hereof, and the transactions contemplated hereby, are fulfilled to the fullest extent possible.

Section 6.7.         Counterparts. This Agreement may be executed and delivered (including by executed signatures in electronic format (including “pdf”) and other electronic signatures (including DocuSign and AdobeSign) in each case transmitted by email) in two (2) or more counterparts, and by the different parties hereto in separate counterparts, each of which when executed will be deemed to be an original but all of which taken together will constitute one and the same agreement.

Section 6.8.        Termination. This Agreement will automatically terminate and be of no force or effect, the parties hereto will have no liability or obligations hereunder (other than with respect to monies due and owing by Parent to the Rights Agent in respect of the Rights Agent’s services hereunder and any services to be performed by the Rights Agent under Section 2.4(f) hereof), and no payments will be required to be made, upon the earliest to occur of (such time, the “Termination”) (a) the date that is the latest of the First Milestone Expiration, the Second Milestone Expiration, and the Third Milestone Expiration, (b) (i) the mailing by the Rights Agent to the address or (ii) the payment by the Rights Agent by wire transfer of immediately available funds to the account of each Holder as reflected in the CVR Register the last of the Milestone Payment Amounts (if any) required to be paid under the terms of this Agreement, and (c) the delivery of a written notice of termination duly executed by Parent and the Acting Holders. For the avoidance of doubt, the right of any Holder to receive a Milestone Payment with respect to a Milestone, and any covenants and obligations of Parent (other than pursuant to Section 2.4(d)), shall be irrevocably terminated and extinguished if such Milestone is not achieved before Termination. Notwithstanding the foregoing, no termination shall affect any rights, obligations or liabilities accrued prior to the effective date of such termination or Sections 6.4, 6.5, 6.6, 6.7, 6.9, 6.13 or this Section 6.8, which shall survive the termination of this Agreement, cancellation of the CVRs or the resignation, replacement or removal of the Rights Agent.

Section 6.9.       Entire Agreement. As among Parent and the Holders, this Agreement and the Merger Agreement (including the schedules, annexes and exhibits thereto and the documents and instruments referred to therein) constitute the entire understanding of Parent and the Holders with respect to the subject matter contemplated hereby and supersede all prior agreements, written or oral, among the parties with respect to the subject matter hereof. As among Parent and the Holders, if and to the extent that any provision of this Agreement is inconsistent or conflicts with the Merger Agreement, then solely with respect to CVR matters only, this Agreement will govern and be controlling, and the Merger Agreement shall govern and be controlling with respect to all matters unrelated to the CVRs. As between Parent and the Rights Agent, this Agreement and any schedule or exhibit attached hereto contains the entire understanding of such parties with reference to the transactions and matters contemplated hereby and supersedes all prior agreements, written or oral, among the parties with respect hereto and thereto. If and to the extent that any provision of this Agreement is inconsistent or conflicts with the Merger Agreement with respect to the rights, obligations, duties, protections and liabilities of the Rights Agent, this Agreement will govern and be controlling.

Section 6.10.       Further Assurances. Subject to the provisions of this Agreement, Parent and the Rights Agent will, from time to time, do all commercially reasonable acts and things and execute and deliver all such further documents and instruments, as Parent and the Rights Agent may reasonably require for the carrying out or performing by the Rights Agent of the provisions of this Agreement.

Section 6.11.     Force Majeure. Notwithstanding anything to the contrary contained herein, none of the Rights Agent, Parent or any of its Subsidiaries will be liable for any delays or failures in performance resulting from acts beyond its reasonable control including acts of God, pandemics, epidemics, terrorist acts, shortage of supply, breakdowns or malfunctions, interruptions or malfunctions of computer facilities, or loss of data due to power failures or mechanical difficulties with information storage or retrieval systems, labor disputes, strikes, or shortages, war or civil unrest, it being understood that such parties shall use commercially reasonable efforts to resume performance as soon as reasonably practicable under the circumstances.

Section 6.12.    Legal Holiday. In the event that a Milestone Payment Date shall not be a Business Day, then, notwithstanding any provision of this Agreement to the contrary, any payment required to be made in respect of the CVRs on such date need not be made on such date, but may be made on the next succeeding Business Day with the same force and effect as if made on such Milestone Payment Date.

Section 6.13.      Confidentiality. The Rights Agent and Parent agree that all books, records, information and data pertaining to the business of the other party that are exchanged or received pursuant to the negotiation or the carrying out of this Agreement shall remain confidential, and shall not be voluntarily disclosed to any other person, except as may be required by a valid order of a Governmental Body of competent jurisdiction or as is otherwise required by Law; provided, however, that the Rights Agent may share reports received by the Rights Agent pursuant to Section 4.3(d) with the Acting Holders provided such Acting Holders have agreed to be bound by the confidentiality restrictions of this Section 6.13.

[Remainder of Page Left Blank Intentionally]

IN WITNESS WHEREOF, each of the parties has caused this Agreement to be executed on its behalf by its duly authorized officers as of the day and year first above written.

ELI LILLY AND COMPANY

By:
Name:
Title:

[Signature Page to Contingent Value Rights Agreement]

IN WITNESS WHEREOF, each of the parties has caused this Agreement to be executed on its behalf by its duly authorized officers as of the day and year first above written.

[RIGHTS AGENT]

By:
Name:
Title:

[Signature Page to Contingent Value Rights Agreement]